                                                              FILED PURSUANT TO
                                                               RULE 424 (b) (3)
                                                             FILE NO: 333-46685

                               2,500,000 SHARES

                                     LOGO

                                 COMMON STOCK

  All of the 2,500,000 shares of Common Stock offered hereby are being sold by SQL Financials International, Inc. (the "Company"). Concurrent with the effective date of this offering (the "Offering"), certain stockholders of the Company (the "Selling Stockholders") will offer up to 629,625 shares of Common Stock under a separate prospectus. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

  Prior to this Offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has been approved for quotation of the Common Stock on the Nasdaq National Market under the symbol "SQLF."

  SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               ----------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                             Price to   Underwriting Proceeds to
                                              Public    Discount(1)  Company(2)
--------------------------------------------------------------------------------
Per Share.................................    $10.00       $0.70        $9.30
Total(3)..................................  $25,000,000  $1,750,000  $23,250,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at $1,400,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will be $28,750,000, $2,012,500, and $26,737,500, respectively. See
    "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any orders in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the office of NationsBanc Montgomery Securities LLC on or about June 1, 1998.

                               ----------------

NationsBanc Montgomery Securities LLC

                                    Piper Jaffray Inc.
                                                                 UBS Securities

                                 May 26, 1998

[Inside Front Cover]

  The inside front cover graphic depicts a transparent sphere made out of hexagonal shapes. The sphere is blue in color, and the hexagonal shapes are outlined in yellow. A cube, which is divided into smaller cubes, is inside the sphere with its top and two sides exposed. The top and each side consist of nine smaller cubes. Most of the smaller cubes are light red, while several are a darker shade. A column to the left side of the sphere contains the text, "SQL Financials(R) offers a complete suite of integrated applications: General Ledger, Fixed Assets, Accounts Payable, Purchasing Control, Accounts Receivable, Revenue Accounting, Personnel, Benefits, Payroll." Underneath the sphere is the text "A client/server software company providing world class
Financial and Human Resource applications with a difference. . . . A
BREAKTHROUGH IN TIME."

  The next graphic is titled Active Architecture. In this graphic, the same sphere is shown bursting through the face of a clock. A line points to the cube inside of the sphere from the text, "At the center are the Core Components." Another line points to one of the hexagonal shapes making up the sphere from the text, "Surrounding the Core is the Graphical Architects layer." A third line points from the frame of the hexagonal shapes to the text, "Supporting the Core Components and Graphical Architects is the Systems Manager." Beneath the graphic is the following text:

  "World Class Applications" means functionality that users can tailor to their specific requirements. A "Breakthrough in Time" is achieved when applications can be implemented, changed, and upgraded in a fraction of the time demanded by other vendors' packages.

  The SQL Financials solution is fundamentally different. Applications based on the SQL Financials Active Architecture technology are designed to enable organizations to adapt quickly to their specific requirements and to respond just as quickly to changes in these requirements.

  Active Architecture delivers a dynamic solution to business customization. Active Architecture is comprised of flexible technology layered around core business components. This agile and adaptable technology allows users to tailor the system to their specific needs without programming. Simply stated, Active Architecture is a world-class solution that was built from the ground up to address rapid implementations, modifications, and upgrades.

  The final graphic is titled Graphical Architects and contains the text, "The key to the Active Architecture technology is the visual manner in which users specify their requirements through the Graphical Architects(TM) modules, without the need for programmer assistance and without changing the source code. These modules are designed to save time and reduce the cost of ownership." The graphic consists of twelve blue hexagonal shapes arranged in an "S" shape with each shape overlapping the next, increasing in size. The first shape is labeled "Data Exchange," and from that text, a line points to an image of a computer screen. The image is captioned, "Users can now control data integration and conversion." The next hexagon is labeled "Workload." The next hexagon is labeled "Solution," and a line points to another computer screen, which is captioned, "Extend functionality by integrating with customer's imaging system to view invoices online." The next hexagon is titled "Business Controls" and a line points to a third computer screen image which is captioned, "Users can click and drag a mouse to tailor unique business rules such as reporting organization charts." The next two hexagons are labeled "Internet" and "Workflow," and the last hexagon contains the label "Analysis" and a line points to a fourth computer screen which is captioned, "Quick Graphs provide information analysis at the users' fingertips."






  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                  THE COMPANY

  SQL Financials International, Inc. ("SQL Financials" or the "Company") develops, markets and supports client/server financial software applications that reduce the total cost of ownership by minimizing the time, costs and risks associated with implementing, changing and upgrading applications. The Company's products are based on a flexible, open architecture called Active Architecture(TM) which allows for seamless, rapid changes and upgrades without modifying the source code. The Company's software provides organizations with the broad functionality of custom-designed applications without the high total cost of ownership traditionally associated with such applications. By providing broad functionality, a flexible open architecture, and minimized implementation and modification time, the Company addresses the needs of a wide range of organizations while giving end users more control of their work environment.

  Widespread adoption of client/server environments has provided end users with greater access to information and more flexibility, resulting in increased productivity and greater control. Client/server-based financial applications have become the key integration point with other enterprise-level applications, enabling users to automate and streamline core business processes, improve tracking, analysis and reporting, and make faster, more informed decisions. According to International Data Corporation, the market for enterprise-level accounting, human resource and payroll client/server applications exceeded $3.0 billion in 1996, and is projected to grow at a compound annual growth rate of 30% through the year 2001 to over $12.0 billion.

  Traditionally, organizations have had two alternatives when deploying enterprise financial applications: either a highly complex custom-designed application to meet the organization's specific requirements; or an off-the-shelf application often lacking the functionality of custom-designed applications. The limitations of both the custom-designed and traditional off-the-shelf applications result in high total cost of ownership to the organization. The largest components of such cost are the necessary labor and programming resources. According to the Gartner Group, labor-related services, including implementation and post-implementation services, comprise approximately 71% of the five-year total cost of ownership for client/server applications, with the acquisition cost of software comprising only 17% of the total cost of ownership, and hardware and networking costs comprising the balance.

  The Company's product family includes a full suite of financial and human resource applications. These applications cover the full range of financial and accounting functions, including general accounting, expense accounting, revenue accounting and human resources. The Company licenses a series of modules, its Graphical Architects(TM), that are designed to extend, enhance, integrate and change the look-and-feel of the Company's core applications. Through a visual point-and-click interface, the Graphical Architects modules allow users to personalize and configure the Company's applications without any source code programming. In addition, the Company provides dedicated implementation services as an integral part of its solution, and believes that these services result in a high level of customer satisfaction, strong customer references and long relationships. The Company provides ongoing support services to assist customers in maintaining and updating their systems, training their employees and adding functionality as the customers' business grows and their requirements change.

  The Company's objective is to become the leading provider of financial applications to non-industrial organizations. The key elements of the Company's strategy are: (i) to extend its technology leadership; (ii) to leverage its expertise in financial applications; (iii) to capitalize on middle market opportunities; (iv) to leverage its installed customer base; and (v) to expand sales and marketing channels.

  The Company licenses its products and services primarily through a direct sales force in the United States and Canada. The Company focuses its sales and marketing efforts on value buyers in mid-sized non-industrial organizations, including divisions of larger companies, which represent the fastest growing segment of the financial applications market. At March 31, 1998, the Company had more than 200 customers, including leading organizations such as National Railroad Passenger Corporation ("Amtrak"), Blue Cross and Blue Shield of Alabama, Chartwell Re Holdings Corporation, First Data Corporation, Land's End, Inc., T. Rowe Price Associates, Inc., Shaw Industries, Inc., and Toronto-Dominion Bank.

  The Company was incorporated in Delaware in 1991. Unless the context otherwise requires, references in this Prospectus to the "Company" refer to SQL Financials International, Inc. and its consolidated subsidiaries, SQL Financials Services, L.L.C. (the "Services Subsidiary") and SQL Financials Europe, Inc. The Company's principal executive offices are located at 3950 Johns Creek Court, Suite 100, Suwanee, Georgia 30024. The Company's telephone number at that address is (770) 291-3900.

                                  THE OFFERING

Common Stock offered by the Company ....  2,500,000 shares

Common Stock to be outstanding after      9,059,425 shares(1)
the Offering............................

Use of Proceeds ........................  For general corporate purposes and working capital, which may include
                                          future acquisitions. See "Use of
                                          Proceeds."

Nasdaq National Market symbol ..........  SQLF
--------
(1) Includes (i) 4,787,594 shares of Common Stock to be issued upon conversion of all outstanding shares of the Company's Preferred Stock (the "Conversion"); and (ii) 131,250 shares of Common Stock to be issued upon conversion of the Preferred Stock acquired upon the exercise of a warrant held by Technology Ventures, LLC ("Tech Ventures") (the "Warrant Exercise"). The Conversion and Warrant Exercise will be effected concurrently with the effective date of this Offering. Excludes: (i) 1,633,938 shares of Common Stock reserved for issuance under the Company's 1992 Stock Option Plan for which options to acquire 1,585,023 shares of Common Stock are outstanding as of March 31, 1998 at exercise prices ranging from $0.67 to $8.00 per share and a weighted average exercise price of $2.66 per share; (ii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan for which options to acquire 123,750 shares have been granted as of March 31, 1998 at a weighted average exercise price of $8.00 per share; (iii) 300,000 shares of Common Stock issuable upon the exercise of an outstanding warrant at an exercise price of $3.67 per share issued in connection with the purchase from Tech Ventures of its 20% interest in the Services Subsidiary (the "Acquisition"); and (iv) 95,610 shares of Common Stock issuable at a weighted average price of $6.22 per share, upon conversion of shares of Preferred Stock issuable upon the exercise of outstanding warrants. See "Capitalization," "Management--Employee Benefit Plans," "Certain Transactions" and Note 11 of Notes to the Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       PRO FORMA                      PRO FORMA
                                                                       YEAR ENDED  QUARTER ENDED    QUARTER ENDED
                                 YEAR ENDED DECEMBER 31,              DECEMBER 31,   MARCH 31,        MARCH 31,
                         -------------------------------------------  ------------ ---------------  -------------
                          1993     1994     1995     1996     1997      1997 (1)    1997     1998     1998 (1)
                         -------  -------  -------  -------  -------  ------------ -------  ------  -------------
STATEMENT OF OPERATIONS
 DATA:
Total revenues.......... $ 1,054  $ 3,821  $ 8,190  $13,056  $25,988    $25,988    $ 4,446  $8,281      $8,281
Operating loss..........  (2,156)  (5,157)  (7,987)  (7,658)  (3,358)    (3,635)    (2,336)   (235)       (258)
Net loss................  (2,170)  (5,140)  (8,049)  (7,879)  (4,110)    (3,993)    (2,434)   (301)       (295)
Basic and diluted net
 loss per share.........   (2.23)   (5.65)   (6.19)   (5.74)   (2.97)                (1.77)  (0.20)
Weighted average common
 shares
 outstanding (2)........     975      910    1,300    1,373    1,386                 1,376   1,539
Pro forma basic and
 diluted net loss per
 share (3)..............                                                $ (0.62)                       $ (0.05)
Pro forma weighted
 average common shares
 outstanding (3)........                                                  6,399                          6,417

                                                       MARCH 31, 1998
                                               ---------------------------------
                                                          PRO       PRO FORMA
                                               ACTUAL   FORMA(4)  AS ADJUSTED(5)
                                               -------  --------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents..................... $ 5,180  $ 5,180      $27,642
Working capital (deficit).....................  (3,777)  (3,777)      18,685
Total assets..................................  17,160   17,160       39,622
Long-term debt, net of current portion........     437      437          437
Redeemable convertible preferred stock........  25,262      --           --
Total stockholders' equity (deficit).......... (24,945)     317       22,779

-------
(1) Pro forma to reflect: (i) the Acquisition and (ii) the Conversion. See Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus.
(2) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of weighted average shares outstanding.
(3) Pro forma to effect the Conversion and the Acquisition. See "Certain Transactions" and Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus.
(4) Pro forma balance sheet data gives effect to the Conversion as if such transaction occurred as of the date presented. See Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus.
(5) Adjusted to give effect to (i) the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company, and the application of the estimated net proceeds therefrom; and (ii) the Warrant Exercise, resulting in net proceeds to the Company of $612,500. See "Use of Proceeds" and "Capitalization."

                           FORWARD-LOOKING STATEMENTS

  Information contained in this Prospectus includes "forward-looking statements" that are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. The Company faces many risks and uncertainties, including those described in this Prospectus under the caption "Risk Factors." Because of these many risks and uncertainties, the Company's actual results may differ materially from any results presented in or implied by the forward-looking statements included in this Prospectus.

                                ----------------

  Except as otherwise indicated, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; and (ii) reflects a three-for-two split of the Company's Common Stock, effected in the form of a stock dividend, upon the effective date of this Offering, whereby each share of the Company's outstanding Common Stock will be converted into 1.5 shares of Common Stock.

                                ----------------

  SQL Financials(R) is a registered trademark of the Company and World Class Applications . . . Breakthrough in Time(TM), Active Architecture(TM), Graphical Architects(TM), Data Exchange/Graphical Architect(TM), Solution/Graphical Architect(TM), Workload/Graphical Architect(TM), Workflow/Graphical Architect(TM), Business Controls/Graphical Architect(TM), Internet/Graphical Architect(TM) and Analysis/Graphical Architect(TM) are trademarks of the Company. All other trademarks and registered trademarks used in this Prospectus are the property of their respective owners.

                                ----------------

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should consider carefully the following risk factors in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE OPERATING RESULTS

  The Company has incurred significant net losses in each year since its formation. As of March 31, 1998, the Company had an accumulated deficit of approximately $28.3 million. These losses have occurred, in part, because of the substantial costs incurred by the Company to develop its products, expand its product research and hire and train its direct sales force. Although the Company has achieved recent revenue growth and profitability for the quarters ended September 30, 1997 and December 31, 1997, there can be no assurance that the Company will be able to generate the substantial additional growth in revenues that will be necessary to sustain profitability. The Company plans to continue to increase its operating expenses in order to fund higher levels of research and development, increase its sales and marketing efforts, broaden its customer support capabilities and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not offset by increased revenues, the Company's business, results of operations and financial condition would be materially adversely affected. The Company's financial prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive financial and human resource software industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  The Company has experienced, and is expected to continue to experience, significant fluctuations in quarterly operating results caused by many factors, including, but not limited to: (i) changes in the demand for the Company's products; (ii) the timing, composition and size of orders from the Company's customers, including the tendency for significant bookings to occur in the fourth quarter; (iii) lengthy sales cycles; (iv) spending patterns and budgetary resources of its customers; (v) the success of the Company in generating new customers; (vi) introductions or enhancements of products, or delays in the introductions or enhancements of products, by the Company or its competitors; (vii) changes in the Company's pricing policies or those of its competitors; (viii) the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing technologies; (ix) the Company's ability to attract, retain and motivate qualified personnel; (x) changes in the mix of products sold; (xi) the publication of opinions about the Company and its products, or its competitors and their products, by industry analysts or others; and (xii) changes in general economic conditions.

  The loss of any large sale, or the deferral of a large sale to a subsequent quarter, could have a material adverse effect on current quarter operating results and could cause significant fluctuations in revenues and earnings from quarter-to-quarter. Additionally, because the Company derives a smaller percentage of its revenues from maintenance contracts than many financial and human resource software companies with a longer history of operations, the Company does not have a significant ongoing revenue stream that may tend to mitigate quarterly fluctuations in operating results.

  The Company also has experienced, and is expected to continue to experience, a high degree of seasonality, and in recent years has recognized a proportionately greater percentage of its total revenues in the fourth quarter than in any other quarter during such year. Fourth quarter revenues in 1995, 1996 and 1997 were 39.1%, 33.6% and 32.5%, respectively, of total revenues for those years. As a result of this seasonality, the Company may experience reduced net income, or even net losses, in the first, second or third fiscal quarters in any year.

  Consistent with software industry practice, the Company typically ships its software promptly following receipt of a firm order. Accordingly, the Company expects to continue to operate with minimal backlog. As a result, quarterly sales and operating results depend generally on the volume and timing of orders within the quarter, the tendency of sales to occur late in fiscal quarters and the ability of the Company to fill orders received within the quarter, all of which are difficult to forecast and manage. The Company's expense levels are based in part on its expectations of future orders and sales. A substantial portion of the Company's operating expenses are related to personnel, facilities and sales and marketing programs. This level of spending for such expenses cannot be adjusted quickly and is, therefore, relatively fixed in the near term. Accordingly, any significant shortfall in demand for the Company's products in relation to the Company's expectations would have an immediate and material adverse financial effect on the Company.

  Due to all of the foregoing factors, the Company believes that its quarterly operating results are likely to vary significantly in the future. Therefore, in some future quarter the Company's results of operations may fall below the expectations of securities analysts and investors. In such event, or in the event that such result is perceived by market analysts to have occurred, the trading price of the Company's Common Stock would likely be materially adversely affected.

DEPENDENCE ON DIRECT SALES MODEL

  To date, the Company has sold its products exclusively through its direct sales force. The Company intends to continue to differentiate itself from many of its competitors by relying principally on its direct sales model. As a consequence of this strategy, the Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting, training and retaining additional direct sales and consulting personnel and on the continuing success of the direct sales force. The Company's financial success will depend in large part on the ability of the Company's direct sales force to increase sales to levels necessary to sustain profitability. In order to increase sales, the Company must hire, train and deploy a continually increasing staff of competent sales personnel. The Company believes that there is a shortage of, and significant competition for, direct sales personnel with the advanced sales skills and technological knowledge necessary to sell the Company's products. The Company's inability to hire, or failure to retain, competent sales persons would have a material adverse affect on the Company's business, results of operations and financial condition.

  In addition, by relying primarily on a direct sales force model, the Company may fail to leverage the additional sales capabilities that might be available through other sales distribution channels, which may place the Company at a disadvantage with respect to its competition. In the future, the Company intends to develop indirect distribution channels through third-party distribution arrangements. There can be no assurance that the Company will be successful in establishing third-party distribution arrangements, or that any such expansion of the Company's indirect distribution channels will result in increased revenues. See "Business--Sales and Marketing" and "--Competition."

COMPETITION

  The market for financial and human resource applications is intensely competitive. The Company's applications are designed for use in a client/server environment utilizing Windows NT and Unix servers. Principal competitors that offer products that run on Windows NT or Unix servers in a client/server environment include PeopleSoft, Inc. ("PeopleSoft"), Oracle Corporation ("Oracle"), and Lawson Software, Inc. ("Lawson"). In 1997, J.D. Edwards & Company introduced financial applications for use on Windows NT or Unix servers in competition with the Company. The Company also faces indirect competition from companies that sell financial software applications for use mainly on proprietary mid-range computing systems, from suppliers of custom-developed financial applications software systems, from the consulting groups of major accounting firms and from the IT departments of potential customers that choose to develop systems internally.

  The majority of the Company's principal current and potential competitors have significantly greater financial, technical and marketing resources and name recognition than the Company. In addition, because of relatively low barriers to entry and relatively high availability of capital in today's markets, the Company believes that new competitors will emerge in the Company's markets. The Company anticipates that it may face pricing pressures and that one or more companies in its markets may face financial failure. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate the Company's market. If the Company does not offer products that continue to achieve success in its market in the short term, the Company could suffer a loss in market share and brand name acceptance. Moreover, any material reduction in the price of the Company's products would negatively affect the Company's margins as a percentage of net revenues and would require the Company to increase sales or reduce costs to maintain or increase net income. The occurrence of any of the foregoing would result in a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete effectively with current and future competitors. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGE; RISKS ASSOCIATED WITH NEW PRODUCTS AND PRODUCT ENHANCEMENTS

  The market for financial and human resource applications is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands and evolving industry and financial accounting standards and practices. The introduction of products embodying new technologies and functionality can render existing products obsolete and unmarketable. As a result, the Company's future success will depend, in part, upon its ability to continue to enhance its existing products and develop and introduce new products that keep pace with technological developments, satisfy customer requirements and achieve market acceptance. There can be no assurance that the Company will successfully identify new product opportunities and develop and bring new products to the market in a timely and cost-effective manner, or that products, capabilities or technologies developed by others will not render the Company's products or technologies obsolete or noncompetitive or shorten life cycles of the Company's products. The Company has addressed and will continue to address product development and enhancement initiatives primarily through the Company's internal research and development staff, as well as through the licensing of third-party technologies.

  Because of these potentially rapid changes in the financial and human resource applications market, the life cycle of versions of the Company's products is difficult to estimate. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by developing and introducing enhancements to its products on a timely basis that keep pace with technological developments, emerging industry standards and customer requirements. The Company has recently released 32-bit versions of its financial applications products. The Company believes that these products offer the advanced functionality and technological capabilities necessary to compete with generally available competitive products. There can be no assurance, however, that the Company will be successful in developing and marketing enhancements to existing products or in developing new products that respond to technological changes, evolving industry or accounting standards or practices or customer requirements. Any failure by the Company to successfully develop and bring new or enhanced products to market that offer advanced technology and functionality adequate to compete with other available products could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business--Industry Background," "--Products," "--Technology" and "--Research and Development."

MANAGEMENT OF GROWTH

  The Company recently has experienced significant growth in its sales and operations and in the complexity of its products and product distribution channels. The Company increased its sales by approximately 217% from approximately $8.2 million in 1995 to approximately $26.0 million in 1997. The Company increased the number of its employees from 105 at December 31, 1995 to 244 persons at March 31, 1998, and intends to further increase the size of its sales force and development staff to address anticipated growth in sales. The Company's growth, coupled with the rapid evolution of the Company's markets, has placed, and is likely to continue to place, significant strains on the Company's administrative, operational and financial resources and increase demands on its internal systems, procedures and controls. If the Company is unable to manage future growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business--Sales and Marketing," "--Employees," and "Management."

DEPENDENCE ON KEY PERSONNEL; ABILITY TO HIRE AND RETAIN PERSONNEL

  The Company's performance is substantially dependent on the performance of its key management, sales, support and technical personnel, all of whom are employed at will and are not bound by an employment agreement to continue in the employ of the Company. The loss of the services of any of such personnel could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company does not maintain key person life insurance policies on any of its employees or consultants other than Joseph S. McCall which will terminate on the effectiveness of the Offering.

  The Company's success also is highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified management, technical, and sales and marketing personnel. Competition for such personnel is intense, and the Company believes that there is a shortage of qualified personnel with the skills required to manage, develop, sell and market financial and human resource applications and enhancements in today's highly competitive environment. Accordingly, there can be no assurance that the Company will be able to attract, assimilate or retain highly qualified personnel in the future. The inability to attract and retain the necessary personnel would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Employees" and "Management."

PLANNED INTERNATIONAL EXPANSION

  To date, the Company has had limited experience selling or marketing its products to customers outside of the United States and Canada. In 1994, the Company investigated opportunities to market its products in the United Kingdom and ultimately determined that expansion in that market was not advantageous at that time. At the same time, the Company formed SQL Financials Europe, Inc. ("SQL Europe"). SQL Europe currently does not conduct any operations; however, the Company may use this entity in connection with its planned international expansion. Notwithstanding that determination, the Company believes that a potential market exists for its current applications in countries other than the United States and Canada. Therefore, the Company currently intends to expand its operations outside of the United States and Canada and believes that an increasing percentage of its future sales will be derived from international sales. However, because of the Company's limited experience in international sales and marketing, no assurance can be given that the Company will be able to successfully sell its products to customers outside the United States and Canada. There are certain difficulties and risks inherent in doing business internationally, including, but not limited to: (i) costs of customizing products and services for international markets; (ii) dependence on independent resellers; (iii) multiple and conflicting regulations; (iv) exchange controls; (v) longer payment cycles; (vi) unexpected changes in regulatory requirements; (vii) import and export restrictions and tariffs; (viii) difficulties in staffing and managing international operations; (ix) greater difficulty or delay in accounts receivable collection; (x) potentially adverse tax consequences; (xi) the burden of complying with a variety of laws outside the United States; (xii) the impact of possible recessionary environments in economies outside the United States; and (xiii) political and economic instability. The Company's ability to expand its business in certain countries will require modification of its products, including modifications to support foreign languages and accounting principals and practices. Furthermore, the Company expects that its export sales will be denominated predominantly in United States dollars. An increase in the value of the United States dollar relative to other currencies could make the Company's products and services more expensive and, therefore, potentially less competitive in international markets. If the Company successfully increases its international sales, its total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world. See "Business--Industry Background," "--Strategy" and "--Sales and Marketing."

PRODUCT CONCENTRATION; MARKET ACCEPTANCE

  The Company expects that revenues from its financial applications products will continue to account for substantially all of the Company's product revenues for the foreseeable future. During 1997, the Company released 32-bit versions of its financial applications with enhanced functionality. Increased market acceptance of this enhanced product family is critical to the Company's ability to increase sales and therefore to sustain profitability. Any factor adversely affecting sales or pricing levels of these applications will have a material adverse effect on the Company's business, results of operations and financial condition. Factors that may affect market acceptance include the availability and price of competing products and technologies and the success of the sales efforts of the Company. Moreover, the Company anticipates that its competitors will introduce additional competitive products, particularly if demand for financial applications increases, which may reduce future market acceptance of the Company's products. The Company's future performance will also depend in part on the successful development, introduction and market acceptance of new and enhanced products. There can be no assurance that any such new or enhanced products will be successfully developed, introduced or marketed, and failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Products," "--Technology," and "--Competition."

LENGTHY SALES CYCLES

  A customer's decision to license and implement the Company's financial and human resource applications presents significant enterprise-wide implications and involves a substantial commitment of the customer's management attention and resources. The Company believes that the period between initial customer contact and the customer's purchase commitment typically ranges from four to seven months for its applications. Currently, the demand for solutions to the Year 2000 problem generally has resulted in a temporary reduction in the sales cycle for many companies that have chosen to implement client/server based financial applications to resolve impending systems failure caused by the Year 2000. However, as more companies achieve Year 2000 compliance in their financial applications, and as a result of the increased complexity of the Company's products and an increase in the number and sophistication of competing products, sales cycles are likely to increase in the future. Accordingly, the Company's future sales cycle could extend beyond seven months as a result of lengthy evaluation and approval processes that typically accompany major initiatives or capital expenditures, including delays over which the Company has little or no control. The loss of individual orders due to increased sales and evaluation cycles, or delays in the sale of even a limited number of systems, could have a material adverse effect on the Company's business, results of operations and financial condition and, in particular, could contribute to significant fluctuations in operating results on a quarterly basis. See "Business--Sales and Marketing."

PROPRIETARY RIGHTS AND LICENSING

  The Company's success depends significantly upon its internally developed proprietary intellectual property and intellectual property licensed from others. The Company relies on a combination of copyright, trademark and trade secret laws as well as on confidentiality procedures and licensing arrangements, to establish and protect its proprietary rights in its products. The Company has no patents or patent applications pending, and existing trade secret and copyright laws provide only limited protection of the Company's proprietary rights. The Company has registered or applied for registration for certain copyrights and trademarks and will continue to evaluate the registration of additional copyrights and trademarks as appropriate. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Third parties may also independently develop products similar to the Company's products. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

  The Company enters into license agreements with each of its customers. The Company's license agreements provide for the customer's non-exclusive right to use the object code version of the Company's products. The Company's license agreements prohibit the customer from disclosing to third parties or reverse engineering the Company's products and disclosing the Company's other confidential information. In certain rare circumstances, typically for the earliest releases of the Company's products, the Company has granted its customers a source code license, solely for the customer's internal use.

  The Company has in the past licensed and may in the future license on a non-exclusive basis third-party software for use and distribution with the Company's financial and human resource applications. Additionally, the Company's human resource applications are based on software acquired under a non-exclusive object code and source code license from Personnel Data Systems, Inc. ("PDS"). On March 1, 1996, the Company entered into a private label and license agreement with PDS, which provides for the purchase by the Company of the licensed human resource application. The purchase price is paid by the Company through ongoing royalties on the licensing of such products, with a final lump sum payment being due after PDS has met certain delivery obligations. PDS is required to support and maintain this software until the private label and license agreement terminates when the full purchase price is paid. Because these third-party software licenses are non-exclusive, no assurance can be given that these licensors will not grant similar licenses to the Company's competitors. Expiration or termination of the Company's third-party licenses or the inability of Company's licensors to adequately maintain or update software would adversely affect the Company's ability to ship certain products. While it may be necessary or desirable in the future to obtain third-party software licenses from alternative sources, there can be no assurance that the Company will be able to do so on commercially reasonable terms, if at all. See "Business--Proprietary Rights and Licensing."

  Although the Company does not believe that it is infringing the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry matures and expanded legal protections are applied to software products. Third parties may assert infringement claims against the Company with respect to the Company's proprietary technology and intellectual property licensed from others. Generally, the Company's third-party software licensors indemnify the Company from claims of infringement. However, in the event the Company receives a claim of infringement relating to third-party software distributed by the Company there can be no assurance that the Company's licensors will be able to fully indemnify the Company for such claim, if at all. Infringement claims against the Company can cause product release delays, require the Company to redesign its products or require the Company to enter into royalty or license agreements, which agreements may not be available on terms acceptable to the Company or at all. Furthermore, litigation, regardless of the outcome, could result in substantial cost to the Company, divert management attention and delay customer purchasing decisions. Any infringement claim against the Company could have a material adverse effect on the Company's business, results of operations and financial condition.

RISK OF PRODUCT DEFECTS; PRODUCT LIABILITY

  As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new financial applications after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in the Company's products could result in the loss of or delay in market acceptance of the Company's financial applications, and alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition.

  Since the Company's financial applications are used by its customers for financial reporting and analysis and payroll processing, and design defects, software errors, misuse of the Company's products, incorrect data from network elements or other potential problems within or out of the Company's control that may arise from the use of the Company's products could result in financial or other damages to the Company's customers. Although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. The Company does not maintain product liability insurance. Accordingly, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition. The Company provides warranties for its products after the software is purchased for the period in which the customer maintains the Company's support of the product. The Company generally supports only current releases and the immediately prior releases of its products. The Company's license agreements generally do not permit product returns by the customer, and product returns and warranty expense for 1995, 1996 and 1997 represented less than 8.3%, 4.9% and 1.2% of total revenues during each respective period. The Company had no returns in the quarter ended March 31, 1998. However, no assurance can be given that product returns will not increase as a percentage of total revenues in future periods. See "Business--Products," "--Technology," and "--Customers."

RELIANCE ON THIRD-PARTY SOFTWARE

  The Company maintains nonexclusive license agreements with Microsoft Corporation, Oracle Corporation and Sybase, Inc. which allow the Company to integrate its products with relational database management systems provided by these companies. If the Company's customers experience significant problems with these database management systems and such problems are not corrected by the database system provider, there can be no assurance that Company's customers will be able to continue to use the Company's products. Additionally, the Company's inability to maintain upward compatibility with a new database management system release could impact the ability of the Company's customers to use the Company's products. The customer's inability to use the Company's products would affect customer's renewal of software maintenance for such products, which would have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company relies on non-exclusive license agreements with Arbor Software Corporation, Centura Corporation, FRx Software Corporation, PDS and others for third-party software that is distributed by the Company. The loss of, or inability to maintain, any of these software licenses would result in delays or reductions in product shipments until equivalent software could be identified, licensed or developed. Any such delays could have a material adverse effect on the Company's business, operating results and financial condition. Further, in some instances the Company only receives object code from its licensors, causing the Company to be reliant on software support services from third parties. If these third parties fail to satisfy their maintenance obligations to the Company, then the Company would likely fail to satisfy its software support obligations to its customers. Any such failure would have a material adverse effect on the Company's business, results of operations and financial condition.

  The termination of any such licenses or the failure of any of these third-party licensors to adequately maintain or update their products could delay the shipment of certain of the Company's products while it seeks to implement software offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all.

  The Company's financial applications are designed to be Year 2000 compliant. However, the Company is in the process of determining the extent to which third-party licensed software distributed by the Company is Year 2000 compliant, as well as the impact of any non-compliance on the Company and its customers. Additionally, in the event relational database management systems used with the Company's software are not Year 2000 compliant, there can be no assurance that Company's customers will be able to continue to use the Company's products. The Company does not currently believe that the effects of any Year 2000 non-compliance in the Company's installed base of software will result in a material adverse impact on the Company's business or financial condition. However, the Company's investigation with respect to third-party software is in its preliminary stages, and no assurance can be given that the Company will not be exposed to potential claims resulting from system problems associated with the century change.

BENEFITS OF OFFERING TO CURRENT STOCKHOLDERS

  The Offering will provide substantial benefits to current stockholders of the Company, including directors and executive officers of the Company. Consummation of the Offering is expected to (i) create a public market for the Company's Common Stock; (ii) provide an opportunity for certain selling stockholders to register their shares of Common Stock; and (iii) allow current stockholders to realize the appreciation in the value of the equity securities held by such stockholders. Stockholders as of March 31, 1998 (including the Company's directors, executive officers and selling stockholders), the Company's directors and executive officers and the selling stockholders paid an aggregate of approximately $28.2 million, $8.7 million and $1.1 million, respectively, for an aggregate of approximately 6,428,175 shares, 2,743,156 shares and 629,625 shares, respectively, of capital stock, assuming the Conversion. The Offering will result in gross unrealized gain to such stockholders (including directors, executive officers and selling stockholders), directors and executive officers and selling stockholders in the aggregate of approximately $36.1 million, $18.7 million and $5.2 million, respectively. See "Shares Eligible For Future Sale."

RELIANCE ON MICROSOFT TECHNOLOGIES

  The Company has entered into partnership and marketing arrangements with Microsoft. The Company's products operate with Microsoft's proprietary products, such as: Windows NT, Visual C++, Foundation Classes, Active X, OLE/COM and SQL Server. The Company has designed its products and technology to be compatible with new developments in Microsoft technology. Although the Company believes that Microsoft technologies are currently widely utilized by businesses of all sizes, there can be no assurance that businesses will continue to adopt such technologies as anticipated, will migrate from older Microsoft technologies to newer Microsoft technologies or will not adopt alternative technologies that the Company does not support.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  Upon completion of this Offering, the Company's executive officers and directors, and their affiliates, as a group, will beneficially own approximately 37.7% of the Company's outstanding Common Stock. As a result, these stockholders will be able to influence matters requiring approval by the stockholders of the Company, including the election of directors and approval of significant corporate transactions.

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

  The Company intends to use the net proceeds of this Offering for general corporate purposes, including product development and working capital. The Company may use a portion of the net proceeds of the Offering to acquire or invest in businesses, technologies or products complementary to the Company's business. The Company has no other specific plans to use the net proceeds of this Offering. Accordingly, the Company will retain broad discretion to allocate a substantial portion of the net proceeds of this Offering. Pending any such uses, the Company plans to invest the net proceeds in investment-grade, interest-bearing securities. See "Use of Proceeds."

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

  The Company may in the future engage in selective acquisitions of businesses that are complementary to the business conducted by the Company. While the Company has from time to time in the past considered acquisition opportunities, it has never acquired a significant business and has no existing agreements or commitments to effect any acquisition. Accordingly, there can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. Such integration risk includes, among other things, the difficulty in assimilating the operations and personnel of an acquired company; potential disruption of the Company's ongoing business; inability to successfully integrate acquired systems into the Company's operations, maintenance of uniform standards, controls and procedures; and possible impairment of relationships with employees of an acquired business as a result of changes in management. Further, acquisitions may involve a number of additional risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. Problems with an acquired business could have a material adverse impact on the performance of the Company as a whole. The Company expects to finance any future acquisitions with the proceeds of this Offering as well as with possible debt financing, the issuance of equity securities (common or preferred stock) or a combination of the foregoing. There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. If the Company were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of the Company's available cash (possibly including a portion of the proceeds of this Offering) could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of stock, stockholders of the Company could suffer significant dilution of their interests in the Company. Many business acquisitions must be accounted for as a purchase. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets, and acquisition of those businesses, if accounted for as a purchase, would typically result in substantial goodwill amortization charges to the Company, reducing future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

ESTIMATED $700,000 NONCASH CHARGE TO INCOME FROM VESTING OF STOCK OPTIONS

  In the second quarter of 1998, the Company accelerated the vesting of certain employee stock options issued in the first quarter of 1998 for 283,597 shares of Common Stock, at an exercise price of between $3.67 per share and $8.00 per share. As a result of this accelerated vesting, the Company will recognize a noncash, nonrecurring charge of approximately $700,000 representing the remaining unamortized deferred compensation previously recorded on these options. Although this noncash charge will have no net effect on the Company's total stockholders' equity, the charge is expected to cause the Company to report a loss for the second quarter of fiscal 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the shares of Common Stock of the Company, and there can be no assurance that an active public market for the shares of Common Stock of the Company will develop or be sustained after the Offering. The initial public offering price was determined by negotiation between the Company and the Underwriters based upon several factors. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The market price of the shares of Common Stock may be highly volatile and could be subject to wide fluctuations in response to variations in results of operations, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Broad market fluctuations or any failure of the Company's operating results in a particular quarter to meet market expectations may adversely affect the market price of the shares of Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of the Company's Common Stock in the public market after this Offering, or the perception that such sales could occur, could adversely affect the market price of the shares of the Common Stock. Of the 9,059,425 shares of Common Stock to be outstanding upon completion of this Offering, the 2,500,000 shares that are being registered in the Registration Statement covering this Prospectus will be freely tradeable without restriction. In addition, concurrently with this Offering, the Company has registered 629,625 issued and outstanding shares of Common Stock. All of the remaining 5,929,800 shares of Common Stock are restricted securities as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All officers and directors and substantially all of the stockholders of the Company, have entered into lockup agreements that will expire (and 5,929,650 shares will become eligible for sale upon expiration of the lock-up agreements) 180 days after the date of this Prospectus, subject to the provisions of Rules 144 and 701 of the Securities Act. One such stockholder has entered into a Lock-up Agreement with respect to 117,188 shares, which will expire one year from the effective date of this Offering. In addition, the holders of the stock options granted during the period of January 1, 1998 through March 31, 1998 whose options have been fully vested have entered into Lock-up Agreements restricting the sale or transfer of such shares for a four year period following the date hereof, with 25% of such shares being released from such restriction on each anniversary of the date of this Prospectus. The Company intends to file a Registration Statement on Form S-8 after the completion of the Offering, after which time an additional 705,067 shares issuable upon the exercise of vested stock options on the date of this Prospectus will become eligible for sale. Of the 705,067 shares, 283,597 shares will be subject to the four year lock-up described above. The holders of 5,929,800 shares of Common Stock to be outstanding upon the completion of this Offering are entitled to certain rights with respect to registration of such shares for sale to the public beginning 180 days after the completion of this Offering. See "Management-- Executive Compensation," "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

POTENTIAL ISSUANCE OF PREFERRED STOCK; ANTITAKEOVER PROVISIONS

  The Company's Certificate of Incorporation permits the issuance of up to 5,000,000 shares of Preferred Stock and permits the Board of Directors to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the Company's stockholders. As of the date of this Prospectus, the Company had 3,191,743 shares of Preferred Stock outstanding, all of which will convert to 4,787,594 shares of Common Stock upon the effectiveness of this Offering. Although the Company has no current plans to issue new shares of Preferred Stock, the potential issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. At the effective time of this Offering, the Company's Board of Directors will be divided into three classes, each of which serves for a staggered three-year term. Such staggered board may make it more difficult for a third party to gain control of the Company's Board of Directors. In addition, certain provisions of the Company's corporate charter and by-laws and of Delaware law may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Board of Directors including takeovers which certain stockholders may deem to be in their best interest. See "Description of Capital Stock."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

  This Prospectus contains certain forward-looking statements, including, among others, (i) the ability of the Company to fund higher levels of research and development, increase its sales and marketing efforts, broaden its customer support capabilities and expand its administrative resources in anticipation of future growth; (ii) the ability of the Company to continue to rely principally on a direct sales model; (iii) the Company's plans to develop indirect distribution channels through third-party arrangements; (iv) the ability of the Company to increase the size of its sales force and development staff; and (v) the expansion of the Company's operations outside of the United States and Canada. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (ii) unanticipated working capital or other cash requirements; and (iii) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact transpire.

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price per share of Common Stock is substantially higher than the book value per share of the outstanding Common Stock. As a result, purchasers of Common Stock in this Offering will experience an immediate dilution of $8.15 per share in the pro forma net tangible book value of their Common Stock from the initial public offering price of $10.00 per share. Additional dilution is likely to occur upon the exercise of outstanding stock options, which entitle the option holders to purchase shares of Common Stock at prices significantly below the initial public offering price. To the extent such options are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be approximately $21.9 million ($25.3 million if the Underwriters' over-allotment option is exercised in full), at an initial public offering price of $10.00 per share and after deducting the estimated underwriting discounts and estimated expenses payable by the Company in connection with the Offering.

  The Company expects to use the net proceeds of this Offering for working capital and other general corporate purposes. These purposes may include increased expenditures on research and product development, expansion of the Company's sales and marketing staff, the development of new distribution and sales channels, including channels for international sales, and the expansion of the Company's capabilities to provide implementation, training and upgrade services, and customer support and maintenance.

  From time to time in the ordinary course of business, the Company evaluates the acquisition of businesses and technologies that complement the Company's business, for which a portion of the net proceeds may be used. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions. Pending application of the net proceeds for the purposes described above, the Company intends to invest the net proceeds in investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate that it will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on payment of dividends, and other factors the Company's Board of Directors deems relevant. In addition, the Company's line of credit prohibits the payment of dividends without prior lender approval.

                                CAPITALIZATION

  The following table sets forth the long-term indebtedness and capitalization of the Company at March 31, 1998 on an actual, pro forma and pro forma as adjusted basis. The table should be read in conjunction with the Company's Unaudited Consolidated Financial Statements and Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                       MARCH 31, 1998
                                                -------------------------------
                                                                     PRO FORMA
                                                            PRO         AS
                                                 ACTUAL   FORMA(1)  ADJUSTED(2)
                                                --------  --------  -----------
                                                       (IN THOUSANDS)
Long-term debt, net of current portion ........ $    437  $    437   $    437
Redeemable convertible preferred stock:
  3,500,000 shares Preferred Stock, par value
   $1.00 per share authorized; 262,500 shares
   of Series A Preferred Stock issued and
   outstanding; 454,888 shares of Series B
   Preferred Stock issued and outstanding;
   428,572 shares of Series C Preferred Stock
   issued and outstanding; 719,299 shares of
   Series D Preferred Stock issued and
   outstanding; 697,675 shares of Series E
   Preferred Stock issued and outstanding;
   628,809 shares of Series F Preferred Stock
   issued and outstanding, actual; no shares
   outstanding pro forma or pro forma as
   adjusted....................................   25,262       --         --
Stockholders' equity (deficit):
  Preferred stock, $1 par value, 3,500,000
   shares authorized, 3,191,743 shares of
   redeemable convertible preferred stock
   issued, actual; no shares issued and
   outstanding pro forma or pro forma as
   adjusted....................................      --        --         --
  Common stock, $.0001 par value, 9,000,000
   shares authorized and 1,715,581 shares
   issued, actual; 6,503,175 shares issued, pro
   forma; and 9,134,425 shares issued, pro
   forma as adjusted(3)(4).....................      --          1          1
Additional paid-in capital.....................    3,367    28,628     51,090
Accumulated deficit............................  (28,320)  (28,320)   (28,320)
Warrants.......................................    2,052     2,052      1,440
Treasury stock, at cost........................       (2)       (2)        (2)
Note from stockholder..........................     (612)     (612)       --
Deferred compensation..........................   (1,430)   (1,430)    (1,430)
                                                --------  --------   --------
  Total stockholders' equity (deficit).........  (24,945)      317     22,779
                                                --------  --------   --------
    Total capitalization....................... $    754  $    754   $ 23,216
                                                ========  ========   ========

--------
(1) Pro forma capitalization data gives effect to the Conversion. See "Certain Transactions" and Unaudited Pro Forma Financial Statements and notes thereto included elsewhere in this Prospectus.
(2) Adjusted to give effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby at the initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom and the Warrant Exercise. See "Use of Proceeds."
(3) Includes 75,000 shares of Common Stock held in treasury. Excludes: (i) 1,633,938 shares of Common Stock reserved for issuance under the Company's 1992 Stock Option Plan for which options to acquire 1,585,023 shares of Common Stock are outstanding as of March 31, 1998 at exercise prices ranging from $0.67 to $8.00 per share and a weighted average exercise price equal to $2.66 per share; (ii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan for which options to acquire 123,750 shares have been granted as of March 31, 1998 at a weighted average exercise price of $8.00 per share; (iii) 300,000 shares of Common Stock issuable upon the exercise of an outstanding warrant at an exercise price of $3.67 per share issued in connection with the Acquisition and (iv) 95,610 shares of Common Stock issuable at a weighted average price of $6.22 per share upon exercise and conversion of shares of Preferred Stock issuable upon the exercise of outstanding warrants. See "Capitalization," "Management--Employee Benefit Plans," "--Director Compensation."
(4) The Company will file an amendment to its Certificate of Incorporation concurrent with the effective date of this Offering to increase its authorized capital stock to 30,000,000 shares.

                                   DILUTION

  As of March 31, 1998, the net tangible book deficit of the Company was approximately $(30.9 million) or $(18.86) per share. The pro forma net tangible book deficit of the Company, assuming completion of the Conversion, was $(5.7 million) or $(0.89) per share. Pro forma net tangible book deficit per share is equal to the Company's total pro forma tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding on a pro forma basis at that date.

  After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at the initial public offering price of $10.00 per share, and the receipt of the estimated net proceeds therefrom and the Warrant Exercise, the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $16.8 million, or $1.85 per share. This represents an immediate increase in pro forma net tangible book value of $2.74 per share to existing stockholders and an immediate dilution of $8.15 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...............          $10.00
Net tangible book deficit per share as of March 31, 1998...... $(18.86)
Increase per share attributable to pro forma adjustments...... $ 17.97
                                                               -------
Pro forma net tangible book deficit per share as of March 31,
 1998......................................................... $ (0.89)
Increase per share attributable to new investors.............. $  2.74
                                                               -------
Pro forma net tangible book value per share as of March 31,
 1998 after the Offering......................................          $ 1.85
                                                                        ------
Dilution per share to new investors...........................          $ 8.15
                                                                        ======

  The following table sets forth, as of March 31, 1998, on a pro forma basis after giving effect to the issuance of 4,787,594 shares of Common Stock in connection with Conversion; 131,250 shares of Common Stock in connection with the Warrant Exercise, 2,500,000 shares of Common Stock offered hereby and the total consideration, and the average price per share paid by the existing stockholders and new investors, at the initial public offering price of $10.00 per share, and before deducting the underwriting discount and estimated offering expenses:

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 6,559,425   72.4% $29,241,000   53.9%  $ 4.46
New investors................... 2,500,000   27.6   25,000,000   46.1   $10.00
                                 ---------  -----  -----------  -----
  Total......................... 9,059,425  100.0% $54,241,000  100.0%
                                 =========  =====  ===========  =====

  As of March 31, 1998, the Company will have outstanding options to acquire a total of 1,708,773 shares of Common Stock at exercise prices ranging from $0.67 to $8.00 per share and a weighted average exercise price of $3.05 per share, 300,000 shares of Common Stock issuable upon the exercise of an outstanding warrant at an exercise price of $3.67 per share issued in connection with the Acquisition, and warrants to acquire Preferred Stock convertible into an aggregate of 95,610 shares of Common Stock at a weighted average price of $6.22 per share of Common Stock. The exercise of a material number of these options or warrants would have the effect of increasing the pro forma net tangible book value dilution per share to new investors in this Offering. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of the Company set forth below should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from, and are qualified by reference to, the Company's financial statements audited by Arthur Andersen LLP, independent public accountants. The statement of operations data for the quarters ended March 31, 1997 and 1998 and the balance sheet data as of March 31, 1998 have been derived from the unaudited financial statements of the Company, but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the results of operations and financial position for the periods presented. The results of operations for the quarter ended March 31, 1998 may not be indicative of the operating results that may be expected for the Company's fiscal year ended December 31, 1998. The unaudited pro forma consolidated financial statement data are provided for informational purposes only and do not purport to be indicative of the results that would have actually been obtained had the transactions been completed on the dates indicated or that may be expected to occur in the future.

                                                                        PRO FORMA                      PRO FORMA
                                                                        YEAR ENDED  QUARTER ENDED    QUARTER ENDED
                                  YEAR ENDED DECEMBER 31,              DECEMBER 31,   MARCH 31,        MARCH 31,
                          -------------------------------------------  ------------ ---------------  -------------
                           1993     1994     1995     1996     1997      1997(1)     1997     1998      1998(1)
                          -------  -------  -------  -------  -------  ------------ -------  ------  -------------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 License fees...........  $   715  $ 2,568  $ 5,232  $ 6,425  $13,506    $13,506    $ 1,938  $3,630     $3,630
 Services fees..........      245      836    1,737    3,984    7,786      7,786      1,611   3,052      3,052
 Maintenance fees.......       94      417    1,221    2,647    4,696      4,696        897   1,599      1,599
                          -------  -------  -------  -------  -------    -------    -------  ------     ------
 Total revenues.........    1,054    3,821    8,190   13,056   25,988     25,988      4,446   8,281      8,281
Cost of revenues:
 License fees...........       12       98      291      416    1,205      1,205        178     260        260
 Services fees..........      225      860    1,421    2,904    5,402      5,402      1,142   2,182      2,182
 Maintenance fees.......      189      277      655    1,350    1,973      1,973        428     681        681
                          -------  -------  -------  -------  -------    -------    -------  ------     ------
 Total cost of
  revenues..............      426    1,235    2,367    4,670    8,580      8,580      1,748   3,123      3,123
Operating expenses:
 Research and
  development...........    1,364    2,130    3,882    5,777    7,190      7,190      1,927   1,268      1,268
 Sales and marketing....      541    2,718    6,636    7,191    9,515      9,515      2,243   2,493      2,493
 General and
  administrative........      879    2,895    3,292    3,076    4,061      4,338        864   1,632      1,655
                          -------  -------  -------  -------  -------    -------    -------  ------     ------
 Total operating
  expenses..............    2,784    7,743   13,810   16,044   20,766     21,043      5,034   5,393      5,416
                          -------  -------  -------  -------  -------    -------    -------  ------     ------
Operating loss..........   (2,156)  (5,157)  (7,987)  (7,658)  (3,358)    (3,635)    (2,336)   (235)      (258)
Interest expense
 (income), net..........       14      (17)       2        6      274        358          0      30         37
Minority interest.......        0        0      (60)    (215)    (478)       --         (98)    (36)       --
                          -------  -------  -------  -------  -------    -------    -------  ------     ------
Net loss................  $(2,170) $(5,140) $(8,049) $(7,879) $(4,110)   $(3,993)   $(2,434) $ (301)    $ (295)
                          =======  =======  =======  =======  =======    =======    =======  ======     ======
Basic and diluted net
 loss per share.........  $ (2.23) $ (5.65) $ (6.19) $ (5.74) $ (2.97)              $ (1.77) $(0.20)
                          =======  =======  =======  =======  =======               =======  ======
Weighted average common
 shares outstanding(2)..      975      910    1,300    1,373    1,386                 1,376   1,539
                          =======  =======  =======  =======  =======               =======  ======
Pro forma basic and
 diluted net loss per
 share..................                                                 $ (0.62)                       $(0.05)
                                                                         =======                        ======
Pro forma weighted
 average common shares
 outstanding(3).........                                                   6,399                         6,417
                                                                         =======                        ======

                                     DECEMBER 31,                      MARCH 31, 1998
                         -----------------------------------------  ---------------------
                          1993    1994    1995     1996     1997    ACTUAL   PRO FORMA(4)
                         ------  ------  -------  -------  -------  -------  ------------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $1,488  $  492  $ 3,333  $ 3,279  $ 7,213  $ 5,180     $5,180
Working capital
 (deficit)..............  1,178  (1,424)  (2,555)  (3,422)    (453)  (3,777)    (3,777)
Total assets............  1,981   1,506    5,865    8,525   14,681   17,160     17,160
Long-term debt, net of
 current portion........    190     143       93    1,093      497      437        437
Redeemable convertible
 preferred stock........  4,075   7,688   13,075   19,075   25,112   25,262        --
Total stockholders'
 deficit................ (2,961) (8,732) (15,927) (23,837) (27,910) (24,945)       317

--------
(1) Pro forma to reflect: (i) the Acquisition and (ii) the Conversion. See Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus.
(2) See Note 1 of Notes to Consolidated Financial Statements for a description of the computation of weighted average common shares outstanding.
(3) See Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus for a description of the computation of pro forma weighted average common shares outstanding.
(4) Pro forma balance sheet data gives effect to the Conversion as if it occurred as of the date presented. See "Certain Transactions" and Unaudited Pro Forma Financial Statements and Notes thereto included elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company was formed in November 1991 to develop, market, license and support financial applications. In 1997, the Company introduced a series of additional modules and product enhancements. Specifically, in the first quarter of 1997, the Company introduced its human resource applications, which included the Personnel, Benefits and Payroll modules. In 1997, the Company introduced its Financial Statement Accelerator module, a distributed management reporting solution, and a 32-bit version of its financial applications (the "Denver Release"), which included two new modules, Purchasing Control and Solution/Graphical Architect. Total license revenues from these new products in 1997 were $5.7 million. The Company intends to release a 32-bit version of its human resources applications toward the end of 1998. The Company currently markets its products in the United States and Canada through its direct sales force and has licensed its client/server applications to more than 200 customers in a variety of industry segments, including insurance, financial services, communications, retail, printing and publishing, transportation and manufacturing. The Company also offers fee-based implementation, training and upgrade services and on-going maintenance and support of its products for a 12-month renewable term.

  Through 1997 the Company recognized revenue in compliance with Statement of Position ("SOP") 91-1 "Software Revenue Recognition." Effective January 1, 1998, the Company adopted SOP 97-2 "Software Revenue Recognition." The adoption of this SOP is not expected to have a significant impact on the Company's consolidated financial statements. Revenues from software licenses have been recognized upon delivery of the product if there are no significant obligations on the part of the Company following delivery and collection of the related receivable is deemed probable by management. Revenues from service fees relate to implementation, training and upgrade services performed by the Company and have been recognized as the services are performed. Maintenance fees relate to customer maintenance and support and have been recognized ratably over the term of the software support agreement, which is typically 12 months. A majority of the Company's customers renew the maintenance and support agreements after the initial term. To date, all of the Company's customers have utilized the Company's implementation, training or upgrade services, and approximately 92% of the Company's current customers are under maintenance and support agreements. Revenues that have been prepaid or invoiced, but that do not yet qualify for recognition under the Company's policies are reflected as deferred revenues.

  Cost of license fees include royalties and software duplication and distribution costs. These costs are recognized by the Company as the applications are shipped. Cost of services fees include personnel and related costs incurred to provide implementation, training and upgrade services to customers. These services were provided by the Services Subsidiary beginning in March 1995 and prior to that time by third-party contractors. These costs are recognized as the services are performed. Cost of maintenance fees include personnel and related costs incurred to provide the ongoing support and maintenance of the Company's products. These costs are recognized as incurred.

  Research and development expenses consist primarily of personnel costs and subcontractor fees and amortization of acquired software. The Company accounts for software development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting For the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Research and development expenses are charged to expense as incurred until technological feasibility is established, after which remaining costs are capitalized. The Company defines technological feasibility as the point in time at which the Company has a working model of the related product. Historically, the costs incurred during the period between the achievement of technological feasibility and the point at which the product is available for general release to customers have not been material. Therefore, the Company has charged all internal software development costs to expense as incurred.

  Sales and marketing expenses consist primarily of salaries, commissions and benefits to sales and marketing personnel, travel, tradeshow participation, public relations and other promotional expenses. General and administrative expenses consist primarily of salaries for financial, administrative and management personnel and related travel expenses, as well as occupancy, equipment and other administrative costs.

  The Company has net operating loss carryforwards ("NOLs") of approximately $26.7 million at March 31, 1998, which begin expiring in 2007. The Company established a valuation allowance equal to the NOLs and all other deferred tax assets. The benefits from these deferred tax assets will be recorded when realized which will reduce the Company's effective tax rate for future taxable income, if any. Due to changes in the Company's ownership structure, the Company's use of its NOLs as of February 16, 1996 of $15.8 million will be limited to approximately $1.6 million in any given year to offset future taxes. If the Company does not realize taxable income in excess of the limitation in future years, certain NOLs will be unrealizable. NOLs generated from February 16, 1996 through December 31, 1996 of $6.5 million and from January 1, 1997 through March 31, 1998 of $300,000 may be further limited as a result of the Offering.

AFFILIATE RELATIONSHIPS

  In March 1995, the Company and Tech Ventures, which is controlled by Joseph
S. McCall, formed the Services Subsidiary to provide implementation, training and upgrade services exclusively for the Company's customers. On February 5, 1998, Tech Ventures sold its 20.0% interest in the Services Subsidiary to the Company in exchange for 225,000 shares of the Company's Common Stock, a warrant to purchase an additional 300,000 shares of Common Stock at a price of $3.67 per share, and a non-interest bearing promissory note in the principal amount of $1.1 million. The purchase of the remaining 20.0% of the Services Subsidiary was accounted for as a purchase and will result in goodwill in the amount of $4.2 million that is being amortized over 15 years. The Company assigned a 15-year amortization period to the goodwill acquired in the purchase of the 20% interest in the Services Subsidiary due to the improvements in the operations of the Services Subsidiary from the time of the original acquisition of 80% in 1995. The Company assigned a five year amortization period to the goodwill acquired in the acquisition of the 80% interest in the Services Subsidiary in 1995. The Services Subsidiary was established in 1995 with seven employees and was derived from a business that generated $800,000 during 1994 from these services. Since that time, the revenue of the Services Subsidiary has at least doubled in each year. In 1997, the Services Subsidiary had revenues which were 10 times its 1994 revenues and staffing that was 10 times its original staffing in 1995. The Services Subsidiary was designed to provide implementation, consulting and training for the Company's products. The training and installation services provided by the Services Subsidiary were developed after its inception in 1995. The consolidated financial information included herein includes the accounts of the Company and the Services Subsidiary. See "Certain Transactions."

  In the second quarter of 1998, the Company accelerated the vesting of certain employee stock options issued in the first quarter of 1998, for 283,597 shares of Common Stock, at an exercise price of between $3.67 per share and $8.00 per share. As a result of this accelerated vesting, the Company will recognize a noncash, nonrecurring charge of approximately $700,000 representing the remaining unamortized deferred compensation previously recorded on these options. Although this noncash charge will have no net effect on the Company's total stockholders' equity, the charge is expected to cause the Company to report a loss for the second quarter of fiscal 1998.

RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

                                                              QUARTER ENDED
                             YEAR ENDED DECEMBER 31,            MARCH 31,
                             ------------------------------   ---------------
                              1994    1995    1996    1997     1997     1998
                             ------   -----   -----   -----   ------   ------
Revenues:
  License fees.............    67.2%   63.9%   49.2%   52.0%    43.6%    43.8%
  Services fees............    21.9    21.2    30.5    30.0     36.2     36.9
  Maintenance fees.........    10.9    14.9    20.3    18.0     20.2     19.3
                             ------   -----   -----   -----   ------   ------
    Total revenues.........   100.0   100.0   100.0   100.0    100.0    100.0
                             ------   -----   -----   -----   ------   ------
Cost of revenues:
  License fees.............     2.6     3.6     3.2     4.6      4.0      3.1
  Services fees............    22.5    17.3    22.3    20.8     25.7     26.4
  Maintenance fees.........     7.2     8.0    10.3     7.6      9.6      8.2
                             ------   -----   -----   -----   ------   ------
    Total cost of
     revenues..............    32.3    28.9    35.8    33.0     39.3     37.7
                             ------   -----   -----   -----   ------   ------
Operating expenses:
  Research and
   development.............    55.7    47.4    44.2    27.7     43.3     15.3
  Sales and marketing......    71.1    81.0    55.1    36.6     50.5     30.1
  General and
   administrative..........    75.8    40.2    23.6    15.6     19.4     19.7
                             ------   -----   -----   -----   ------   ------
    Total operating
     expenses..............   202.6   168.6   122.9    79.9    113.2     65.1
                             ------   -----   -----   -----   ------   ------
Operating loss.............  (134.9)  (97.5)  (58.7)  (12.9)   (52.5)    (2.8)
Interest (income) expense..    (0.4)    0.0     0.0     1.1      0.0      0.4
Minority interest..........     0.0    (0.8)   (1.6)   (1.8)    (2.2)    (0.4)
                             ------   -----   -----   -----   ------   ------
Net loss...................  (134.5)% (98.3)% (60.3)% (15.8)%  (54.7)%   (3.6)%
                             ======   =====   =====   =====   ======   ======
Gross margin on license
 fees......................    96.2%   94.4%   93.5%   91.1%    90.8%    92.8%
Gross margin on services
 fees......................    (2.9)   18.2    27.1    30.6     29.1     28.5
Gross margin on maintenance
 fees......................    33.6    46.4    49.0    58.0     52.3     57.4

QUARTER ENDED MARCH 31, 1998 COMPARED TO QUARTER ENDED MARCH 31, 1997

 REVENUES

  Total Revenues. For the quarter ended March 31, 1998 total revenues increased 86.3% to $8.3 million from $4.4 million in the comparable period in 1997. This increase was attributable to substantial increases in license fees, services fees and maintenance fees.

  License Fees. License fees increased 87.3% to $3.6 million, or 43.8% of total revenues, in the quarter ended March 31, 1998 from $1.9 million, or 43.6% of total revenues, in the comparable period in 1997. These increases in license fees resulted primarily from an increase in the number of licenses sold, reflecting a continuing increase in the demand for the Company's existing and new applications, and to a lesser extent, to an increase in the average customer transaction size.

  Services Fees. Services fees increased 89.4% to $3.1 million, or 36.9% of total revenues, in the quarter ended March 31, 1998 from $1.6 million, or 36.2% of total revenues, in the comparable period in 1997. The increase in services fees was primarily due to increased demand for professional services associated with the increase in the number of licenses sold.

  Maintenance Fees. Maintenance fees increased 78.3% to $1.6 million, or 19.3% of total revenues in the quarter ended March 31, 1998 from $897,000 or 20.2% of total revenues in the comparable period in 1997. The increase in maintenance fees was primarily due to the signing of license agreements with new customers and the renewal of maintenance with existing customers.

 COST OF REVENUES

  Total Cost of Revenues. Cost of revenues increased 78.7% to $3.1 million, or 37.7% of total revenues, in the quarter ended March 31, 1998 from $1.7 million, or 39.3% of total revenues, in the comparable period in 1997. The increase in the cost of revenues was primarily due to an increase in personnel and related expenses and increased royalty expenses. The decrease as a percentage of total revenues primarily reflects increased utilization of personnel.

  Cost of License Fees. Cost of license fees increased to $260,000, or 7.2% of total license fees, in the quarter ended March 31, 1998 compared to $178,000, or 9.2% of total license fees, in the comparable period in 1997. The decrease as a percentage of total license fees is primarily attributable to the expiration of certain obligations under royalty agreements for third party software.

  Cost of Services Fees. Cost of services fees increased 91.1% to $2.2 million, or 71.5% of total services fees, in the quarter ended March 31, 1998 compared to $1.1 million, or 70.9% of total services fees, in the comparable period in 1997. The increase in the cost of services fees was primarily attributable to an increase in the personnel and related costs to provide implementation, training and upgrade services. Cost of services fees as a percentage of total services fees increased staffing due to decreased utilization of personnel.

  Cost of Maintenance Fees. Cost of maintenance fees increased 59.1% to $681,000, or 42.6% of total maintenance fees, in the quarter ended March 31, 1998 compared to $428,000, or 47.7% of total maintenance fees, in the comparable period in 1997. The increase in the cost of maintenance fees was primarily due to an increase in personnel and related costs required to provide support and maintenance. Cost of maintenance fees as a percentage of total maintenance fees decreased primarily due to more productive use of personnel to support the maintenance customer base.

 RESEARCH AND DEVELOPMENT

  Research and development expenses decreased 34.2% to $1.3 million, or 15.3% of total revenues, in the quarter ended March 31, 1998 from $1.9 million, or 43.3% of total revenues, in the comparable period in 1997. Research and development expenses decreased primarily due to decreased personnel and contractor fees related to the effort required in 1997 to develop the Denver Release, which was substantially completed by September 1997. The Company has continued to reduce third-party consultant costs and its development personnel costs have reduced subsequent to the completion of the Denver Release. The decrease in research and development as a percentage of revenue for the quarter ended March 31, 1997, compared to the quarter ended March 31, 1998, is primarily due to the completion of the Denver Release, coupled with the economies of scale realized through the growth in the Company's revenue. The Company intends to continue to devote substantial resources toward research and development efforts.

 SALES AND MARKETING

  Sales and marketing expenses increased 11.2% to $2.5 million in the quarter ended March 31, 1998 from $2.2 million in the comparable period in 1997. As a percentage of total revenues, sales and marketing expenses decreased to 30.1% in the quarter ended March 31, 1998 from 50.5% in the comparable period in 1997. The increase in expenses was primarily attributable to the costs associated with additional sales and marketing personnel and promotional activities. The decrease in sales and marketing as a percentage of revenues for the quarter ended March 31, 1997 compared to the quarter ended March 31, 1998 reflects the higher productivity of the Company's sales force.

 GENERAL AND ADMINISTRATIVE

  General and administrative expenses increased 88.9% to $1.6 million in the quarter ended March 31, 1998 from $864,000 in the comparable period in 1997. As a percentage of total revenues, general and administrative expenses increased to 19.7% in the quarter ended March 31, 1998 from 19.4% in the comparable period in 1997. The increase in general and administrative expenses was primarily attributable to increases in personnel and related costs. The Company believes that its general and administrative expenses will continue to increase in future periods to accommodate anticipated growth and expenses associated with its responsibilities as a public company.

 INCOME TAXES

  As a result of the operating losses incurred since the Company's inception, the Company has not recorded any provision or benefit for income taxes in the quarters ended March 31, 1998 and 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

 REVENUES

  Total Revenues. Total revenues increased 99.1% to $26.0 million in 1997 from $13.1 million in 1996. This increase was attributable to substantial increases in license fees, services fees and maintenance fees.

  License Fees. License fees increased 110.2% to $13.5 million, or 52.0% of total revenues, in 1997 from $6.4 million, or 49.2% of total revenues, in 1996. These increases in license fees resulted primarily from an increase in the number of licenses sold, reflecting a continuing increase in the demand for the Company's existing and new applications, and to a lesser extent, to the increase in the average customer transaction size.

  Services Fees. Services fees increased 95.4% to $7.8 million, or 30.0% of total revenues, in 1997 from $4.0 million, or 30.5% of total revenues, in 1996. The increase in services fees was primarily due to increased demand for professional services associated with an increase in the number of licenses sold.

  Maintenance Fees. Maintenance fees increased 77.4% to $4.7 million, or 18.0% of total revenues in 1997 from $2.7 million or 20.3% of total revenues in 1996. The increase in maintenance fees was primarily due to the signing of license agreements with new customers and the renewal of maintenance with existing customers.

 COST OF REVENUES

  Total Cost of Revenues. Cost of revenues increased 83.7% to $8.6 million, or 33.0% of total revenues, in 1997 from $4.7 million, or 35.8% of total revenues, in 1996. The increase in the cost of revenues was primarily due to an increase in personnel and related expenses and increased royalty expenses. The decrease as a percentage of total revenues primarily reflects increased utilization of personnel.

  Cost of License Fees. Cost of license fees increased to $1.2 million, or 8.9% of total license fees, in 1997 compared to $416,000, or 6.5% of total license fees, in 1996. The increase as a percentage of total license fees is primarily attributable to increases in royalty expense on new products introduced in 1997, components of which are licensed from third parties.

  Cost of Services Fees. Cost of services fees increased 86.0% to $5.4 million, or 69.4% of total services fees, in 1997 compared to $2.9 million, or 72.9% of total services fees, in 1996. The increase in the cost of services fees was primarily attributable to an increase in the personnel and related costs to provide implementation, training and upgrade services. Cost of services fees as a percentage of total services fees decreased due to increased utilization of personnel.

  Cost of Maintenance Fees. Cost of maintenance fees increased 46.1% to $2.0 million, or 42.0% of total maintenance fees, in 1997 compared to $1.4 million, or 51.0% of total maintenance fees, in 1996. The increase in the cost of maintenance fees was primarily due to an increase in personnel and related costs required to provide support and maintenance. Cost of maintenance fees as a percentage of total maintenance fees decreased primarily due to more productive use of personnel to support the maintenance customer base.

 RESEARCH AND DEVELOPMENT

  Research and development expenses increased 24.5% to $7.2 million, or 27.7% of total revenues, in 1997 from $5.8 million, or 44.2% of total revenues, in 1996. Research and development expenses increased primarily due to increased personnel and contractor fees related to the effort required to develop the Denver Release, which was released in September 1997. During the first half of 1997, the Company began to reduce development personnel and third-party consultant costs as this project approached completion. The decrease in research and development as a percentage of revenue from 1996 compared to 1997 is primarily due to the completion of the Denver Release, coupled with the economies of scale realized through the growth in the Company's revenue. The Company intends to continue to devote substantial resources toward research and development efforts.

 SALES AND MARKETING

  Sales and marketing expenses increased 32.3% to $9.5 million in 1997 from $7.2 million in 1996. As a percentage of total revenues, sales and marketing expenses decreased to 36.6% in 1997 from 55.1% in 1996. The increase in expenses was primarily attributable to the costs associated with additional sales and marketing personnel and promotional activities. In January 1997, the Company divided its U.S. and Canadian sales territory into east and west regions and hired a second vice president of sales. In addition, the Company hired two regional sales managers and several additional sales representatives in early 1997. During 1997, the Company also incurred substantial marketing expenditures to design and implement a promotional campaign, including marketing collateral, trade shows and seminar presentations intended to promote the Company's new market positioning. The decrease in sales and marketing as a percentage of revenues from 1996 compared to 1997 reflects the higher productivity of the Company's sales force.

 GENERAL AND ADMINISTRATIVE

  General and administrative expenses increased 32.0% to $4.1 million in 1997 from $3.1 million in 1996. As a percentage of total revenues, general and administrative expenses decreased to 15.6% in 1997 from 23.6% in 1996. The increase in general and administrative expenses was primarily attributable to increases in personnel and related costs. Also, the Company incurred increased rent and equipment expense associated with the relocation of its headquarters in August 1997. In 1997, the Company recorded $58,000 in compensation expense related to stock options granted. The Company believes that its general and administrative expenses will continue to increase in future periods to accommodate anticipated growth and expenses associated with its responsibilities as a public company.

 INCOME TAXES

  As a result of the operating losses incurred since the Company's inception, the Company has not recorded any provision or benefit for income taxes in 1997 and in 1996. See Notes to Consolidated Financial Statements.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

 REVENUES

  Total Revenues. Total revenues increased 59.4% to $13.1 million in 1996 from $8.2 million in 1995. This increase was attributable to substantial increases in license fees, services fees and maintenance fees.

  License Fees. License fees increased 22.8% to approximately $6.4 million in 1996, from $5.2 million in 1995. The increase reflected an increase in the number of product licenses sold during the period. As a percentage of total revenues, license fees decreased to 49.2% in 1996 from 63.9% in 1995. This decrease was primarily attributable to the deferral of revenues on contracts signed in 1996 related to the Denver Release to 1997.

  Services Fees. Services fees increased 129.4% to $4.0 million, or 30.5% of total revenues, in 1996 from $1.7 million, or 21.2% of total revenues, in 1995. These increases were attributable to increasing demand for services associated with the Company's increasing customer base coupled with the growth of the Services Subsidiary that was created in March of 1995.

  Maintenance Fees. Maintenance fees increased 116.8% to $2.7 million, or 20.3% of total revenues, in 1996 from $1.2 million, or 14.9% of total revenues, in 1995. These increases resulted primarily from the signing of license agreements with new customers and the renewal of maintenance with existing customers.

 COST OF REVENUES

  Total Cost of Revenues. Cost of revenues increased 97.3% to $4.7 million, or 35.8% of total revenues, in 1996 from $2.4 million, or 28.9% of total revenues, in 1995. These increases were primarily due to an increase in personnel and related expenses.

  Cost of License Fees. Cost of license fees increased 43.0% to $416,000 in 1996 from $291,000 in 1995. The increase was primarily attributable to an increase in royalty expense. As a percentage of total license fees, cost of license fees increased to 6.5% in 1996 from 5.6% in 1995.

  Cost of Services Fees. Cost of services fees increased 104.4% to $2.9 million, or 72.9% of total services fees, in 1996 from $1.4 million, or 81.8% of total services fees, in 1995. The increase in absolute dollars was primarily attributable to an increase in personnel and related costs required to provide implementation, training and upgrade services. The cost of services fees as a percentage of total services fees decreased due to increased utilization of personnel coupled with the Company's Services Subsidiary being operational for all of 1996.

  Cost of Maintenance Fees. Cost of maintenance fees increased 106.1% to $1.4 million, or 51.0% of total maintenance fees, in 1996 from $655,000, or 53.6% of total maintenance fees, for 1995. The increase in absolute dollars was primarily attributable to an increase in personnel and related costs to provide support and maintenance services to the Company's growing customer base. Cost of maintenance fees as a percentage of total maintenance fees decreased primarily due to more productive use of personnel supporting the Company's maintenance customer base.

 RESEARCH AND DEVELOPMENT

  Research and development expenses increased 48.8% to $5.8 million in 1996 from $3.9 million in 1995. This increase reflects increased personnel and related expenses and third-party contractor fees as the Company increased product development personnel to develop new products, including the Denver Release and the prior releases of the Company's financial applications. As a percentage of total revenues, research and development expenses decreased to 44.2% in 1996 from 47.4% in 1995. This decrease was attributable to the economies of scale realized through substantial increases in total revenues.

 SALES AND MARKETING

  Sales and marketing expenses increased by 8.4% to $7.2 million in 1996 from $6.6 million in 1995. Sales and marketing expenses increased primarily as a result of increased sales and marketing personnel and related costs. As a percentage of total revenues, sales and marketing expenses decreased to 55.1% in 1996 from 81.0% in 1995. This decrease primarily reflects the higher productivity of the Company's sales force.

 GENERAL AND ADMINISTRATIVE

  General and administrative expenses decreased 6.6% to $3.1 million, or 23.6% of total revenues, in 1996 from $3.3 million, or 40.2% of total revenues, in 1995. The decrease reflects lower general and administrative costs associated with the closing of the United Kingdom office and allocations of costs to the Services Subsidiary for administrative services performed on its behalf.

 INCOME TAXES

  As a result of the operating losses incurred since the Company's inception, the Company has not recorded any provision or benefit for income taxes in 1996 or 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

 REVENUES

  Total Revenues. Total revenues increased 114.3% to $8.2 million in 1995 from $3.8 million in 1994. This increase was attributable to substantial increases in license fees and maintenance fees related to in large part to the Company's expanded marketing efforts.

  License Fees. License fees increased 103.7% to $5.2 million in 1995 from $2.6 million in 1994. The increase was due to an increase in the number and productivity of the direct sales force. The number of customers to which the Company licensed its products doubled from 1994 to 1995. As a percentage of total revenues, license fees decreased to 63.9% in 1995 from 67.2% in 1994. This decrease reflects the fact that maintenance fees increased at a faster rate than license fees during these periods.

  Services Fees. Services fees increased 107.8% to $1.7 million in 1995 from $836,000 in 1994. The dollar amount increase in services fees reflected the increasing demand for implementation, training and upgrade services associated with the growth in the Company's customer base and the formation of the Services Subsidiary in March of 1995. As a percentage of total revenues, services fees decreased to 21.2% in 1995 from 21.9% in 1994.

  Maintenance Fees. Maintenance fees increased 192.8% to $1.2 million, or 14.9% of total revenues, in 1995 from $417,000, or 10.9% of total revenues, in 1994. These increases were primarily due to the signing of license agreements associated with the increase in sales of the Company's applications and renewals of maintenance with existing customers.

 COST OF REVENUES

  Total Cost of Revenues. Cost of revenues increased 91.7% to $2.4 million, or 28.9% of total revenues, in 1995, from $1.2 million, or 32.3% of total revenues, in 1994. The increase was primarily attributable to an increase in personnel and related expenses. The decrease as a percentage of total revenues reflects increased utilization of personnel.

  Cost of License Fees. Cost of license fees increased 196.9% to $291,000, or 5.6% of total license fees, in 1995 from $98,000, or 3.8% of total license fees, in 1994. These increases were primarily attributable to an increase in licenses on which the Company pays a royalty fee.

  Cost of Services Fees. Cost of services fees increased 65.2% to $1.4 million in 1995 from $860,000 in 1994. This increase was primarily attributable to an increase in personnel and related expenses required to provide implementation, training and upgrade services. As a percentage of total services fees revenues, cost of services fees decreased to 81.8% in 1995 from 102.9% in 1994. This decrease reflected the increased productivity of the services personnel in connection with the formation of the Services Subsidiary in March of 1995. In 1994, the Company used third-party contractors to perform implementation, training and upgrade services which resulted in increased services cost.

  Cost of Maintenance Fees. Cost of maintenance fees increased 136.5% to $655,000, or 53.6% of total maintenance fees, in 1995 from $277,000, or 66.4%
of total maintenance fees, in 1994. The increase in absolute dollars was attributable to an increase in personnel and related costs required to provide customer support and maintenance services. As a percentage of total maintenance fees, cost of maintenance fees decreased primarily due to more productive use of personnel supporting the Company's maintenance customer base.

 RESEARCH AND DEVELOPMENT

  Total research and development expenses increased 82.3% to $3.9 million in 1995 from $2.1 million in 1994. The increase resulted from increased personnel and related costs required in the development of the Company's products. As a percentage of total revenues, research and development expenses decreased to 47.4% in 1995 from 55.7% in 1994. This decrease was primarily attributable to the economies of scale realized through a significant increase in revenues for the period.

 SALES AND MARKETING

  Sales and marketing expenses increased 144.2% to $6.6 million, or 81.0% of total revenues, in 1995 from $2.7 million, or 71.1% of total revenues, in 1994. These increases resulted from the costs associated with investigating market opportunities in the United Kingdom, expanded marketing efforts and an increase in the direct sales force.

 GENERAL AND ADMINISTRATIVE

  General and administrative expenses increased by 13.7% to $3.3 million in 1995 from $2.9 million in 1994. The increase in general and administrative expenses was primarily attributable to increased personnel, rent and equipment expenses. As a percentage of total revenues, general and administrative expenses decreased to 40.2% in 1995 from 75.8% in 1994. This decrease was primarily attributable to the economies of scale realized through a significant increase in revenues.

 INCOME TAXES

  As a result of the operating losses incurred since the Company's inception, the Company has not recorded any provision or benefit for income taxes in 1995 or 1994. See Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited quarterly statement of operations data for each of the eight quarters of fiscal 1996 and 1997 and the first quarter of 1998. The information for each of these quarters is derived from unaudited consolidated financial statements and, in the opinion of management, includes all adjustments consisting of only normal and recurring adjustments necessary for a fair presentation of that information. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future period.

                                       1996                                     1997                     1998
                         --------------------------------------   ------------------------------------  -------
                         MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30 DEC. 31  MAR. 31
                         -------   -------   --------   -------   -------   -------   -------- -------  -------
                                                  (IN THOUSANDS)
Revenues:
  License fees.......... $   288   $2,341    $ 1,568    $ 2,228   $ 1,938   $ 2,790    $4,298  $4,480   $3,630
  Services fees.........     759      927      1,056      1,242     1,611     1,665     2,064   2,446    3,052
  Maintenance fees......     518      579        631        919       897     1,020     1,251   1,528    1,599
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
    Total revenues......   1,565    3,847      3,255      4,389     4,446     5,475     7,613   8,454    8,281
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
Cost of revenues:
  License fees..........      25      114        105        172       178       200       478     349      260
  Services fees.........     597      612        745        950     1,142     1,211     1,382   1,667    2,182
  Maintenance fees......     285      282        314        469       428       422       510     613      681
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
    Total cost of
     revenues...........     907    1,008      1,164      1,591     1,748     1,833     2,370   2,629    3,123
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
Operating expenses:
  Research and
   development..........   1,231    1,344      1,413      1,789     1,927     2,147     1,606   1,510    1,268
  Sales and marketing...   1,482    1,667      1,633      2,409     2,243     2,362     2,354   2,556    2,493
  General and
   administrative.......     569      684        821      1,002       864       924       978   1,295    1,632
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
    Total operating
     expenses...........   3,282    3,695      3,867      5,200     5,034     5,433     4,938   5,361    5,393
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
Operating (loss)
 income.................  (2,624)    (856)    (1,776)    (2,402)   (2,336)   (1,791)      305     464     (235)
Interest expense
 (income)...............      (2)      (9)         7         10         0        91       132      51       30
Minority interest.......     (32)     (63)       (62)       (58)      (98)      (91)     (133)   (156)     (36)
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
Net (loss) income....... $(2,654)  $ (910)   $(1,845)   $(2,470)  $(2,434)  $(1,973)   $   40  $  257   $ (301)
                         =======   ======    =======    =======   =======   =======    ======  ======   ======
                                       1996                                     1997                     1998
                         --------------------------------------   ------------------------------------  -------
                         MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30 DEC. 31  MAR. 31
                         -------   -------   --------   -------   -------   -------   -------- -------  -------
                                           (AS A PERCENTAGE OF REVENUES)
Revenues:
  License fees..........    18.4%    60.9%      48.2%      50.8%     43.6%     51.0%     56.5%   53.0%    43.8%
  Services fees.........    48.5     24.0       32.4       28.3      36.2      30.4      27.1    28.9     36.9
  Maintenance fees......    33.1     15.1       19.4       20.9      20.2      18.6      16.4    18.1     19.3
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
    Total revenues......   100.0    100.0      100.0      100.0     100.0     100.0     100.0   100.0    100.0
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
Cost of revenues:
  License fees..........     1.6      3.0        3.2        3.9       4.0       3.7       6.3     4.1      3.1
  Services fees.........    38.2     15.9       22.9       21.6      25.7      22.1      18.1    19.7     26.4
  Maintenance fees......    18.2      7.3        9.7       10.7       9.6       7.7       6.7     7.3      8.2
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
    Total cost of
     revenues...........    58.0     26.2       35.8       36.2      39.3      33.5      31.1    31.1     37.7
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
Operating expenses:
  Research and
   development..........    78.6     34.9       43.4       40.8      43.3      39.2      21.1    17.9     15.3
  Sales and marketing...    94.7     43.4       50.2       54.9      50.5      43.1      30.9    30.2     30.1
  General and
   administrative.......    36.4     17.8       25.2       22.8      19.4      16.9      12.8    15.3     19.7
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
    Total operating
     expenses...........   209.7     96.1      118.8      118.5     113.2      99.2      64.8    63.4     65.1
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
  Operating (loss)
   income...............  (167.7)   (22.3)     (54.6)     (54.7)    (52.5)    (32.7)      4.1     5.5     (2.8)
  Interest expense
   (income).............    (0.1)    (0.2)       0.2        0.2       0.0       1.7       1.7     0.6      0.4
  Minority interest.....    (2.0)    (1.6)      (1.9)      (1.4)     (2.2)     (1.6)     (1.8)   (1.9)    (0.4)
                         -------   ------    -------    -------   -------   -------    ------  ------   ------
    Net (loss) income...  (169.6)%  (23.7)%    (56.7)%    (56.3)%   (54.7)%   (36.0)%     0.6%    3.0%    (3.6)%
                         =======   ======    =======    =======   =======   =======    ======  ======   ======

  The Company has experienced, and is expected to continue to experience, significant fluctuations in quarterly operating results caused by many factors, including, but not limited to: (i) changes in the demand for the Company's products; (ii) the timing, composition and size of orders from the Company's customers, including the tendency for significant bookings to occur in the fourth quarter; (iii) lengthy sales cycles; (iv) spending patterns and budgetary resources of its customers; (v) the success of the Company in generating new customers; (vi) introductions or enhancements of products, or delays in the introductions or enhancements of products, by the Company or its competitors; (vii) changes in the Company's pricing policies or those of its competitors; (viii) the Company's ability to anticipate and effectively adapt to developing markets and rapidly changing technologies; (ix) the Company's ability to attract, retain and motivate qualified personnel; (x) changes in the mix of products sold; (xi) the publication of opinions about the Company and its products, or its competitors and their products, by industry analysts or others; and (xii) changes in general economic conditions. These factors make the estimation and forecast of revenues difficult on a quarterly basis and increase the potential margin for error in performance forecasts derived from such estimates. For example, the Company realized lower than expected revenues in the first quarter of 1996 as a result of the signing of an unusually high number of contracts that contained contingencies requiring deferral of revenue until the second quarter. The Company plans to continue increasing the dollar amount of its product development and sales expenses on a quarterly basis in an effort to increase its market share. These increases will be based in part on the estimation and forecasting of future revenues. As a result, the estimation of quarterly results of operations is difficult and should not be relied upon as any indication of future performance. See "Risk Factors--Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations primarily through the private sale of equity securities, credit facilities and a credit line for equipment purchases. The Company had a working capital deficit of $3.8 million at March 31, 1998 primarily attributable to the current portion of deferred revenue of $5.4 million at March 31, 1998. As of March 31, 1998, the Company's cash balance was $5.2 million.

  Cash used in operating activities was approximately $1.1 million, $11,000, $2.8 million, and $4.7 million during the first quarter of 1998, and for 1997, 1996, and 1995, respectively. Cash used by operations during each of these periods was primarily attributable to net losses and an increase in accounts receivables, partially offset in each period by increases in deferred revenues and accounts payable, and noncash charges such as depreciation and amortization.

  Cash used in investing activities was approximately $727,000, $1.2 million, $3.0 million, and $914,000 during the first quarter of 1998, and for 1997, 1996, and 1995, respectively. Cash used in 1996 included $2.0 million to purchase a nonexclusive software license for the Company's human resource applications. The balance of cash used in 1996 as well as in the other periods was used to acquire property and equipment.

  Cash (used in) provided by financing activities was approximately ($197,000), $5.2 million, $5.7 million, and $8.5 million during the first quarter of 1998, and for 1997, 1996, and 1995, respectively. During 1997, 1996, and 1995, the Company received $6.0 million, $6.0 million, and $5.9 million, respectively, of net proceeds from the sale of Preferred Stock.

  In March 1997, the Company entered into a loan agreement and a master leasing agreement for an equipment line of credit in the amount of $1.0 million (the "Equipment Line") with a leasing company. The Equipment Line bears interest at rates negotiated with each loan or lease schedule (generally 22.0% to 22.5%) and is collateralized by all of the equipment purchased with the proceeds thereof. As of March 31, 1998, the principal balance on the Equipment Line payable was $611,000.

  The Company has a revolving working capital line of credit and equipment facility with Silicon Valley Bank. Borrowings outstanding under the line are limited to the lesser of $3.0 million or 80% of accounts receivable. Interest on the revolving credit facility is at prime rate and on the equipment facility at prime plus 0.5% and is collateralized by all of the assets of the Company. The line of credit and equipment term facility with Silicon Valley Bank will expire on April 29, 1999. As of March 31, 1998, the Company had no outstanding balance and had $2.0 million available for future borrowings under this agreement.

  In both June and August 1997, the Company received $1.0 million in bridge loans from existing investors. In September 1997, the $2.0 million in bridge loans discussed above were converted into 212,141 shares of Series F Preferred Stock. In September 1997, the Company received $4.0 million of net proceeds from the issuance of 416,668 shares of Series F Preferred Stock to certain investors for $9.60 per share. The proceeds of this sale have been applied by the Company to general working capital requirements and the payment of loans outstanding.

  The Company had available NOLs of approximately $26.7 million as of March 31, 1998 to reduce future income tax liabilities. These NOLs expire from 2007 through 2012 and are subject to review and possible adjustment by the appropriate taxing authorities. Pursuant to the Tax Reform Act of 1986, the utilization of NOLs for tax purposes may be subject to an annual limitation if a cumulative change of ownership of more than 50% occurs over a three-year period. As a result of this limitation, the Company will be limited to the use of its NOLs in any given year. The Company had net deferred tax assets of approximately $10.7 million at March 31, 1998 comprised primarily of net operating loss carryforwards. The Company has fully reserved for these deferred tax assets by recording a valuation allowance of $10.7 million.

  The Company believes that the net proceeds from this Offering, together with its current cash balances, cash provided by future operations and available borrowings under its lines of credit, will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future its operating and investing activities may require significant cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing.

NEW ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires companies to display, with the same prominence as other financial statements, the components of other comprehensive income. SFAS No. 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 130 is effective for the Company's fiscal year ending December 31, 1998. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company does not expect that SFAS No. 130 will require significant revisions of prior disclosures.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998. The Company will evaluate the need for such disclosures at that time.

  The American Institute of Certified Public Accountants has issued Statement of Position 97-2, "Software Revenue Recognition." SOP 97-2 supersedes SOP 91-1 and is effective for the Company for transactions entered into after December 31, 1997. The Company adopted SOP 97-2 in the first quarter of 1998. The adoption of SOP 97-2 is not expected to have a significant impact on the Company's consolidated financial statements.

                                   BUSINESS

INTRODUCTION

  SQL Financials International, Inc. ("SQL Financials" or the "Company") develops, markets and supports client/server financial software applications that reduce the total cost of ownership by minimizing the time, costs and risks associated with implementing, changing and upgrading applications. Almost all of the Company's products are sold as application suites. On occasion, the Company will sell individual applications to its existing customers.

  The Company's products are based on a flexible, open architecture called Active Architecture(TM) which allows for seamless, rapid changes and upgrades without modifying the source code. The Company's software provides organizations with the broad functionality of custom-designed applications without the high total cost of ownership traditionally associated with such applications. By providing broad functionality, a flexible open architecture, and minimized implementation and modification time, the Company addresses the needs of a wide range of organizations while giving end users more control of their work environment.

  The Company licenses its products and services primarily through a direct sales force in North America. At March 31, 1998, the Company had more than 200 customers including leading organizations such as Amtrak, Blue Cross and Blue Shield of Alabama, Chartwell Re Holdings Corporation, First Data Corporation, Land's End, Inc., T. Rowe Price Associates, Inc., Shaw Industries, Inc., and Toronto-Dominion Bank.

  The Company's software license revenues accounted for 43.8%, 52.0%, 49.2% and 63.9% of gross revenues for the quarter ended March 1998, and for 1997, 1996 and 1995, respectively. Services revenues accounted for 36.9%, 30.0%, 30.5% and 21.2% of gross revenues for the quarter ended March 1998, and for 1997, 1996 and 1995, respectively. Maintenance revenues accounted for 19.3%, 18.1%, 20.3% and 14.9% of gross revenues for the quarter ended March 1998, and for 1997, 1996 and 1995, respectively.

INDUSTRY BACKGROUND

  Increasing global competition has driven organizations of all sizes to improve operating efficiencies, reduce costs, speed time to market and improve customer satisfaction. To achieve these objectives, organizations have utilized information technology ("IT") systems to automate repetitive processes, to facilitate communications throughout various departments and to process increasingly sophisticated and detailed information. Organizations therefore face the challenge of providing this critical information to a broad group of end users to give them better control of their work environment and to increase productivity and performance.

  Recent advances in computing and communications, including the wide-spread adoption of distributed computing, and the proliferation of third-party enterprise software applications, have enabled organizations to provide relevant information directly to the desktop. Organizations have deployed enterprise client/server applications addressing the full range of functions across the enterprise, including "front office" related functions such as sales force automation, call center management and customer support and help desk activities, and "back office" operations such as distribution, manufacturing, production and supply chain planning and execution activities. At the core of the enterprise software system are the organization's financial applications that serve as a critical point of integration for all enterprise applications and enable users to improve core business processes, monitor, analyze and report business results, and make more informed decisions faster. According to International Data Corporation, the market for enterprise-level accounting, human resource and payroll client/server applications exceeded $3.0 billion in 1996, and is projected to grow at a compound annual growth rate of 30% through the year 2001 to over $12.0 billion.

  Traditionally, organizations have had two alternatives when deploying enterprise financial applications: either a highly complex custom-designed application to meet the organization's specific requirements, typically developed in a "legacy" environment; or an off-the-shelf application designed to be implemented more rapidly in a distributed computing environment, at a perceived lower cost of ownership, although often lacking the depth of functionality of the custom-designed application.

  While custom-designed applications have provided the desired degree of functionality, their size and complexity generally require very lengthy design, development and implementation efforts. Maintaining, updating and upgrading these applications requires substantial internal resources and generally requires the use of outside consultants. In addition, these applications have limited flexibility to support diverse and changing operations or to respond effectively to evolving business demands and technologies. The high total cost of ownership and complexity associated with developing and maintaining custom-designed applications have limited their utilization to organizations with significant resources.

  In recent years, organizations have increasingly deployed off-the-shelf client/server financial applications to leverage their investment in client/server technologies and provide end users with information that gives them greater control over their work environment. However, traditional off-the-shelf applications often require organizations to re-engineer established business practices to accommodate application constraints or to customize the applications with labor-intensive reprogramming to fit their needs. These requirements significantly challenge resource-constrained organizations and fail to provide the desired lower total cost of ownership.

  Limitations of both custom-designed and off-the-shelf applications result in higher total cost of ownership to the organization. The largest components of such cost are the necessary labor and programming resources associated with implementation and maintenance. According to the Gartner Group, labor-related services, including implementation and post-implementation services, comprise approximately 71% of the five-year total cost of ownership for client/server applications, with the acquisition cost of software compromising only 17% of the total cost of ownership and hardware and networking costs comprising the balance.

  Today, organizations acquiring or replacing their financial applications seek broader functionality, better integration with existing systems and applications, greater flexibility to change and upgrade, and a lower total cost of ownership. Key to meeting these expectations are solutions that are flexible, easy to implement, change and upgrade, provide information on demand and, most importantly, put users in control.

THE SQL FINANCIALS SOLUTION

  The Company offers a highly integrated suite of applications that matches the functionality of custom-designed applications without the high total cost of ownership traditionally associated with such applications. By providing broad functionality, a flexible open architecture, minimized implementation, modification and ongoing support time, and enhanced user control, the Company addresses the needs of a broad range of organizations. The Company's applications offer the following key benefits:

  Broad Functionality. The Company's highly integrated suite of financial applications covers the full range of financial and accounting functions, including general accounting, expense accounting, revenue accounting and human resources. The Company's applications are particularly suited to address the financial, accounting and reporting needs of non-industrial firms. Through its Graphical Architects modules, the Company provides additional capabilities, including enhanced interaction with external software systems, user personalization, job scheduling, analysis capabilities and Internet connectivity.

  Flexible, Open Architecture. The Company's applications are based on a flexible, open architecture to fit in with the components of an organization's existing IT infrastructure. These applications work with the popular Microsoft, Oracle and Sybase databases and run on any operating system and hardware platforms compatible with these databases, enabling customers to easily migrate to alternative computing technologies. The flexibility of the Company's applications, together with the ability to modify the functionality without changing the source code, results in seamless, rapid changes or upgrades. The openness of the architecture allows easy integration with third-party technologies, including Microsoft BackOffice and Arbor Essbase, as well as products from third-party financial reporting software companies.

  Minimized Implementation, Modification and Ongoing Support Time. The implementation of the Company's software can typically be achieved in less than six months, depending on the number of modules being implemented, and modifications can be made directly by the end user at the time of, or subsequent to, implementation. In addition, the time, costs and risks associated with changing and upgrading applications are minimized because implementation of the Company's applications is done without any modification to the underlying source code. The Company believes that this results in implementation and post-implementation services costs well below the industry average.

  Enhanced End User Control. The Company's applications are designed to put users in control by: (i) providing the flexibility to quickly set up applications and personalize user interfaces; (ii) providing end users the ability to directly tailor and change applications during or subsequent to implementation; (iii) allowing users to upgrade in a minimal amount of time without software development tools or significant IT personnel involvement;
(iv) allowing integration with other native or external applications in the users' work environment; and (v) delivering information on demand and in the form desired.

STRATEGY

  The Company's objective is to become the leading provider of financial applications to non-industrial organizations. The key elements of the Company's strategy are as follows:

  Extend Technology Leadership. The Company believes that extending technology leadership, rapidly creating additional features and incorporating new technologies are important competitive advantages in its marketplace. The Company believes its Active Architecture technology is a key differentiator that provides a significant advantage over competing products. In addition, the Company believes it was one of the first software developers to utilize object wrappers in financial applications to facilitate tailoring and integration with other applications. The Company intends to continue to identify and develop new and emerging technologies for its applications.

  Leverage Expertise in Financial Applications. The Company intends to leverage its expertise in financial applications to design, develop and offer other financial and financially-related applications focused on meeting the needs of non-industrial customers. For example, the Company recently introduced several new applications, including Purchasing Control, Personnel, Payroll and Benefits, as well as two new reporting solutions. In addition, the Company intends to release additional applications, such as Project Accounting, Order Entry, Inventory and Treasury.

  Capitalize on Middle Market Opportunities. The Company focuses its sales and marketing efforts on value buyers in mid-sized non-industrial organizations, including divisions of larger companies, which represent the fastest growing segment of the financial applications market. In its targeted industries, financial and human resource applications typically represent the organization's most critical systems. The Company believes that its flexible user-controlled applications are well suited for rapidly growing mid-sized organizations and value buyers that demand highly functional and scalable financial applications without the high total cost of ownership traditionally associated with financial applications.

  Leverage Installed Customer Base. The Company believes that its installed customer base represents a significant potential market for future sales of its products. The Company continually uses its customer relationships: (i) to sell new products and cross-sell products to multiple offices, divisions and departments of a customer's organization; (ii) as a reference to gain new customers; and (iii) to focus its efforts on selected vertical markets as a means of expanding its market share.

  Expand Sales and Marketing Channels. The Company intends to expand its direct sales force by hiring additional experienced sales personnel. The Company also intends to establish indirect distribution channels and relationships with product vendors and consulting companies, as well as increase its international market penetration by establishing relationships with strategic partners with an international presence. The Company believes that expanding its marketing relationships will provide increased access to various geographic markets and potential customers.

  Continue to Provide High Quality Customer Service. By providing superior implementation, support and training services directly to its customers, rather than through third-party resellers and system integrators, the Company can achieve a high level of customer satisfaction, strong customer references and long-term relationships. Direct customer service also allows for immediate feedback which facilitates software improvements. The Company intends to continue to expand its customer service and maintenance staff and to make additional investments in its support infrastructure.

TECHNOLOGY

  The Company's applications are based on an extensible, object-oriented, proprietary architecture called "Active Architecture." The Active Architecture technology is designed to achieve the following benefits: (i) flexible, high-end functionality; (ii) the ability to modify the functionality without changing the source code; (iii) the ability to easily integrate applications into a customer's IT infrastructure; (iv) the ability to rapidly implement changes and upgrade applications; (v) reduced total cost of ownership; and
(vi) users in control. Active Architecture is comprised of three elements: the Core Components, the Graphical Architects modules and the System Manager module.

  Core Components. The core functionality for the Company's applications is defined through a set of Core Components, the building blocks of the financial and human resource applications. The Core Components perform financial and accounting functions in the context of legal and regulatory requirements and generally accepted accounting principles. Examples of these Core Components include general ledger posting, accounts payable vouching, account structure management and payroll processing. The Company's fundamental premise is that users should not need to reprogram the Core Components. Contained within the overall architectural framework is the ability to modify and seamlessly upgrade the Company's applications while continuing to maintain the process and data security, integrity and reliability of the Core Components. End users can accommodate their business-specific requirements and technology changes, such as integrating external software systems, user personalization, job scheduling, analysis capabilities, Internet connectivity and application management through the Graphical Architect modules which require no source code programming.

  Graphical Architects. The Company has developed Graphical Architects modules that allow organizations to quickly and easily adapt to business-specific requirements and changes in technology. The Company provides the Business Controls/Graphical Architect as a standard component with all of its applications and licenses other Graphical Architects modules with additional functionality. Through Business Controls an organization can centrally administer its business rules and policies and apply them across all financial applications. This central control allows for consistency of management policies and reduced set-up time in each of the application areas. Business Controls also allows organizations to define and manage their chart of accounts, analysis codes, default account segments and overrides, accounting periods, inter-company transactions, tax management, accounting calendar, cross-validation rules and multiple currencies.

  System Manager. System Manager supports the Active Architecture technology by integrating, synchronizing and managing all components of the application. System Manager offers a visual point-and-click interface and is designed to reduce systems and database administration efforts and the time required to update external applications, as well as upgrades to the Company's application itself. Through System Manager, the user orchestrates software installation, database initialization, and software and database upgrades. These tasks are simplified by System Manager's automated process which does not require scripts or other programming. In addition, System Manager provides a single point of control for security across all of the Company's applications. Security information is automatically maintained and updated during the upgrades.

  The Company's applications incorporate a multi-tiered, client/server architecture that supports Microsoft Windows 95 and/or NT clients, including Netscape and Microsoft Internet Explorer, and most popular UNIX (AIX, HP-UX, Solaris, VMS, etc.) and Windows NT servers running Microsoft SQL Server, Oracle, and Sybase database management systems over a variety of network topologies. For the year ended December 31, 1997, the Company derived 79.2% and 20.8%, respectively, of its license fees from sales of its products to customers who use Windows NT based-servers and UNIX servers. Integration of the Company's applications with these databases is achieved with a single version of the source code, allowing users to replace or upgrade their hardware and database systems with minimal impact to the customer's application. The Company currently offers both 16-bit and 32-bit versions of its financial applications and 16-bit versions of its human resource applications for the Windows 3.1, Windows 95, and Windows NT platforms. The Company expects to offer 32-bit versions of its human resource applications during 1998. The various technologies upon which the Active Architecture has been built include Microsoft Visual C++ and the Microsoft Foundation Classes, ActiveX, OLE/COM and Centura.

PRODUCTS

  The Company's product family includes a full suite of financial and human resource applications designed to meet the needs of a broad range of organizations.

 APPLICATIONS

  General Ledger, the Company's flagship application, delivers a comprehensive solution including ledger accounting, consolidation and allocations, multi-level segment accounts, automatic entry balancing, multiple financial calendars within a single organization, recurring entries, average daily balances and budgeting and profit sharing.

  Accounts Payable controls vendor information, invoicing procedures and payment activities, while providing for an unlimited number of bank accounts, processing foreign currency gains and losses, and automatically reconciling and balancing inter-company accounts and multiple payment methods.

  Purchasing Control streamlines purchasing processes with end-user requisitioning, quick access to contracts and price lists, automation of receiving and matching processes and vendor management.

  Accounts Receivable streamlines payment applications, provides management and reporting of receivables activities, manages customer information and inter-relationships, tracks the collection process, processes foreign currency gains and losses and provides historical information.

  Revenue Accounting combines invoice entry and billing applications, provides user-defined rules for revenue recognition, automatically creates multi-line tax distributions for multiple taxing authorities, calculates shipping charges for specific lines of an invoice, supports a multi-catalog pricing structure as well as user-defined pricing contracts and tracks customer deposits and down payments.

  Fixed Assets tracks and maintains asset investments and facilitates compliance with tax and accounting regulations through user-defined depreciation scheduling, which can be segmented by organization, asset or book.

  Personnel manages employment, compensation, career/succession planning, position control, health and safety, applicant management, recruiting, training, government compliance and business event notification.

  Benefits manages benefit and accrual planning and enables control of auto enrollment, flexible benefits, flexible spending accounts, cafeteria, defined contributions, beneficiaries, eligibility, COBRA administration and leave accrual processing.

  Payroll manages control of payment and tax processing functions, streamlines payroll processing, manages on-demand checks, direct deposit and earnings and deductions.

 GRAPHICAL ARCHITECTS

  The Company licenses a series of modules, its Graphical Architects, that are designed to extend, enhance, integrate and change the look-and-feel of the Company's core applications. Through a visual point-and-click interface, the Graphical Architects modules allow users to personalize and configure the Company's applications without any source code programming. In addition to Business Controls, which is a standard component of all applications, Graphical Architects modules include the following:

  Data Exchange/Graphical Architect defines sources of data for import and export purposes through a metadata interface for logical mapping of data between the Company's applications and the customer's other internal systems which simplifies implementation and streamlines changes to external data sources.

  Workload/Graphical Architect enables users to manage and schedule tasks effectively with job scheduling, resource allocation, process and report distribution, and e-mail notification. Users can schedule tasks to run on separate application servers at the most efficient processing time.

  Solution/Graphical Architect allows users to personalize the look-and-feel and the functions of their applications and facilitates the integration of the Company's applications with other applications without changing the source code.

  Analysis/Graphical Architect provides a suite of applications that address an organization's need for information on demand. Analysis/Graphical Architect provides users with the following functions:

  Quick Find           Online access with extensive selection criteria to quickly locate information.
-----------------------------------------------------------------------------------
  Quick Reports        Report printing of online query results.
-----------------------------------------------------------------------------------
  Quick Graphs         Graphical representations of online query results.
-----------------------------------------------------------------------------------
  Standard Reports     Templates to simplify users' report definitions based upon the organization's requirements.
-----------------------------------------------------------------------------------
  Financial Statement  Flexible financial reporting system enabling sophisticated
   Generator           financial statements without any programming.
-----------------------------------------------------------------------------------
  Drill Down Analysis  Intra-application, inter-application, and open drill down into all supporting detail and information sources,
                       including information originated in third-party
                       applications.
-----------------------------------------------------------------------------------
  Financial Statement  Integration of Financial Statement Generator with Arbor
   Accelerator         Software's Essbase for high performance reporting.
-----------------------------------------------------------------------------------
  FRx for Windows      Flexible distributed management reporting solution,
                       utilizing FRx from FRx Software Corporation, which delivers full drill down analysis without being connected to the
                       network.
-----------------------------------------------------------------------------------
  Document Manager     Centralized report repository to store reports and make them available to other users in the organization eliminating
                       redundancy and improving resource efficiency.

  Workflow/Graphical Architect allows users to define procedures and policies (events) that trigger responses from the system. Workflow/Graphical Architect allows users to extend the applications to conform to an organization's business processes and policies, such as an accounting application automatically generating approval requests for purchases over a certain dollar amount.

  Internet/Graphical Architect allows organizations to quickly deploy their entire suite of financial and human resource applications to the World Wide Web and tailor it specifically to the unique needs of each Web user. Internet/Graphical Architect provides native Internet implementation of information access-oriented applications such as invoice or payment status, drill down inquiries, report viewing, and account balances.

CUSTOMERS

  The Company sells its products to organizations seeking financial and human resource applications that provide high levels of functionality and flexibility, with minimal implementation time. As of March 31, 1998, the Company's products were licensed to more than 200 customers in the United States and Canada, representing a cross-section of industries, including insurance, business and financial services, communications, retail, printing and publishing, transportation and manufacturing. The Company's products are generally licensed to end users under nonexclusive, nontransferable licenses for the customer's internal operations. The following table sets forth a representative list of customers that have licensed the Company's products and services since January 1, 1996:

FINANCIAL SERVICES         INSURANCE                  MANUFACTURING
                           Blue Cross and Blue        North American
Cantor Fitzgerald, L.P.     Shield of Alabama          Royalties, Inc.
Development Corporation    Chartwell Re Holdings      Shaw Industries, Inc.
 for Israel                 Corporation               Tapemark Company

Farm Credit Services of    Fidelity and Guaranty
 the Midlands, FLCA         Life Insurance Company    OTHER
                                                      ADESA Corporation
Federal Home Loan          Highlands Insurance        Alternative Living
 Mortgage Corporation       Company                    Services
First Data Corporation     Markel Corporation         American Psychiatric
                                                       Association

HD Vest, Inc.
J. & W. Seligman & Co.,    RETAIL                     Amtrak
 Incorporated              Aaron Rents, Inc.          Covenant Health
Northwest Farm Credit      Fazoli's Management,       Lanter Company
 Services, ACA              Inc.                      Labor Ready Company
NOVA Information           Land's End, Inc.           McDermott Incorporated
 Systems, Inc.             Richman Gordman 1/2
Pulte Mortgage              Price Stores, Inc.
 Corporation               The Container Store
T. Rowe Price              U.S.A. Floral Products,
 Associates, Inc.           Inc.
Toronto-Dominion Bank
Travelers Express
 Company, Inc.

CUSTOMER CASE STUDIES

  While each customer engagement differs, the following examples illustrate the types of business needs the Company has addressed:

  FIRST DATA CORPORATION. First Data Corporation ("FDC") is a global leader in payment systems, electronic commerce and information management products and services. FDC and its principal operating units process the information that allows millions of consumers to pay for goods and services by credit, debit or smart card at the point of sale or over the Internet; by check or wire money. In 1996, FDC processed approximately six billion transactions. FDC employs 36,000 people worldwide and serves clients throughout the United States, the United Kingdom, Australia, Mexico, Germany, Asia Pacific and Spain through its agent network to more than 120 countries around the world. FDC made a strategic decision to phase out the mainframe and to standardize its financial applications throughout the organization. Because the FDC companies were using numerous disparate systems, the time and cost of implementation as well as overall functionality were key requirements. FDC selected SQL Financials' General Ledger, Accounts Payable, Accounts Receivable and Revenue Accounting applications as its new corporate standard. FDC completed the implementation of seven companies in only 15 months. The SQL Financials' Data Exchange/Graphical Architect dramatically improved FDC's ability to manage the conversion efforts from the various legacy systems as well as provided a quick way to build the many interfaces necessary to integrate the new financial systems. Data Exchange also enabled FDC to enhance its EDI capabilities and integrate with its new laser check software. The new systems have enabled FDC to streamline its processes and enable users to control the reporting and information analysis. FDC has also licensed and plans to implement the SQL Financials' Financial Statement Accelerator and Solution/Graphical Architect products.

  SHAW INDUSTRIES. Shaw Industries, Inc. ("Shaw") is the largest tufted carpet manufacturer in the world, with approximately $3.5 billion in sales per year. The need for immediate access to information drove Shaw's decision to replace its legacy financial applications. Shaw also placed a high priority on the ability to quickly implement and upgrade its applications. After conducting a detailed evaluation of client/server vendors, Shaw selected SQL Financials' General Ledger. Shaw reported minimized implementation time despite a simultaneous year end closing. The new financial application enabled Shaw to utilize the existing chart of accounts, to provide online immediate analysis of its financial data, and put users in control of the new accounting system. Shaw produces more than 1000 reports each monthly financial closing. One of the primary benefits of the new system is the ability to easily accommodate reporting reorganizations--a time consuming task that was accomplished manually with the previous system. Shaw is currently implementing Fixed Assets and Financial Statement Accelerator.

  TORONTO-DOMINION BANK. Toronto-Dominion Bank ("TD Bank") is the 12th largest bank in North America with assets of Canadian $163 billion at October 31, 1997 and worldwide corporate lending and investment banking activities. In the United States, TD Bank provides corporate lending and investment banking services from New York, and discount brokerage services through its wholly owned subsidiary, Waterhouse Investor Services. With the objective of achieving high productivity while carefully managing costs, TD Bank's Corporate & Investment Banking Group decided on a single global client/server general ledger. Its new General Ledger system required the following key functional requirements: robust and flexible financial and management reporting, sophisticated allocations, strong consolidations and multi-currency features, an intuitive user interface and a flexible multi-segmented chart of accounts. After an extensive evaluation, the Company's General Ledger was selected as the standard general ledger solution. The Company's products will enable TD Bank to implement a standard chart of accounts worldwide and simplify the consolidation process, which should offer TD Bank a reduction in training across offices. The Company's General Ledger has also reduced the steps and time required to consolidate global information for management. To address high volume reporting needs, TD Bank plans to implement Financial Statement Accelerator, which should reduce the time required to run reports from hours to minutes.

SALES AND MARKETING

  The Company sells its software and services primarily through its direct sales force. As of March 31, 1998, the Company's direct sales force consisted of 38 sales professionals and 10 marketing personnel, located in 12 domestic offices and one office located in Canada. The Company expects to increasingly develop indirect channels in order to enhance its market penetration and implementation capabilities. International revenues were approximately 3.0% of total revenues for the year ended December 31, 1997, and the Company expects that revenues from international customers will account for a growing portion of the Company's total revenues. The sales cycle for the Company's software averages between four to seven months.

  The Company's marketing strategy is to position the Company as the leading provider of applications to non-industrial organizations by providing applications with a high level of functionality and flexibility with minimal implementation time. In support of this strategy, the Company engages in a full range of marketing programs focused on creating awareness and generating qualified leads. These programs include developing and maintaining business partners and participating in joint marketing programs, such as participating in the Microsoft Solution Provider Program, as well as public relations, telemarketing, developing databases of targeted customers, and conducting advertising and direct mail campaigns. In addition, the Company participates in trade shows and seminars and maintains a World Wide Web home page which is integrated with the Company's sales, marketing, recruiting and fulfillment operations.

IMPLEMENTATION SERVICES

  The Company provides dedicated implementation services for the Company's customers. The Company believes that the provision of superior implementation services in conjunction with ease of implementation is integral to its success in achieving a high level of customer satisfaction. By providing these implementation services, the Company is able to minimize implementation time by helping customers to implement an application module in an average of four months, generally at a cost equal to or below the cost of the licensed software. As of March 31, 1998, the Company employed 77 personnel providing implementation services, which are typically offered to the Company's customers on a time and materials basis.

  The Company is also developing marketing relationships with companies sharing a commitment to client/server implementations that deliver high functionality and flexibility, while minimizing the time required to implement, change and upgrade them. These companies include: Deloitte & Touche Management Services and Solutions, The Client Server Factory and Grant Thornton LLP.

CUSTOMER SERVICE AND MAINTENANCE

  The Company believes that superior customer service and support, including product support and maintenance, training, and consulting services, are critical to achieve and maintain customer satisfaction. The Company's customer service and support functions include the Company's call center, distribution services, production support and account management, all of which are integrated in a single group. The Company's customer service organization provides a single point of contact for customers from execution of the license agreements through post-implementation. Each of the Company's customers has entered into an annual maintenance contract for the first year of use, renewable on an annual basis. Of the 135 customers who entered into license agreements with the Company before March 31, 1997, 126 customers or 93.3% have renewed their maintenance contracts. As of March 31, 1998, the Company employed 41 technical post-sales support personnel providing software maintenance and support, and hotline access. In addition to telephone support, the Company also offers support by electronic mail, electronic bulletin board and facsimile. The Company intends to continue to expand its customer service and maintenance staff and to make additional investments in its support infrastructure.

RESEARCH AND DEVELOPMENT

  The Company's success is in part dependent on its ability to continue to meet customer and market requirements with respect to functionality, performance, technology and reliability. The Company invests, and intends to continue to invest, substantially in its research and development efforts. As of March 31, 1998, the Company's research and development operation included 51 employees, primarily located in Atlanta. In addition, the Company has from time-to-time supplemented, and plans to continue to supplement, its core resource pool through outside contractors and consultants when necessary.

  The Company's research effort is currently focused on identifying new and emerging technologies and engineering processes, as well as possible technology alliances. The primary area of focus within the research effort involves distributed component computing and associated technologies and architectures, especially with respect to both Internet and intranet transaction processing.

  The Company's development effort is focused primarily on the product delivery cycle and its associated technologies and software life-cycle processes. The development operation consists of various functional and technological teams who are responsible for bringing the various products that the Company delivers to market. These teams consist of software engineering, documentation, and quality assurance personnel. The specific responsibilities of the development operation include: (i) enhancing the functionality and performance within the currently available product line; (ii) developing new products and/or integrating with strategic third-party products to strengthen the product line; (iii) porting the product line to remain current and compatible with new operating systems, databases, and tools; (iv) enhancing the adaptability and extensibility of the product line through the release of new and enhanced Graphical Architects; and (v) managing and continuously improving the overall software development process. The Company continually utilizes customer feedback in the product design process in order to meet changing business requirements and is committed to developing technologies which provide highly functional, integrated solutions in a rapid and efficient manner.

  Research and development expenditures were approximately $3.9 million, $5.8 million, $7.2 million and $1.3 million for 1995, 1996, 1997 and the quarter ended March 31, 1998, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

COMPETITION

  The market for the Company's products is highly competitive and subject to rapid technological change. Although the Company has experienced limited competition to date from products with comparable capabilities, the Company expects competition to increase in the future. The Company currently competes principally based on ease of use and reduced time of implementation, which are a result of: (i) the breadth of its products' features; (ii) the automated, scalable and cost-effective nature of its products; and (iii) the Company's knowledge, expertise and service ability gained from close interaction with customers. While the Company believes that it currently competes favorably overall with respect to these factors, there can be no assurance that the Company will be able to continue to do so.

  The Company competes directly or indirectly with a number of competitors that have significantly greater financial, selling, marketing, technical and other resources than the Company, including the following companies:
PeopleSoft, Lawson and Oracle. In 1997, J.D. Edwards & Company introduced financial applications for use on Windows NT or Unix servers, and additional competitors may enter this market, thereby further intensifying competition. These competitors may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. Moreover, these companies may introduce additional products that are competitive with or better than those of the Company or may enter into strategic relationships to offer better products than those currently offered by the Company. There can be no assurance that the Company's products would effectively compete with such new products.

  To remain competitive, the Company must continue to invest in research and development, selling and marketing, and customer service and support. In addition, as the Company enters new markets and utilizes different distribution channels, the technical requirements and levels and bases of competition may be different than those experienced in the Company's current market. There can be no assurance that the Company will be able to successfully compete against either current or potential competitors in the future. See "Risk Factors--Competition."

PROPRIETARY RIGHTS AND LICENSING

  The Company's success depends significantly on its internally developed intellectual property and intellectual property licensed from others. The Company relies primarily on a combination of copyright, trademark and trade secret laws, as well as confidentiality procedures and license arrangements to establish and protect its proprietary rights in its software products.

  The Company has no patents, and existing trade secret and copyright laws afford only limited protection of the Company's proprietary rights. The Company has registered or applied for registration for certain copyrights and trademarks, and will continue to evaluate the registration of additional copyrights and trademarks as appropriate. The Company believes that, because of the rapid pace of technological change in the software industry, the intellectual property protection of its products is a less significant factor in the Company's success than the knowledge, abilities and experience of the Company's employees, the frequency of its product enhancements, the effectiveness of its marketing activities and the timeliness and quality of its support services. See "Risk Factors--Proprietary Rights and Licensing."

  The Company enters into license agreements with each of its customers. The Company's license agreements provide for the customer's non-exclusive right to use the object code version of the Company's products. The Company's license agreements prohibit the customer from disclosing to third parties or reverse engineering the Company's products and disclosing the Company's other confidential information. In certain rare circumstances, typically for the earliest releases of the Company's products, the Company has granted its customers a source code license, solely for the customer's internal use.

  The Company has in the past licensed and may in the future license on a non-exclusive basis third-party software from third parties for use and distribution with the Company's financial and human resource applications. Additionally, the Company's human resource applications are based on software acquired under a non-exclusive object code and source code license from a third party. The Company has entered into agreements with its third party licensors with customary warranty, software maintenance and infringement indemnification terms.

EMPLOYEES

  As of March 31, 1998, the Company had a total of 244 employees, all except seven of whom were based in the United States. Of the total, 77 were employed in implementation services, 51 were in research and development, 38 were in sales, 41 were in customer support, 27 were in finance, administration and operations, and 10 were in marketing. The Company believes its future performance depends in significant part upon the continued service of its key engineering, technical support and sales personnel and on its ability to attract or retain qualified employees. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel in the future. None of the Company's employees are represented by a labor union or are subject to a collective bargaining agreement. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk Factors-- Management of Growth;" "--Dependence Upon Key Personnel; Ability to Hire and Retain Personnel."

FACILITIES

  The Company's corporate office and principal facility is located in Suwanee, Georgia, where the Company leases approximately 41,000 square feet of space. The lease commenced on June 15, 1997 and expires on July 15, 2004. The lease requires annual payments of $386,000 for the first 12-month period with an increase of 3% in each 12-month period after the first year. This facility accommodates research and development, sales, finance, administration and operations, customer support and marketing. The Company also leases 11 facilities, primarily for regional sales offices, elsewhere in the United States and Canada, providing for aggregate annual lease payments of approximately $218,000. Expiration dates on sales office leases range from May 1998 to March 1999. The Company anticipates leasing additional space during the next 12 months to meet its needs as a result of significant growth in personnel.

LEGAL PROCEEDINGS

  The Company is not currently a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

NAME                      AGE                     POSITION
----                      ---                     --------
Stephen P. Jeffery......   42 Chairman, Chief Executive Officer, President and
                              Director
William M. Curran, Jr...   36 Vice President, Sales--East
William A. Fielder,        39 Chief Financial Officer and Treasurer
 III....................
Sally M. Foster.........   44 Vice President, Customer Support
Robert C. Holler........   34 Vice President, Research and Development
Steven M. Hornyak.......   32 Vice President, Marketing
Alain Livernoche........   38 Vice President, Sales--West
Arthur G. Walsh, Jr.....   50 Vice President, Human Resources and Secretary
Joseph S. McCall........   48 Director
Tench Coxe(1)(2)........   40 Director
William S.                 42 Director
 Kaiser(1)(2)...........
Donald L. House.........   56 Director
Said Mohammadioun.......   50 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  STEPHEN P. JEFFERY joined the Company in November 1994 as Vice President of Marketing and was elected Vice President of Sales and Marketing in June 1995. He was elected President of the Company in October 1995, a member of the Board of Directors in October 1997, Chairman of the Board in December 1997 and Chief Executive Officer of the Company in February 1998. Prior to joining the Company, Mr. Jeffery was employed by Hewlett-Packard Company, where he served as the manager of Hewlett-Packard's client/server solutions and partner programs as well as in a variety of sales and marketing management positions in the U.S. and Europe for 15 years. Mr. Jeffery also served in sales with IBM prior to joining Hewlett-Packard.

  WILLIAM M. CURRAN, JR. joined the Company in February 1996 as Regional Sales Manager for the Southern Region. In August 1997, Mr. Curran was elected Vice President of Sales for the Eastern region. Prior to joining the Company, Mr. Curran was employed by Geac Computer Corp. Ltd (formerly Dun & Bradstreet Software) ("Geac") from November 1989 until February 1996 as a Senior Account Executive where he was the top sales performer for the past 6 years. From June 1984 until November 1989, Mr. Curran served in a variety of sales positions with Unisys Corporation.

  WILLIAM A. FIELDER, III. joined the Company in March 1998 as Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Fielder served as Vice President and Chief Financial Officer of Gray Communications Systems, Inc. from July 1993 to March 1998. From April 1991 to July 1993, Mr. Fielder served as Controller of Gray Communications Systems, Inc. which was the chief financial officer position of that company.

  SALLY M. FOSTER joined the Company in March 1997 as Vice President of Customer Service. Prior to joining the Company, Ms. Foster served in several positions at Geac, from August 1988 until March 1997, most recently as Vice President/Director of Global Business Operations. From August 1985 until August 1988, Ms. Foster served as the Division Operations Manager for the General Motors Corporation, Electronic Data Systems Ltd. based in London, England.

  ROBERT C. HOLLER joined the Company in June 1993 as the group leader for all technology development. In January 1995, Mr. Holler was elected Vice President of Development and in May 1996, he was elected Vice President of Research. In April 1998, Mr. Holler was elected Vice President of Research and Development. Before joining the Company, he served from 1989 to 1993 as a consultant with McCall Consulting Group, where he managed the initial implementations of the Company's products. Earlier, he was employed with Andersen Consulting as a consultant.

  STEVEN M. HORNYAK joined the Company in December 1994 as an Account Executive and was promoted to Regional Sales Manager for the Northeast region. In August 1997, Mr. Hornyak was elected Vice President of Marketing. Prior to joining the Company, Mr. Hornyak served in a variety of sales and consulting roles for Oracle Corporation from June 1992 until December 1994. Prior to that, he was employed by Price Waterhouse in its management consulting services group.

  ALAIN LIVERNOCHE joined the Company in January 1997 as Vice President of Sales for the Western region. Prior to joining the Company, Mr. Livernoche was employed by Geac from June 1985 until January 1997, where he served in several sales roles, most recently as Regional Vice President and General Manager for the Central United States and Canada. From May 1981 until June 1985,
Mr. Livernoche was employed by Andersen Consulting in Canada and Europe with primary focus on evaluations and implementations of financial and human resource software.

  ARTHUR G. WALSH, JR. joined the Company in November 1992 as Chief Operating Officer and Secretary. In October 1995, Mr. Walsh was elected Vice President of Customer Service and Treasurer. Currently, Mr. Walsh serves as Vice President of Human Resources and Secretary. From September 1989 until November 1992, he was Chief Operating Officer for Wilson & McIlvaine, a general business Chicago law firm, where he was responsible for overall management of the firm's business operations. Before that, Mr. Walsh was employed with Andersen Consulting, from July 1974 until September 1989, where he served in a variety of roles in Atlanta and Chicago, lastly as Director of Finance and Administration for the Technical Services Organization in Chicago world headquarters.

  JOSEPH S. MCCALL co-founded the Company in November 1991 and has previously served as its Chairman, President, and Chief Executive Officer and has been a member of the Board of Directors since 1991. Mr. McCall currently serves as a Director and consultant to the Company. Prior to founding the Company, Mr. McCall founded McCall Consulting Group, Inc. in 1986, and he currently serves as its President. Mr. McCall also formed Technology Ventures, LLC in 1994 and currently serves as its sole manager. From 1975 to 1986, Mr. McCall managed major systems integration and development projects and application software evaluations and implementation engagements for Andersen Consulting.

  TENCH COXE has served as a member of the Board of Directors of the Company since September 1993. Mr. Coxe has served as a general partner of Sutter Hill Ventures, a venture capital company located in Palo Alto, California, since 1989. From 1984 to 1987, Mr. Coxe served as Director of Marketing and in other management positions with Digital Communications Associates. Mr. Coxe is currently on the Board of Directors of Avant! Corporation and Edify Corporation.

  WILLIAM S. KAISER has served on the Board of Directors of the Company since November 1992. Mr. Kaiser joined Greylock Management Corporation, a venture capital company located in Boston, in 1986 and became a general partner in 1988. From 1983 to 1986, Mr. Kaiser served in a variety of marketing management positions with Apollo Computer, primarily working with Apollo's third-party suppliers. Mr. Kaiser is also on the Board of Directors of Avid Technology, Inc. and Open Market, Inc.

  DONALD L. HOUSE served as Chairman of the Board of Directors of the Company from January 1994 through December 1997, and as President from January 1993 through December 1993. From September 1991 until December 1992, Mr. House served as President of Prentice Hall Professional Software, Inc., a subsidiary of Simon and Schuster, Inc. From 1968 through 1987, Mr. House served in a number of senior executive positions with Management Science America, Inc. Mr. House is a director of Melita International Corporation, where he serves as Chairman of the Audit Committee and a member of the Compensation Committee and is a director of XcelleNet, Inc., where he serves as Chairman of its Audit and Nominating Committees. Mr. House also serves as a director of Carreker-Antinori, Inc. Mr. House also serves as a member of the Board of Directors of BT Squared Technologies, Inc., Intellimedia Commerce, Inc., Systems Techniques, Inc. and Telinet Technologies, LLC which are privately held companies.

  SAID MOHAMMADIOUN has served as a member of the Board of Directors of the Company since March 1998. Mr. Mohammadioun has served as Chairman and Chief Executive Officer of Synchrologic, Inc. since October 1996. From March 1995 to September 1996, he was a private investor in small technology companies. Mr. Mohammadioun was Vice President of Lotus Development Corp. from December 1990 to February 1995. Mr. Mohammadioun also serves on the Board of Directors of IQ Software Corporation and FirstWave Technologies, Inc.

  Executive officers of the Company are elected by the Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

  Concurrent with the effective date of this Offering, the Company's Board of Directors will be divided into three classes, with the members of each class of directors serving for staggered three-year terms. Messrs. McCall and Kaiser will serve in the class the term of which expires in 1999; Messrs. Coxe and House will serve in the class the term of which expires in 2000; and Messrs. Jeffery and Mohammadioun will serve in the class the term of which expires in 2001. Upon the expiration of the term of each class of directors, directors comprising such class of directors will be elected for a three-year term at the next succeeding annual meeting of stockholders. The Company's classified Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors. See "Description of Capital Stock--Delaware Law and Certain Provisions of the Company's Restated Certificate and By-laws."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Audit Committee consists of Messrs. Coxe and Kaiser. The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee will make annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year.

  The Compensation Committee consists of Messrs. Coxe and Kaiser. The Compensation Committee will review and evaluate the compensation and benefits of all officers of the Company, review general policy matters relating to compensation and benefits of employees of the Company and make recommendations concerning these matters to the Board of Directors. The Compensation Committee also will administer the Company's stock option plans.

DIRECTOR COMPENSATION

  Directors who are not employees of the Company (also referred to as "Outside Directors") currently include Messrs. McCall (as of the closing date of the Offering), Coxe, House, Kaiser and Mohammadioun, and do not receive an annual retainer or any fees for attending regular meetings of the Board of Directors. Directors are not reimbursed for out-of-pocket expenses incurred in attending such meetings. Outside Directors may participate in the Company's 1998 Stock Incentive Plan. Effective March 9, 1998, the Company granted to
Mr. Mohammadioun an option to acquire 11,250 shares of Common Stock at an exercise price of $8.00 per share.

EXECUTIVE COMPENSATION

  The following table sets forth certain information regarding compensation earned by Joseph S. McCall, the Company's Chief Executive Officer at December 31, 1997 and the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company in 1997.

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                             ANNUAL COMPENSATION(1)                     AWARDS
                             --------------------------              ------------
                                                                      NUMBER OF
                                                           OTHER      SECURITIES
                                                           ANNUAL     UNDERLYING   ALL OTHER
NAME AND PRINCIPAL POSITION    SALARY          BONUS    COMPENSATION  OPTIONS(2)  COMPENSATION
---------------------------  -----------    ----------- ------------ ------------ ------------
Joseph S. McCall........     $   151,350    $   150,000     --             --           --
 Chief Executive
 Officer(3)
William M. Curran,           $   111,748    $   197,910     --          45,000          --
 Jr. ...................
 Vice President, Sales
Steven M. Hornyak.......     $   111,760    $   130,822     --          51,000      $53,394(4)
 Vice President,
 Marketing
Stephen P. Jeffery......     $   175,000(6) $    92,621     --          75,000          --
 President(5)
Alain Livernoche........     $   136,752    $    91,599     --          60,000          --
 Vice President, Sales

--------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life insurance or other benefits which are available to all salaried employees of the Company, and certain perquisites and other benefits, securities or property that do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.
(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1997 to its executive officers. Options granted to the Named Executive Officers were granted at fair market value on the date of grant as determined by the Board of Directors.
(3) Mr. McCall resigned as the Company's Chief Executive Officer on February 5, 1998.
(4) One time payment for relocation expenses.
(5) Mr. Jeffery was elected as the Company's Chief Executive Officer effective as of February 5, 1998.
(6) Includes $14,583 in deferred compensation earned in 1997.

  The following table sets forth all individual grants of stock options during fiscal year 1997, to each of the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                          ------------------------------------------------------------
                                                                                           POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                          AT ASSUMED
                                                                                        ANNUAL RATES OF
                          NUMBER OF                                                       STOCK PRICE
                          SECURITIES PERCENT OF TOTAL                                  APPRECIATION FOR
                          UNDERLYING OPTIONS GRANTED                                    OPTION TERM(2)
                           OPTIONS   TO EMPLOYEES IN  EXERCISE OR BASE                 -----------------
  NAME                    GRANTED(1)   FISCAL YEAR    PRICE PER SHARE  EXPIRATION DATE    5%      10%
  ----                    ---------- ---------------- ---------------- --------------- -------- --------
Joseph S. McCall........       --          --                --                --           --       --
Stephen P. Jeffery......    75,000         9.3%            $3.67          11/10/04     $112,054 $261,134
William M. Curran, Jr...    15,000         1.9              2.00          07/24/04       12,213   28,462
                            30,000         3.7              3.67          11/10/04       44,822  104,454
Alain Livernoche........    15,000         1.9              1.00          04/13/04        6,107   14,231
                            15,000         1.9              2.00          07/24/04       12,213   28,462
                            30,000         3.7              3.67          11/10/04       44,822  104,454
Steven M. Hornyak.......     6,000         0.7              1.00          01/01/04        2,443    5,692
                            15,000         1.9              1.00          05/23/04        6,107   14,231
                            30,000         3.7              3.67          11/10/04       44,822  104,454

--------
(1) All options were incentive stock options and were granted pursuant to the Company's 1992 Stock Option Plan at an exercise price not less than fair market value on the date of grant as determined by the Board of Directors of the Company. Options vest in installments over a period of four years with 20% of the options vested 12 months from the date of grant, 40% vested 24 months after the date of grant, 70% vested 36 months after the date of grant and 100% vested 48 months after the date of grant. The options expire seven years after the date of grant.
(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the option. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. The actual realizable value of the options based on the price to the public in this Offering will substantially exceed the potential realizable value shown in the table.

  The following table provides information regarding exercisable and unexercisable stock options held as of December 31, 1997 by each of the Named Executive Officers. There were no options exercised by the Named Executive Officers in 1997.

                            YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES            VALUE OF
                                   UNDERLYING                UNEXERCISED
                                   UNEXERCISED              IN-THE-MONEY
                               OPTIONS AT YEAR-END     OPTIONS AT YEAR-END(1)
                            ------------------------- -------------------------
  NAME                      EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                      ----------- ------------- ----------- -------------
Joseph S. McCall...........   61,762           --      $267,429      $    --
Stephen P. Jeffery.........   37,500       225,000      159,900      714,600
William M. Curran, Jr......    3,000        57,000       12,396      134,484
Alain Livernoche...........      --         60,000          --       144,900
Steven M. Hornyak..........    2,340        57,660        9,914      151,867

--------
(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated by determining the difference between the estimated fair market value of the Company's Common Stock underlying the option as of December 31, 1997 ($5.00 per share) and the exercise price per share payable upon exercise of such options. In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock and the risks normally associated with technology companies.

EMPLOYEE BENEFIT PLANS

  1992 Stock Option Plan. The Company adopted its 1992 Stock Option Plan (the "1992 Stock Option Plan") on November 22, 1992. The aggregate number of shares reserved for issuance under the 1992 Stock Option Plan is 1,633,938 shares. As of March 31, 1998, options to purchase 1,585,023 shares of Common Stock were outstanding under the 1992 Stock Option Plan at exercise prices ranging from $0.67 to $8.00 per share and a weighted average exercise price of $2.66 per share. Options granted under the 1992 Stock Option Plan generally vest in installments over a period of four years with 20% of the options vested 12 months from the date of grant, 40% vested 24 months from the date of grant, 70% vested 36 months from the date of grant and 100% vested 48 months after the date of grant. The Company has accelerated the vesting of options granted from January through March 1998 under the 1992 Stock Option Plan. As of
March 31, 1998, 50,581 shares of Common Stock have been issued pursuant to the exercise of options granted under the 1992 Stock Option Plan. The purpose of the 1992 Stock Option Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The majority of all options granted under the 1992 Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1985 as amended (the "Code").

  The 1992 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible officers, directors, consultants or employees to whom options may be granted, the number of shares of the Company's Common Stock subject to each option and the extent to which options may be exercisable.

  1998 Stock Incentive Plan. In February 1998, the Board of Directors adopted and the stockholders approved the SQL 1998 Stock Incentive Plan (the "1998 Stock Plan"). Under the 1998 Stock Plan, the Board of Directors, or the Compensation Committee of the Board of Directors, has the flexibility to determine the type and amount of awards to be granted to eligible participants. The 1998 Stock Plan is intended to secure for the Company and its stockholders the benefits arising from ownership of the Company's Common Stock by individuals employed or retained by the Company who will be responsible for the future growth of the enterprise. The 1998 Stock Plan is designed to help attract and retain superior personnel for positions of substantial responsibility with the Company (including advisory relationships where appropriate), and to provide individuals with an additional incentive to contribute to the Company's success.

  The Board or the Compensation Committee may make the following types of grants under the 1998 Stock Plan, each of which will be an "Award": (i) incentive stock options ("ISOs"); (ii) nonqualified stock options ("NSOs");
(iii) restricted stock awards ("Restricted Stock Awards"); (iv) stock appreciation rights ("SARs"); and (v) restricted units ("Restricted Units"). Officers, key employees, employee directors, consultants and other independent contractors or agents of the Company or its subsidiaries who are responsible for or contribute to the management growth or profitability of the Company's business will be eligible for selection by the Board of Directors or the Compensation Committee to participate in the 1998 Stock Plan, provided, however, that ISOs may be granted only to a person who is an employee of the Company or its subsidiaries.

  The Company has authorized and reserved for issuance an aggregate of 200,000 shares of its Common Stock under the 1998 Stock Plan, to be automatically increased to 1,000,000 shares of Common Stock upon the completion of this Offering. As of March 31, 1998, options to purchase 123,750 of Common Stock were outstanding under the 1998 Stock Plan at a weighted average exercise price of $8.00 per share. The Company has accelerated the vesting of certain options granted during March 1998 under the 1998 Stock Plan. The aggregate number of shares of Common Stock that may be granted through Awards under the 1998 Stock Plan to any employee in any calendar year may not exceed 200,000 shares. The shares of Common Stock issuable under the 1998 Stock Plan are authorized but unissued shares. If any of the Awards granted under the 1998 Stock Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited Awards will again be available for purposes of the 1998 Stock Plan. The 1998 Stock Plan will continue in effect until February 2008 unless sooner terminated under the general provisions of the 1998 Stock Plan.

  The 1998 Stock Plan is administered by the Board of Directors or upon its delegation to the Compensation Committee of the Board of Directors, by the Compensation Committee, consisting of not less than two directors of the Company who are "non-employee directors" (within the meaning of SEC Rule 16b-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended), so long as non-employee director administration is required under Rule 16b-3, and who are "outside directors" (as defined in Section 162(m) of the Code), so long as outside directors are required by the Code. Subject to the foregoing limitations, as applicable, the Board of Directors may from time to time remove members from the Compensation Committee, fill all vacancies on the Compensation Committee, however caused, and may select one of the members of the Compensation Committee as its chairman. The Compensation Committee may hold meetings at such times and places as they may determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the 1998 Stock Plan.

  401(k) Retirement Savings Plan. The Company maintains a Section 401(k) Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, Company employees who have completed six consecutive months of service with the Company and are over 21 years of age may elect to participate in the 401(k) Plan. Under the 401(k) Plan, participants may elect to defer a portion of their compensation, subject to certain Code limitations. In addition, at the discretion of the Board of Directors and subject to certain Code limitations, the Company may make profit sharing contributions into the 401(k) Plan. The Company currently does not match contributions. A separate account is maintained for each participant in the 401(k) Plan, which account is 100% vested. Distributions from the 401(k) Plan may be in the form of a lump-sum payment in cash or property or in the form of an annuity.

AGREEMENTS WITH EMPLOYEES

  In February 1998, the Company entered into an agreement with Joseph S. McCall whereby Mr. McCall resigned as the Company's Chief Executive Officer and as Chairman, Chief Executive Officer and Manager of the Services Subsidiary. Mr. McCall agreed to remain an employee of the Company at his current salary, including incentive compensation, until the completion of this Offering, at which time he will become as consultant to the Company for a period of one year pursuant to the terms of an Independent Contractor Agreement. For his consulting services, the Company will pay Mr. McCall the sum of $125,000 over the one year period, with the ability to earn an additional $100,000 in incentive compensation if certain revenue targets are met by the Company. Mr. McCall has agreed to continue to serve on the Company's Board of Directors for at least six months following the termination of his employment. In recognition of his past services, Mr. McCall's agreement to allow the termination of the common stock voting trust agreement, and his resignation as CEO, the Company agreed to pay Mr. McCall a lump sum of $225,000 on or before June 30, 1998 and will pay Mr. McCall as severance an additional $75,000 payable in semi-monthly installments over a one year period beginning on the effective date of the termination of his employment with the Company.

  The Company generally enters into confidentiality and nondisclosure agreements with its employees. Pursuant to the terms of these agreements, employees agree to confidentiality restrictions, employee and customer nonsolicitation covenants and assignment of inventions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee reviews and approves compensation and benefits for the Company's key executive officers, administers the Company's stock option plans and makes recommendations to the Board regarding such matters. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board or Compensation Committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Restated By-Laws of the Company (the "Restated By-Laws") and the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate") provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the Restated By-Laws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. The Company has obtained insurance which insures the directors and officers of the Company against certain losses and which insures the Company against certain of its obligations to indemnify such directors and officers. In addition, the Restated Certificate provides that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Such limitations of personal liability under the Delaware Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to the Company, such relief may be difficult to obtain or, if obtained, may not adequately compensate the Company for its damages.

  There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification by the Company will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by: (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each Named Executive Officer who is a beneficial owner of the Company's Common Stock (see "Management--Executive Compensation"); and (iv) all executive officers and directors as a group.

                                                    PERCENTAGE OF COMMON
                                                    STOCK OUTSTANDING(2)
                                   NUMBER OF SHARES ------------------------
                                     BENEFICIALLY     BEFORE        AFTER
NAME OF BENEFICIAL OWNER               OWNED(1)      OFFERING      OFFERING
------------------------           ---------------- ----------    ----------
Joseph S. McCall(3)..............     2,133,593             30.8%         13.3%
William S. Kaiser(4).............     1,003,122             13.5          11.1
Greylock Limited Partner-
 ship(4)(5)......................     1,003,122             13.5          11.1
HarbourVest Partners IV--Direct
 Fund L.P.(6)....................       870,155             12.1           9.6
Tench Coxe(7)....................       741,805             10.4           8.2
Sutter Hill Ventures, a Califor-
 nia Limited Partnership(7)......       741,805             10.4           8.2
Highland Capital Partners II Lim-
 ited Partnership(8).............       594,684              8.5           6.6
Technology Crossover Management,
 L.L.C.(9).......................       576,465              8.3           6.4
Chase Venture Capital Associates,
 L.P.(10)........................       312,501              4.6           3.5
Spitfire Capital Partners,
 L.P.(11)........................       312,501              4.6           3.5
Stephen P. Jeffery(12)...........       156,300              2.4           1.7
Donald L. House..................        76,249              1.2             *
Steven M. Hornyak(13)............        11,385                *             *
William M. Curran, Jr.(14).......         6,300                *             *
Alain Livernoche(15).............         4,500                *             *
Said Mohammadioun(16)............        11,250                *             *
All executive officers and direc-
 tors as a group (14 per-
 sons)(17).......................     4,349,434             61.9%         37.7%

--------
*   Indicates less than one percent.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable by the Company pursuant to options held by the respective person or group which may be exercised within 60 days after March 31, 1998 ("Presently Exercisable Options"). Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
 (2) For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding before the Offering includes: (i) 1,640,581 shares of Common Stock outstanding as of March 31, 1998; and (ii) 4,787,594 shares of Common Stock issuable upon the Conversion. The number of shares deemed outstanding after the Offering includes an additional:
     (i) 131,250 shares of Common Stock issuable upon the Warrant Exercise; and (ii) 2,500,000 shares being offered hereby. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) Shares beneficially owned before the Offering includes: (i) 1,640,581 shares of Common Stock (all of the outstanding Common Stock of the Company) which are subject to a Voting Trust Agreement pursuant to which Mr. McCall, a director of the Company, serves as sole trustee and exercises sole voting control; (ii) 300,000 shares of Common Stock issuable to Tech Ventures upon conversion of shares of Preferred Stock subject to a warrant; (iii) 131,250 shares of Common Stock issuable to Tech Ventures upon the Warrant Exercise; and (iv) 61,762 shares issuable upon the exercise of Presently Exercisable Options.
 (4) Includes (i) 986,382 shares of Common Stock issuable upon conversion of shares of Preferred Stock owned by Greylock Limited Partnership; and (ii) 16,740 shares of Common Stock issuable upon conversion of shares of Preferred Stock subject to warrants held by Greylock Limited Partnership. Mr. Kaiser, a director of the Company, has voting control over the securities of the Company held by Greylock Limited Partnership.

 (5) The general partners of Greylock Limited Partnership are Howard E. Cox, Roger Evans, William Helman, Robert Henderson, William Kaiser, Henry McCance and Dave Strohm. Greylock Limited Partnership's address is One Federal Street, Boston, Massachusetts 02110.
 (6) Includes (i) 812,853 shares of Common Stock issuable upon conversion of shares of Preferred Stock owned by HarbourVest Partners IV--Direct Fund L.P. ("HarbourVest"); (ii) 13,795 shares of Common Stock issuable upon the conversion of shares of Preferred Stock subject to a warrant held by HarbourVest; (iii) 42,781 shares of Common Stock issuable upon conversion of shares of Preferred Stock owned by Falcon Ventures II, L.P. ("Falcon"); and (iv) 726 shares of Common Stock issuable upon conversion of shares of Preferred Stock subject to outstanding warrants owned by Falcon. Falcon is an affiliate of HarbourVest. Both Falcon and HarbourVest are beneficially owned by Edward W. Kane, D. Brooks Zug, George R. Anson, Kevin Delbridge, William A. Johnston, Frederick C. Maynard, Ofer Nemirovsky and Robert M. Wadsworth. HarbourVest's address is One Financial Center, Boston, Massachusetts 02111.
 (7) Includes (i) 483,476 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"); (ii) 20,128 shares of Common Stock issuable upon conversion of shares of Preferred Stock held by Mr. Coxe;
     (iii) 225,822 shares of Common Stock held of record for 14 other individuals or entities associated with Sutter Hill (the "Sutter Hill Affiliates"); (iv) 8,217 shares of Common Stock issuable upon conversion of shares of Preferred Stock subject to warrants held by Sutter Hill; and
     (v) 4,162 shares of Common Stock issuable upon conversion of shares of Preferred Stock subject to warrants held by the Sutter Hill Affiliates. Mr. Coxe, a director of the Company, is a Managing Director of the General Partner of Sutter Hill and shares voting and investment power with respect to the shares of Common Stock held by Sutter Hill. Mr. Coxe disclaims beneficial ownership of the shares held by Sutter Hill and Sutter Hill Affiliates, except as to the shares held of record in his name and as to his partnership interest in Sutter Hill. Sutter Hill's address is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304-1005.
 (8) Includes (i) 584,760 shares of Common Stock issuable upon conversion of shares of Preferred Stock and (ii) 9,924 shares of Common Stock issuable upon the conversion of shares of Preferred Stock subject to outstanding warrants owned by Highland Capital Partners II Limited Partnership ("Highland Capital"). The general partner of Highland Capital is Highland Management Partners II. The general partners of Highland Management Partners II are Robert F. Higgins, Paul A. Maeder, Daniel J. Nova and Wycliff K. Grousbeck. Highland Capital's address is One International Place, Boston, Massachusetts 02110.
 (9) Includes (i) 525,249 shares of Common Stock issuable upon conversion of shares of Preferred Stock owned by Technology Crossover Ventures L.P. ("TCVLP"); (ii) 8,914 shares of Common stock issuable upon conversion of shares of Preferred Stock subject to warrants held by TCVLP; (iii) 41,596 shares of Common Stock held by Technology Crossover Ventures, C.V. ("TCVCV"); and (iv) 706 shares of Common Stock issuable upon conversion of shares of Preferred Stock subject to warrants held by TCVCV. Technology Crossover Management, L.L.C. is the sole general partner of TCVLP and the sole investment general partner of TCVCV. The managing members of Technology Crossover Management, L.L.C. are Jay C. Hoag and Richard H. Kimball. Technology Crossover Ventures' address is 575 High Street, Suite 400, Palo Alto, California 94301.
(10) Includes 312,501 shares of Common Stock issuable upon conversion of shares of Preferred Stock. Chase Venture Capital Associates, L.P.'s address is 380 Madison Avenue, 12th Floor, New York, New York 10017. The managing general partner of Chase Venture Capital Associates, L.P. is Jeffrey C. Walker.
(11) Includes 312,501 shares of Common Stock issuable upon conversion of shares of Preferred Stock. The general partner of Spitfire Capital Partners, L.P. is MS Spitfire LLC. Investment decisions are made on behalf of Spitfire Capital Partners, L.P. by a committee consisting of David K. Crossen, J. Richard Fredericks, Jack G. Levin, Karl L. Matthics and Thomas A.Thornhill III, all of whom are members of MS Spitfire LLC. Spitfire Capital Partners, L.P.'s address is 600 Montgomery Street, San Francisco, California 94111.
(12) Includes 154,500 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(13) Includes 11,385 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(14) Includes 6,300 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(15) Includes 4,500 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(16) Includes 11,250 shares of Common Stock issuable upon the exercise of Presently Exercisable Options.
(17) Includes 124,800 shares of Common Stock and 3,532 shares of Common Stock issuable upon the exercise of Presently Exercisable Options held by a person who was an executive officer of the Company on March 31, 1998 but who resigned from the Company effective April 17, 1998.

                             CERTAIN TRANSACTIONS

  In March 1995, the Company issued 450,000 shares of Common Stock to Tech Ventures, an entity controlled by Joseph S. McCall, the Company's Chief Executive Officer at that time and a member of the Company's Board of Directors, in exchange for certain intellectual property rights, intangible assets and $10,000 cash. Following the acquisition, the Company and Tech Ventures formed the Services Subsidiary. The Company contributed the acquired intellectual property rights, intangible assets and $10,000 cash to the Services Subsidiary in exchange for an 80% interest in the Services Subsidiary. Tech Ventures acquired the remaining 20% interest in the Services Subsidiary in exchange for a $75,000 promissory note bearing interest at 7.74%, payable annually, with the principal due in a lump sum payment in March 2000 (the "Tech Ventures Note").

  During 1996 and 1997, McCall Consulting Group, Inc. ("MCG"), an entity owned by Tech Ventures, provided to the Company: (i) temporary services by administrative employees; (ii) third-party consulting services in connection with several product development projects; (iii) the lease of office equipment and office space in the Company's prior headquarters facility; and (iv) services in connection with the Company's sales process. The Company paid MCG approximately $1.6 million and $1.4 million, respectively, during 1997 and 1996 for these services. In February 1998, the Company entered into an Independent Contractor Agreement with MCG providing for the performance of services by MCG for the Company and the assignment to the Company of the intellectual property rights associated with the performance of such services. The Company currently uses, and intends to continue to use, personnel from MCG to provide these, and possibly other, services. In addition, in February 1998, the Company granted to Tech Ventures and MCG a royalty-free license to use its current products as well as certain of the Company's future products to be designated by the Company, and agreed to provide to MCG without charge ongoing support services as long as Tech Ventures owns at least 100,000 shares of the Common Stock of the Company and has not modified the software. This license agreement may be terminated by the Company if a competitor of the Company acquires any interest in either MCG or Tech Ventures.

  On February 5, 1998, Tech Ventures sold its 20% interest in the Services Subsidiary to the Company in exchange for 225,000 shares of the Company's Common Stock, a warrant to purchase an additional 300,000 shares of Common Stock, at an exercise price of $3.67 per share and a non-interest bearing two-year promissory note in the principal amount of $1.1 million, giving the Company 100% ownership of the Services Subsidiary. The Company granted Tech Ventures certain registration rights and agreed to register in this Offering the 497,700 shares of Common Stock owned by Tech Ventures (comprised of 272,700 of the 450,000 shares originally issued to Tech Ventures in March 1995 and 225,000 shares issued on February 5, 1998) and to maintain the effectiveness of such registration for a period of two years. Tech Ventures has agreed not to sell any of its shares for a period of 180 days after the effective date of this Offering. In addition, immediately prior to the purchase and sale, the Services Subsidiary distributed approximately $241,000 to Tech Ventures as the accumulated unpaid profits earned by the Services Subsidiary prior to February 5, 1998. The Company also agreed to pay Tech Ventures a monthly sum equal to 20% of the net profits of the Services Subsidiary until the earlier of (i) the completion of this Offering, or (ii) a sale of the Company. All of the material terms of the purchase were agreed upon by Tech Ventures and the Company in January 1998, including the number of shares to be issued to Tech Ventures. The transaction was approved by the Company's Board of Directors and consummated on February 5, 1998. In February 1998, the Services Subsidiary also paid Tech Ventures approximately $33,000 as consideration for the termination of the Management Services Agreement entered into between the parties in March 1995, and Tech Ventures paid in full to the Services Subsidiary the remaining principal balance and accrued interest of approximately $33,000 due under the Tech Ventures Note.

  In February 1998, the Company entered into certain severance and related agreements with Joseph S. McCall in connection with his resignation as the Company's Chief Executive Officer. In connection therewith, the Company agreed to pay Mr. McCall $225,000 before June 30, 1998, severance in the amount of $75,000 payable over a one year period beginning upon the consummation of this Offering, and entered into an Independent Contractor Agreement whereby Mr. McCall will serve as a consultant to the Company for one year for $125,000 in compensation, with the ability to earn an additional $100,000 in incentive compensation. See "Management--Agreements with Employees."

  Tech Ventures provided recruiting services to the Company from January 1996 through January 1997 in the amount of $339,302. In addition, pursuant to a Management Services Agreement, Tech Ventures received $25,000 for certain administrative services rendered to the Services Subsidiary during each of 1997 and 1996.

  On October 26, 1995, Tech Ventures received a warrant to purchase 87,500 shares of the Company's Series C Preferred Stock resulting from the conversion and simultaneous cancellation of 87,500 shares of Series C Preferred Stock held by Tech Ventures and the simultaneous amendment of a promissory note payable by Tech Ventures to the Company which had been made by Tech Ventures as payment for its original shares of Series C Preferred Stock. Upon the consummation of this Offering, this warrant will expire. Tech Ventures has informed the Company that it intends to exercise this warrant concurrent with the closing of this Offering, which will result in the issuance of 131,250 shares of Common Stock after conversion.

  The Company believes that all transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties.

                         DESCRIPTION OF CAPITAL STOCK

  Effective upon the closing of the Offering and the filing of the Company's Restated Certificate of Incorporation, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share (the "Preferred Stock").

COMMON STOCK

  As of March 31, 1998, there were 1,640,581 shares of Common Stock issued and outstanding and held of record by 50 stockholders. Following completion of this Offering, the Company will have 9,059,425 shares of Common Stock issued and outstanding, comprised of: (i) 1,640,581 shares issued and outstanding prior to this Offering; (ii) 2,500,000 shares issued by the Company in connection with this Offering; (iii) 4,787,594 shares issued to holders of the Company's Preferred Stock which automatically converts into Common Stock upon the effective date of this Offering; and (iv) 131,250 shares of Common Stock issued to Tech Ventures in connection with the Warrant Exercise.

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  Upon the effective date of this Offering, all outstanding shares of Preferred Stock will be converted into shares of Common Stock. Thereafter, the Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

  The Company believes that the Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of holding a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by stockholders of the Company, unless such action is required by applicable law or the rules of any stock exchange or quotation system on which the Company's securities may be listed or quoted.

DELAWARE LAW AND CERTAIN PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE AND BY-LAWS

  The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned
(x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Section 203 defines business combinations to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

  The Company's Restated Certificate provides that, upon the effective date of this Offering, the Company's Board of Directors will be classified into three classes of directors. See "Management--Executive Officers and Directors."

  These and other provisions could have the effect of making it more difficult to acquire the Company by means of a tender offer, proxy contest or otherwise or to remove the incumbent officers and directors of the Company. These provisions may discourage certain types of coercive takeover practices and encourage persons seeking to acquire control of the Company to first negotiate with the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina, N.A.

LISTING

  The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "SQLF."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 9,059,425 shares of Common Stock outstanding (assuming no exercise of outstanding stock options). Of these shares, the 2,500,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

LOCK-UP AGREEMENTS

   All officers and directors of the Company and substantially all of the stockholders of the Company, who in the aggregate hold 6,428,025 of the 6,428,175 outstanding shares of Common Stock following the Conversion, have agreed, pursuant to the Lock-up Agreements, that they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus. One such stockholder has entered into a Lock-up Agreement with respect to 117,188 shares, which will expire one year from the effective date of this Offering. In addition, the holders of stock options granted during the period of January 1, 1998 through March 31, 1998 whose options have been fully vested have entered into Lock-up Agreements restricting the sale or transfer of 283,597 shares for a four year period following the date hereof, with 25% of such shares being released from such restriction on each anniversary of the date of this Prospectus.

SALES OF RESTRICTED SHARES

  Concurrently with this Offering, the Company has registered 629,625 issued and outstanding shares of its Common Stock. Such shares will be freely tradeable upon the effectiveness of this Offering, subject only to provisions of the Lock-up Agreements. The remaining 5,929,800 shares of issued and outstanding Common Stock are deemed "Restricted Shares" under Rule 144 promulgated under the Securities Act. Of the Restricted Shares, 150 shares will be available for sale immediately after the date of this Prospectus in accordance with Rule 144(k) under the Securities Act and are not subject to the provisions of the Lock-up Agreements. An additional 5,929,650 shares will be available for sale beginning 180 days after the date of this Prospectus subject to any holding period or volume limitation under Rule 144 or Rule 701 under the Securities Act and upon expiration of certain of the Lock-up Agreements. Certain security holders have the right to have their Restricted Shares registered by the Company under the Securities Act as described below.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated with those of others), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 90,594 shares immediately after this Offering) or (ii) the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

  Rule 701 under the Securities Act provides that the shares of Common Stock acquired on the exercise of currently outstanding options may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

STOCK OPTIONS

  As of March 31, 1998, options to purchase a total of 1,708,773 shares of Common Stock were outstanding. The Company has accelerated the vesting of employee stock options to purchase 283,597 shares of Common Stock granted in the first quarter of 1998. As of March 31, 1998, an additional 2,146 shares of Common Stock were available for future grants under the Company's 1992 Stock Option Plan and 876,250 shares of Common Stock were available for future grants under the Company's 1998 Stock Plan. See "Management--Stock Option Plans and Warrants."

  The Company intends to file one or more registration statements on Form S-8 after completion of the Offering, after which time an additional 705,067 shares issuable upon the exercise of vested stock options will become eligible for sale. The Company expects to file these registration statements approximately 60 days following the closing of this Offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements.

REGISTRATION RIGHTS

  After the consummation of this Offering, the holders of approximately 4,800,000 shares of Common Stock (the "Registrable Securities") or their transferees (the "Holders"), will be entitled to certain demand and/or piggy-back registration rights with respect to the Registrable Securities. These rights are provided under agreements between the Company and the holders of the Registrable Securities. Such agreements provide that certain of the Holders are entitled, upon the request of the Holders of 50% of the Registrable Securities, commencing on the date which is six months after the date of this Prospectus, to require the Company to use its best efforts to register their Registrable Securities, under the Securities Act (the "Demand Registration Rights"). In addition, all of the Holders are entitled, subject to certain limitations, to require the Company to use its best efforts to include their shares of Common Stock in future registration statements filed by the Company under the Securities Act (the "Piggyback Registration Rights"). Except for the 629,625 shares being registered concurrently with this Offering, the Holders of the Piggy-back Registration Rights have waived their rights to register their shares under the Registration Statement containing this Prospectus. Certain of the Holders of Registrable Securities are also entitled, to require the Company to use its best efforts to register their shares of Common Stock on Form S-3 (the "S-3 Registration Rights"). The Company is not required to effect more than two registrations under the Demand Registration Rights. Registration of shares pursuant to the exercise of Demand Registration Rights, S-3 Registration rights or Piggy-back Registration Rights under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act immediately upon the effectiveness of such registration statement.

                                 UNDERWRITING

  The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, Piper Jaffray Inc. and UBS Securities LLC (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares, if any are purchased.

                                                                       NUMBER OF
      UNDERWRITER                                                       SHARES
      -----------                                                      ---------
      NationsBanc Montgomery Securities LLC...........................   960,000
      Piper Jaffray Inc. .............................................   320,000
      UBS Securities LLC..............................................   320,000
      BancAmerica Robertson Stephens..................................    90,000
      BT Alex. Brown Incorporated.....................................    90,000
      Deutsche Morgan Grenfell Inc. ..................................    90,000
      Goldman, Sachs & Co. ...........................................    90,000
      Hambrecht & Quist LLC...........................................    90,000
      Morgan Stanley & Co. Incorporated...............................    90,000
      William Blair & Company, L.L.C. ................................    45,000
      J.C. Bradford & Co. ............................................    45,000
      Cruttenden Roth Incorporated....................................    45,000
      Friedman, Billings, Ramsey & Co., Inc. .........................    45,000
      Interstate/Johnson Lane Corporation.............................    45,000
      John G. Kinnard & Company, Incorporated.........................    45,000
      The Robinson-Humphrey Company, LLC..............................    45,000
      H.C. Wainwright & Co., Inc. ....................................    45,000
                                                                       ---------
          Total....................................................... 2,500,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters initially propose to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $0.40 per share, and the Underwriters may allow, and such dealers may reallow, a concession of not more than $0.10 per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,500,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

  Each director and executive officer and certain other stockholders of the Company have agreed, subject to certain limited exceptions, that they will not, without the prior written consent of NationsBanc Montgomery Securities LLC (which consent may be withheld in its sole discretion), directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or securities exchangeable or exercisable for or convertible into shares of Common Stock, currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by such party, or publicly announce such party's intention to do any of the foregoing, for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed in the Underwriting Agreement that, during the period of 180 days after the date of this Prospectus, without the prior written consent of NationsBanc Montgomery Securities LLC (which consent may be withheld in its sole discretion), it will not, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any Registration Statement under the Securities Act in respect of, any shares of the Company's Common Stock, options or warrants to acquire shares of the Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock other than pursuant to the Company's 1992 Stock Option Plan or 1998 Stock Plan. NationsBanc Montgomery Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these Lock-up Agreements. See "Shares Eligible for Future Sale."

  The Underwriting Agreement provides that the Company will indemnify the Underwriters and their employees and controlling persons against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  In connection with this Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock, including over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. In an over-allotment, the Underwriters would allot more shares of Common Stock to their customers in the aggregate than are available for purchase by the Underwriters under the Underwriting Agreement. A stabilizing transaction means the placing of any bid, or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. In a syndicate covering transaction, the Underwriters would place a bid or effect a purchase to reduce a short position created in connection with this Offering. Pursuant to a penalty bid, NationsBanc Montgomery Securities LLC, on behalf of the Underwriters would be able to reclaim a selling concession from shares of Common Stock sold by such Underwriter are purchased in syndicate covering transactions. These transactions may result in price of the Common Stock originally being higher than the price that might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Spitfire Capital Partners, L.P. ("Spitfire"), an affiliate of NationsBanc Montgomery Securities LLC, holds 208,334 shares of the Company's Series F Preferred Stock, which shares of Preferred Stock will automatically convert into 312,501 shares of Common Stock concurrent with the effective date of this Offering. The NASD has determined that of the 312,501 shares of Common Stock issuable to Spitfire upon the effective date of this Offering, the 117,188 shares attributable to Spitfire's general partner (based upon the general partner's 37.5% ownership of Spitfire) will be deemed to be compensation to the Underwriters. Spitfire and its general partner have agreed that they will not offer, sell or otherwise dispose of the 117,188 shares deemed to be compensation to the Underwriters for a period of one year after the effective date of the Offering, in accordance with NASD rules.

  Prior to this Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors expected to be considered in such negotiations are the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations and financial performance, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the

Company's development, the prevailing market conditions at the time of the Offering, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Morris, Manning & Martin, L.L.P., Atlanta, Georgia.

                                    EXPERTS

  The consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits, schedules and supplements thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus regarding the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at its regional offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of all or any part thereof may be obtained from the Commission at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission which can be accessed at http://www.sec.gov.

  The Company intends to furnish to its stockholders annual reports containing consolidated financial statements audited by its independent accounts and quarterly reports containing unaudited summary financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
SQL FINANCIALS INTERNATIONAL, INC. FINANCIAL STATEMENTS:
Report of Independent Public Accountants.................................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997.............  F-4
Consolidated Statements of Operations for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-6
Consolidated Statements of Stockholders' Deficit for the years ended
 December 31, 1995, 1996 and 1997........................................  F-7
Consolidated Statements of Cash Flows for the years ended December 31,
 1995, 1996 and 1997.....................................................  F-8
Notes to Consolidated Financial Statements for the years ended December
 31, 1995, 1996 and 1997.................................................  F-9
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS:
Unaudited Consolidated Balance Sheet as of March 31, 1998................ F-27
Unaudited Consolidated Statements of Operations for the Quarters Ended
 March 31, 1997 and 1998................................................. F-29
Unaudited Consolidated Statements of Cash Flow for the Quarters Ended
 March 31, 1997 and 1998................................................. F-30
Notes to Unaudited Interim Consolidated Financial Statements............. F-31
UNAUDITED PRO FORMA FINANCIAL STATEMENTS:
Unaudited Pro Forma Balance Sheet as of March 31, 1998................... F-33
Unaudited Pro Forma Statement of Operations for the Quarter Ended March
 31, 1998................................................................ F-35
Unaudited Pro Forma Statement of Operations for the Year Ended December
 31, 1997................................................................ F-36
Notes to Unaudited Pro Forma Financial Statements........................ F-37

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SQL Financials International, Inc.
and Subsidiaries:

  We have audited the accompanying consolidated balance sheets of SQL FINANCIALS INTERNATIONAL, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SQL Financials International, Inc. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Atlanta, Georgia
February 19, 1998 (except with respect to the matter discussed in Note 12 to which the date is March 31, 1998)

                      [This Page Intentionally Left Blank]

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               1996     1997
                                                              -------  -------
                           ASSETS
CURRENT ASSETS:
  Cash....................................................... $ 3,279  $ 7,213
  Accounts receivable, less allowance for doubtful accounts
   and returns of $634 and $338 in 1996 and 1997,
   respectively..............................................   1,971    4,050
  Accounts receivable--related party.........................      19        2
  Prepaids and other current assets..........................      90      492
                                                              -------  -------
    Total current assets.....................................   5,359   11,757
                                                              -------  -------
PROPERTY AND EQUIPMENT:
  Furniture and equipment....................................   2,176    3,094
  Leasehold improvements.....................................     215      280
                                                              -------  -------
    Total property and equipment.............................   2,391    3,374
  Less accumulated depreciation..............................  (1,181)  (1,867)
                                                              -------  -------
    Property and equipment, net..............................   1,210    1,507
                                                              -------  -------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of $561
   and $1,127 in 1996 and 1997, respectively.................   1,783    1,267
  Deposits and other long-term assets........................     173      150
                                                              -------  -------
    Total other assets.......................................   1,956    1,417
                                                              -------  -------
    Total assets............................................. $ 8,525  $14,681
                                                              =======  =======


   The accompanying notes are an integral part of these consolidated balance sheets.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS--(CONTINUED)

                           DECEMBER 31, 1996 AND 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              1996      1997
                                                            --------  --------
           LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued liabilities................. $  2,003  $  4,598
  Accounts payable--related party..........................      279        54
  Short-term debt..........................................      958         0
  Deferred revenue.........................................    4,686     5,717
  Current maturities of long-term debt.....................      855     1,841
                                                            --------  --------
    Total current liabilities..............................    8,781    12,210
NONCURRENT LIABILITIES:
  Deferred revenue.........................................    3,333     4,480
  Long-term debt, net of current maturities,...............    1,093       497
  Other noncurrent liabilities.............................       63        49
                                                            --------  --------
    Total liabilities......................................   13,270    17,236
                                                            --------  --------
COMMITMENTS AND CONTINGENCIES (Note 10)
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY...............       17       243
                                                            --------  --------
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series A, 262,500 shares issued and outstanding in 1996
   and 1997,...............................................    1,050     1,050
  Series B, 454,888 shares issued and outstanding in 1996
   and 1997,...............................................    3,025     3,025
  Series C, 428,572 shares issued and outstanding in 1996
   and 1997,...............................................    3,000     3,000
  Series D, 701,755 shares issued and outstanding in 1996
   and 1997,...............................................    6,000     6,000
  Series E, 697,675 shares issued and outstanding in 1996
   and 1997,...............................................    6,000     6,000
  Series F, 0 and 628,809 shares issued and outstanding in
   1996 and 1997,..........................................        0     6,037
                                                            --------  --------
    Total redeemable convertible preferred stock...........   19,075    25,112
                                                            --------  --------
STOCKHOLDERS' DEFICIT:
  Preferred stock, $1 par value; 3,000,000 and 3,500,000
   shares authorized in 1996 and 1997, respectively;
   2,545,390 and 3,174,199 shares of redeemable convertible
   preferred stock issued and outstanding in 1996 and 1997,
   respectively............................................        0         0
  Common stock, $.0001 par value; 6,750,000 and 9,000,000
   shares authorized in 1996 and 1997, respectively;
   2,185,348 and 1,467,160 shares issued in 1996 and 1997,
   respectively ...........................................        0         0
  Additional paid in capital...............................      472       489
  Accumulated deficit......................................  (23,859)  (28,019)
  Warrants.................................................      612       652
  Less treasury stock, at cost.............................     (302)       (2)
  Note from stockholder....................................     (612)     (612)
  Deferred compensation....................................     (148)     (418)
                                                            --------  --------
    Total stockholders' deficit............................  (23,837)  (27,910)
                                                            --------  --------
    Total liabilities and stockholders' deficit............ $  8,525  $ 14,681
                                                            ========  ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      1995     1996     1997
                                                     -------  -------  -------
REVENUES:
  License fees...................................... $ 5,232  $ 6,425  $13,506
  Services fees.....................................   1,737    3,984    7,786
  Maintenance fees..................................   1,221    2,647    4,696
                                                     -------  -------  -------
    Total revenues..................................   8,190   13,056   25,988
                                                     -------  -------  -------
COST OF REVENUES:
  License fees......................................     291      416    1,205
  Services fees.....................................   1,421    2,904    5,402
  Maintenance fees..................................     655    1,350    1,973
                                                     -------  -------  -------
    Total cost of revenues..........................   2,367    4,670    8,580
                                                     -------  -------  -------
OPERATING EXPENSES:
  Research and development..........................   3,882    5,777    7,190
  Sales and marketing...............................   6,636    7,191    9,515
  General and administrative........................   3,292    3,076    4,061
                                                     -------  -------  -------
    Total operating expenses........................  13,810   16,044   20,766
                                                     -------  -------  -------
OPERATING LOSS......................................  (7,987)  (7,658)  (3,358)
INTEREST EXPENSE, net...............................       2        6      274
MINORITY INTEREST...................................     (60)    (215)    (478)
                                                     -------  -------  -------
NET LOSS............................................ $(8,049) $(7,879) $(4,110)
                                                     =======  =======  =======
BASIC AND DILUTED NET LOSS PER SHARE................ $ (6.19) $ (5.74) $ (2.97)
                                                     =======  =======  =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..........   1,300    1,373    1,386
                                                     =======  =======  =======


 The accompanying notes are an integral part of these consolidated statements.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                  ADDITIONAL                                                                    TOTAL
                                   PAID-IN   ACCUMULATED          TREASURY          NOTE FROM    DEFERRED   STOCKHOLDERS'
                   SHARES  AMOUNT  CAPITAL     DEFICIT   WARRANTS  STOCK   AMOUNT  STOCKHOLDER COMPENSATION    DEFICIT
                   ------  ------ ---------- ----------- -------- -------- ------  ----------- ------------ -------------
BALANCE, December
 31, 1994......... 1,710    $ 0      $  7     $ (7,825)    $  0     (810)  $(302)     $(612)      $   0       $ (8,732)
 Issuance costs,
  redeemable
  convertible
  preferred stock,
  Series D........     0      0         0          (72)       0        0       0          0           0            (72)
 Issuance of
  common stock....   465      0       310            0        0        0       0          0           0            310
 Exercise of stock
  options.........     6      0         4            0        0        0       0          0           0              4
 Conversion of
  redeemable
  convertible
  preferred stock
  into warrants...     0      0         0            0      612        0       0          0           0            612
 Net loss.........     0      0         0       (8,049)       0        0       0          0           0         (8,049)
                   -----    ---      ----     --------     ----     ----   -----      -----       -----       --------
BALANCE, December
 31, 1995......... 2,181      0       321      (15,946)     612     (810)   (302)      (612)          0        (15,927)
 Issuance costs,
  redeemable
  convertible
  preferred stock,
  Series E........     0      0         0          (34)       0        0       0          0           0            (34)
 Issuance of stock
  options.........     0      0       148            0        0        0       0          0        (148)             0
 Exercise of stock
  options.........     4      0         3            0        0        0       0          0           0              3
 Net loss.........     0      0         0       (7,879)       0        0       0          0           0         (7,879)
                   -----    ---      ----     --------     ----     ----   -----      -----       -----       --------
BALANCE, December
 31, 1996......... 2,185      0       472      (23,859)     612     (810)   (302)      (612)       (148)       (23,837)
 Issuance costs,
  redeemable
  convertible
  preferred stock,
  Series F........     0      0         0          (50)       0        0       0          0           0            (50)
 Issuance of
  warrants........     0      0         0            0       40        0       0          0           0             40
 Unamortized debt
  discount........     0      0       (22)           0        0        0       0          0           0            (22)
 Issuance of stock
  options.........     0      0       328            0        0        0       0          0        (328)             0
 Amortization of
  deferred
  compensation....     0      0         0            0        0        0       0          0          58             58
 Retirement of
  treasury stock..  (735)     0      (300)           0        0      735     300          0           0              0
 Exercise of stock
  options.........    17      0        11            0        0        0       0          0           0             11
 Net loss.........     0      0         0       (4,110)       0        0       0          0           0         (4,110)
                   -----    ---      ----     --------     ----     ----   -----      -----       -----       --------
BALANCE, December
 31, 1997......... 1,467    $ 0      $489     $(28,019)    $652      (75)  $  (2)     $(612)      $(418)      $(27,910)
                   =====    ===      ====     ========     ====     ====   =====      =====       =====       ========


 The accompanying notes are an integral part of these consolidated statements.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                      1995     1996     1997
                                                     -------  -------  -------
OPERATING ACTIVITIES:
  Net loss.......................................... $(8,049) $(7,879) $(4,110)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization...................     428    1,125    1,406
    Minority interest...............................      60      216      478
    Amortization of debt discount...................       0        0       18
    Deferred compensation...........................       0        0       58
    Loss on sale of property and equipment..........       0        0       46
    Changes in operating assets and liabilities:
      Accounts receivable...........................  (1,510)    (352)  (2,062)
      Prepaids and other current assets.............     107      (31)    (402)
      Deposits and other long-term assets...........    (106)     (22)      23
      Accounts payable and accrued liabilities......   1,676        3    2,370
      Deferred revenue..............................   2,644    4,180    2,178
      Other noncurrent liabilities..................       8      (53)     (14)
                                                     -------  -------  -------
        Total adjustments...........................   3,307    5,066    4,099
                                                     -------  -------  -------
        Net cash used in operating activities.......  (4,742)  (2,813)     (11)
                                                     -------  -------  -------
INVESTING ACTIVITIES:
  Purchases of property and equipment...............    (598)    (958)  (1,193)
  Proceeds from sale of property and equipment......       0        0       10
  Purchases of intangible assets....................    (316)  (2,000)     (50)
                                                     -------  -------  -------
        Net cash used in investing activities.......    (914)  (2,958)  (1,233)
                                                     -------  -------  -------
FINANCING ACTIVITIES:
  Proceeds from issuance of redeemable convertible
   preferred stock..................................   5,927    5,966    5,987
  Proceeds from issuance of common stock............     314        3       11
  Proceeds from notes payable and short-term
   borrowings, net..................................     556    2,472      859
  Repayments of notes payable and short-term
   borrowings.......................................    (275)    (490)  (1,427)
  Proceeds from preferred stock bridge financing....   2,750        0    2,000
  Repayment of preferred stock bridge financing.....    (750)  (2,000)  (2,000)
  Repayment of note receivable from holder of
   minority interest................................       0        0       38
  Dividends paid to holder of minority interest.....     (25)    (234)    (290)
                                                     -------  -------  -------
        Net cash provided by financing activities...   8,497    5,717    5,178
                                                     -------  -------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....   2,841      (54)   3,934
CASH AND CASH EQUIVALENTS, beginning of year........     492    3,333    3,279
                                                     -------  -------  -------
CASH AND CASH EQUIVALENTS, end of year.............. $ 3,333  $ 3,279  $ 7,213
                                                     =======  =======  =======
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid for interest............................ $   126  $   153  $   330
                                                     =======  =======  =======

 The accompanying notes are an integral part of these consolidated statements.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996, AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  SQL Financials International, Inc. (the "Company") was incorporated in the state of Delaware on November 20, 1991. The Company develops, markets, and supports client/server financial software applications and markets its products under the trade name SQL Financials throughout the United States and Canada. The Company provides installation and implementation services through its majority-owned subsidiary, SQL Financial Services, LLC (the "Services Subsidiary") and is the sole owner of SQL Financials Europe, Inc.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The financial statements include the accounts of the Company and its majority-owned subsidiaries. All intercompany transactions and balances have been eliminated.

 Minority Interest

  Minority interest represents the 20% ownership interest in the Services Subsidiary (Note 3).

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 History of Operating Losses

  The Company has incurred significant net losses in each year since its formation. As of December 31, 1997, the Company had an accumulated deficit of approximately $28.0 million. These losses have occurred, in part, because of the substantial costs incurred by the Company to develop its products, expand its product research, and hire and train its direct sales force. Although the Company has achieved recent revenue growth and profitability for the quarters ended September 30, 1997 and December 31, 1997, there can be no assurance that the Company will be able to generate the substantial additional growth in revenues that will be necessary to sustain profitability. The Company plans to continue to increase its operating expenses in order to fund higher levels of research and development, increase its sales and marketing efforts, broaden its customer support capabilities and expand its administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not offset by increased revenues, the Company's business, results of operations and financial condition would be materially adversely affected. The Company's financial prospects must be considered in light of the risks, costs and difficulties frequently encountered by emerging companies, particularly companies in the competitive financial software industry.

 Reclassification

  Certain prior year amounts have been reclassified to conform with the current year presentation.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Fair Value of Financial Instruments

  The book values of cash, trade accounts receivable, trade accounts payable, and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company's long-term debt is estimated based on current rates offered to the Company for debt with similar terms and maturities. Under this method, the Company's fair value of financial instruments was not materially different from the stated value at December 31, 1996 and 1997.

 Credit and Concentrations of Product Risk

  The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The credit risk is mitigated by the large number of customers comprising the customer base.

  Substantially all of the Company's product revenues are derived from sales of its financial applications. Increased market acceptance of the Company's product family is critical to the Company's ability to increase sales and thereby sustain profitability. Any factor adversely affecting sales or pricing levels of these applications will have a material adverse effect on the Company's business, results of operations, and financial condition.

 Revenue Recognition

  Revenues from license fees are recognized upon delivery of the product if there are no significant post-delivery obligations. Revenues from services fees are recognized as the services are performed. Maintenance fees relate to customer maintenance and support and are recognized ratably over the term of the software support services agreement, which is typically 12 months.

  Revenues that have been prepaid or invoiced but that do not yet qualify for recognition under the Company's policies are reflected as deferred revenues.

 Deferred Revenues

  Deferred revenues at December 31, 1996 and 1997 were as follows (in thousands):

                                                                  1996   1997
                                                                 ------ -------
   Deferred revenues:
     Deferred license fees...................................... $1,662 $ 1,027
     Deferred services fees.....................................    336     127
     Deferred maintenance fees..................................  6,021   9,043
                                                                 ------ -------
       Total deferred revenues..................................  8,019  10,197
   Less current portion.........................................  4,686   5,717
                                                                 ------ -------
   Noncurrent deferred revenues................................. $3,333 $ 4,480
                                                                 ====== =======

  The Company has in the past, and is expected in the future, to introduce additional modules and product enhancements. As a result, deferred revenues resulting from contracts executed in a prior period are recognized in the quarter in which delivery of the new product occurs. This practice has, and will in the future continue to cause fluctuations in revenues and operating results from period to period.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Property and Equipment

  Property and equipment consist of furniture, computers, other office equipment, purchased software, and leasehold improvements. These assets are depreciated on a straight-line basis over a two-, three-, or five-year life. Improvements are amortized over the term of the lease. Depreciation expense for the years ended December 31, 1995, 1996, and 1997 was $370,000, $640,000,
and $840,000, respectively.

 Product Returns and Warranties

  The Company provides warranties for its products after the software is purchased for the period in which the customer maintains the Company's support of the product. The Company generally supports only current releases and the immediately prior releases of its products. The Company's license agreements generally do not permit product returns by its customers. The Company provides for the costs of product returns and warranties at the time of sale. The Company recorded a provision for the cost of product returns in the allowance for doubtful accounts in the accompanying balance sheets at December 31, 1997 and 1996. The Company has not experienced significant warranty claims to date, and has therefore provided no reserve for warranty costs at December 31, 1997 and 1996.

 Intangible Assets

  Intangible assets include goodwill, and purchased software licensing rights. Goodwill in the amount of approximately $290,000, resulting from the excess of the purchase price over the value of the assets acquired and liabilities assumed in the purchase of the 80% interest in the Services Subsidiary (Note
3) in 1995, is being amortized on a straight-line basis over a period of 60 months.

  In 1996, the Company entered into a license and private label agreement to purchase a nonexclusive and perpetual license for human resource, payroll, and benefits software. The agreement allows the Company to modify and enhance the software and to license these software products to its customers. The purchase price of $2,000,000 is included in intangible assets and is being amortized on a straight-line basis over the estimated useful life of 48 months. Amortization expense related to the agreement for the years ended December 31, 1995, 1996, and 1997 was approximately $0, $417,000, and $500,000, respectively. The amortization expense related to the agreement is included in research and development expense in the accompanying consolidated statements of operations.

  Total amortization expense relating to all intangibles was $58,000, $485,000, and $566,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

 Capitalized Software Development Costs

  Internal research and development expenses are charged to expense as incurred. Computer software development costs are charged to research and development expense until technological feasibility is established; after which, remaining software production costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company has defined technological feasibility as the point in time at which the Company has a working model of the related product. Historically, the internal development costs incurred during the period between the achievement of technological feasibility and the point at which the product is available for general release to customers have not been material. Accordingly, the Company has concluded that the amount of internal development costs capitalizable under the provisions of SFAS No. 86 was not material to the financial statements for the years ended December 31, 1995, 1996, and 1997. Therefore, the Company has charged all internal software development costs to expense as incurred for the years ended December 31, 1995, 1996, and 1997.

  The Company has in the past and may in the future purchase or license software that may be modified and integrated with its products. If at the time of purchase or license technological feasibility is met, the cost of the software is capitalized and amortized over a period not to exceed its useful life.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Impairment of Long-Lived and Intangible Assets

  The Company periodically reviews the values assigned to long-lived assets, including property and other assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

  The Company periodically reviews the value assigned to goodwill and intangible assets to determine whether events and circumstances have occurred which indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. The Company uses an estimate of undiscounted cash flows over the remaining life of the goodwill and other intangible assets in measuring whether the goodwill and other intangible assets are recoverable.

 Accounts Payable and Accrued Liabilities

  Accounts payable and accrued liabilities include the following as of December 31, 1996 and 1997 (in thousands):

                                                                   1996   1997
                                                                  ------ ------
   Accounts payable.............................................. $  261 $  973
   Accrued taxes, other than income taxes........................    204    396
   Accrued compensation, benefits, and commissions...............    865  1,636
   Accrued other.................................................    673  1,593
                                                                  ------ ------
                                                                  $2,003 $4,598
                                                                  ====== ======

 Historical Net Loss Per Share

  Historical basic and diluted net loss per share was computed in accordance with SFAS No. 128, "Earnings per Share," using the weighted average number of common shares outstanding. Historical basic and diluted net loss per share does not include the impact of common stock equivalents, including redeemable convertible preferred stock, as their effect would be antidilutive.

  Net loss for basic and diluted earnings per share are the same for basic and diluted earnings per share; therefore, no reconciliation of the numerator is presented.

 Stock Based Compensation Plan

  The Company accounts for its stock-based compensation plan under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Effective in fiscal year 1996, the Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by the statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

 New Accounting Pronouncements

  The American Institute of Certified Public Accountants has issued a Statement of Position ("SOP") 97-2, "Software Revenue Recognition." SOP 97-2 supersedes SOP 91-1 "Software Revenue Recognition," and is effective for the Company for transactions entered into after December 31, 1997. The Company will adopt SOP 97-2 in the first quarter of 1998. The adoption of the standards in the statement is not expected to have a significant impact on the Company's consolidated financial statements.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. SFAS No. 130 is effective for the Company's fiscal year ending December 31, 1998. The Company will adopt SFAS No. 130 for fiscal 1998. Management does not expect SFAS No. 130 to have a significant impact on the Company's financial statements.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about operating segments. SFAS No. 131 is effective for financial statements for the Company's fiscal year ending December 31, 1998. The Company does not expect that SFAS No. 131 will require revision of prior disclosures.

2. RELATED PARTY TRANSACTIONS

  During the years ended December 31, 1995, 1996, and 1997, the Company engaged in a number of transactions with McCall Consulting Group, Inc. ("McCall Consulting Group") and Technology Ventures LLC ("Technology Ventures"), entities controlled by Joseph S. McCall, an officer and director of the Company (the "Officer"). In the opinion of management, the rates, terms and considerations of the transactions with related parties approximate those with nonrelated entities.

  During the years ended December 31, 1995, 1996 and 1997, McCall Consulting Group provided the following for the Company: temporary help by administrative employees and third-party contract labor services, the lease of office equipment and office space and services in connection with the Company's sales process.

  During the years ended December 31, 1996 and 1997, Technology Ventures provided recruiting and administrative services to the Company.

  Expenses relating to services provided by McCall Consulting Group were as follows for the years ended December 31, 1995, 1996 and 1997 (in thousands):

                                                            1995   1996   1997
                                                           ------ ------ ------
   Contract labor expense:
     Implementation expense............................... $  150 $    0 $    0
     Research and development.............................    386  1,250  1,450
   Commissions expense....................................    495      0      0
   Administrative services................................     25     22     38
   Office rental expense..................................      0     96     71
   Training...............................................     70     37     19
   Software and equipment purchases and rental expense....      0     24     33
                                                           ------ ------ ------
       Total.............................................. $1,126 $1,429 $1,611
                                                           ====== ====== ======

  Amounts owed related to services provided by McCall Consulting Group were as follows as of December 31, 1996 and 1997 (in thousands):

                                                                       1996 1997
                                                                       ---- ----
   Accounts payable and accrued liabilities........................... $234 $52
                                                                       ==== ===
   Accounts receivable................................................ $ 19 $ 2
                                                                       ==== ===

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Expenses relating to services provided by Technology Ventures were as follows for the years ended December 31, 1995, 1996 and 1997 (in thousands):

                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Recruiting services........................................... $ 0  $339 $ 0
   Administrative services.......................................  19    23  23
                                                                  ---  ---- ---
     Total....................................................... $19  $362 $23
                                                                  ===  ==== ===

  Amounts owed related to services provided by Technology Ventures were as follows as of December 31, 1996 and 1997 (in thousands):

                                                                       1996 1997
                                                                       ---- ----
   Accounts payable and accrued liabilities........................... $45  $ 2
                                                                       ===  ===

3. SQL FINANCIAL SERVICES, LLC

  On March 9, 1995, the Company issued 450,000 shares of common stock to acquire certain intellectual property rights and tangible assets valued at $300,000 from Technology Ventures, a related party controlled by the Officer. Subsequent to the acquisition, the Company and Technology Ventures formed a subsidiary, the Services Subsidiary, which is 80%-owned by the Company. The Company contributed the acquired intellectual property rights and tangible assets to the Services Subsidiary. Technology Ventures acquired the remaining 20% interest in the Services Subsidiary in exchange for a $75,000 note bearing interest at 7.74%, payable annually, with the principal due in a lump sum payment in March 2000. As of December 31, 1996 and 1997, the note was reflected as a reduction of minority interest in consolidated subsidiary. The Services Subsidiary provides implementation services for the Company's software applications. The Services Subsidiary had income of approximately $299,000, $1,080,000 and $2,390,000 for the years ended December 31, 1995,
1996 and 1997, respectively. The Services Subsidiary distributed dividends of approximately $125,000, $1,169,000 and $1,448,000 during the years ended December 31, 1995, 1996 and 1997, respectively, to the Company and the related-party minority interest holder. Subsequent to December 31, 1997, the minority interest in the Services Subsidiary was purchased by the Company. See
Note 11.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


4. INCOME TAXES

  The Company files a consolidated tax return with its majority owned subsidiaries. The components of the income tax provision (benefit) for the years ended December 31, 1995, 1996 and 1997 are as follows (in thousands):

                                                       1995     1996     1997
                                                      -------  -------  -------
   Current:
     Federal......................................... $     0  $     0  $     0
     State...........................................       0        0        0
                                                      -------  -------  -------
                                                            0        0        0
                                                      -------  -------  -------
   Deferred:
     Federal.........................................  (2,542)  (2,494)  (1,287)
     State...........................................    (477)    (468)    (241)
                                                      -------  -------  -------
                                                       (3,019)  (2,962)  (1,528)
                                                      -------  -------  -------
   Valuation allowance...............................   3,019    2,962    1,528
                                                      -------  -------  -------
       Total......................................... $     0  $     0  $     0
                                                      =======  =======  =======

  The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 1995, 1996, and 1997:

                              1995    1996    1997
                              -----   -----   -----
   Tax benefit at statutory
    rate..................... (34.0)% (34.0)% (34.0)%
   Effect of:
     State income tax, net...  (4.0)   (4.0)   (4.0)
     Other...................   0.5     0.4     1.1
     Valuation allowance.....  37.5    37.6    36.9
                              -----   -----   -----
   Provision (benefit) for
    income taxes.............   0.0 %   0.0 %   0.0 %
                              =====   =====   =====

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Deferred tax assets and liabilities are determined based on the difference between the financial accounting and tax bases of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows (in thousands):

                                                               1996      1997
                                                              -------  --------
   Deferred tax assets:
     Net operating loss carryforwards........................ $ 8,306  $ 10,047
     Allowance for doubtful accounts.........................     241       128
     Deferred revenue........................................     151         0
     Depreciation and amortization...........................     167       326
     Accrued liabilities.....................................      38       110
     Other...................................................       5         3
                                                              -------  --------
                                                                8,908    10,614
                                                              -------  --------
   Deferred tax liabilities:
     Services Subsidiary.....................................      (3)     (181)
     Amortization of purchased software......................      (5)       (5)
                                                              -------  --------
                                                                   (8)     (186)
                                                              -------  --------
   Net deferred tax assets before valuation allowance........   8,900    10,428
   Valuation allowance.......................................  (8,900)  (10,428)
                                                              -------  --------
   Net deferred tax assets................................... $     0  $      0
                                                              =======  ========

  A valuation allowance is provided when it is determined that some portion or all of the deferred tax assets may not be realized. Accordingly, since it currently is more likely than not that the net deferred tax assets resulting from the net operating loss carryforwards ("NOLs") and other deferred tax items will not be realized, a valuation allowance has been provided in the accompanying consolidated financial statements as of December 31, 1996 and 1997. The Company established the valuation allowance for the entire amount of the deferred tax assets attributable to the NOL carryforwards, as well as for the net deferred tax assets created as a result of temporary differences between book and tax. The Company will recognize such income tax benefits when realized. The NOLs at December 31, 1997 were approximately $26,439,000 and expire at various dates through 2012.

  The Company's ability to benefit from certain NOL carryforwards is limited under Section 382 of the Internal Revenue Code when ownership of the Company changed by more than 50%, as defined. The Company is limited to using the NOL carryforwards of $15,800,000 generated prior to February 16, 1996. The limitation does not permit the Company to use in excess of $1,600,000 of certain NOL carryforwards per year. If the Company does not realize taxable income in excess of the limitation in future years, certain NOLs will be unrealizable. NOLs generated from February 16, 1996 through December 31, 1996 of $6,500,000 and NOLs generated from January 1, 1997 through December 31, 1997 of $4,139,000 may also be further limited as a result of the proposed initial public offering.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. DEBT

  The Company's short- and long-term debt consists of the following as of December 31, 1996 and 1997 (in thousands):

                                                                    1996  1997
                                                                   ------ -----
   Notes payable to a bank, due in installments through December
    31, 1997, secured by certain equipment, bearing interest at a
    rate of prime plus 1.75% to 2%................................ $  323 $   0
   Working capital line of credit with a bank expiring April 7,
    1997, payable on demand, repaid with proceeds from the new line-of-credit agreement, secured by all company assets,
    bearing interest at a rate of prime plus 1%...................    635     0
   Payable for purchased software licensing rights, payable in installments over a two-year period through March 1998 at the rate at which the Company licenses human resource, payroll and benefits software to its customers............................  1,855 1,632
   Equipment notes payable to a leasing company, payable in
    monthly installments of $27,000, with final principal
    installments of $169,000 due March 2000 and August 2000,
    secured by certain company assets, bearing interest at a
    weighted average rate of 22.1%................................      0   655
   Note payable to a financing company, payable in monthly
    installments of $1,500 through November 2000, secured by
    certain company assets, bearing interest at 8%................      0    51
   Note payable to a former shareholder, secured by treasury
    shares of common stock, bearing interest at 8%................     93     0
                                                                   ------ -----
                                                                    2,906 2,338
   Less short-term debt...........................................    958     0
   Less current portion of long-term debt.........................    855 1,841
                                                                   ------ -----
                                                                   $1,093 $ 497
                                                                   ====== =====

  During 1997, the Company entered into a new line-of-credit agreement with a bank bearing interest at prime (8.5% at December 31, 1997) plus 2.75% or 3%, depending on certain terms, as defined. The new line-of-credit agreement with the bank provides for maximum borrowings not to exceed the lesser of $3,000,000 or 80% of eligible license and implementation services revenue accounts receivable plus 65% of eligible maintenance revenue accounts receivable and is collateralized by substantially all the Company's assets. The Company had $0 outstanding under the line of credit and availability of approximately $1,950,000 under the line of credit at December 31, 1997.

  Under the provisions of the line-of-credit agreement, the Company must comply with certain restrictive covenants. These covenants, among other things, require the Company to maintain specified levels of profitability.

  During 1997, the Company entered into debt and lease agreements with a leasing company. The debt and lease agreements provide total borrowing capability of up to $1,000,000 for equipment purchases. As of December 31, 1997, the Company had approximately $655,000 outstanding under these agreements and $345,000 available for future equipment purchases.

  During 1997, the Company paid all amounts outstanding under the note payable to a former shareholder. In accordance with the agreement, the Company retired the treasury shares provided as collateral for the note.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The aggregate maturities of long-term debt at December 31, 1997 are as follows (in thousands):

   December 31:
     1998................................................................ $1,841
     1999................................................................    256
     2000................................................................    241
                                                                          ------
                                                                          $2,338
                                                                          ======

6. ROYALTY AGREEMENTS

  The Company is a party to royalty and other equipment manufacturer agreements for certain of its applications. The Company incurred a total of $227,000, $355,000 and $1,109,000 in royalty fees for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to these agreements. The royalties and fees paid are included in cost of revenues--license fees in the accompanying statements of operations.

  During 1992, the Company entered into a royalty agreement with a former stockholder. This agreement grants a 3.75% royalty on certain revenues of the Company, less certain discounts or commissions, collected from any transfer, sale, or licensing of specific modules of the software. The Company incurred royalties of $135,000, $177,000 and $295,000 for the years ended December 31, 1995, 1996 and 1997, respectively, pursuant to this royalty agreement.

7. EMPLOYEE BENEFIT PLANS

  The Company sponsors the SQL Financials 401(k) Plan (the "Plan"), a defined contribution plan covering substantially all employees of the Company. Under the Plan's deferred compensation arrangement, eligible employees who elect to participate in the Plan may contribute between 2% and 20% of eligible compensation, as defined, to the Plan. The Company, at its discretion, may elect to provide for either a matching contribution or discretionary profit sharing contribution or both. During the years ended December 31, 1995, 1996, and 1997, the Company did not make matching or discretionary profit sharing contributions to the Plan.

8. STOCK OPTION PLAN

  The Company has a stock option plan for employees, consultants, and other individual contributors to the Company which enables the Company to grant up to 1,633,938 qualified and nonqualified incentive stock options (the "1992 Plan"). The qualified options are to be granted at an exercise price not less than the fair market value at the date of grant. The nonqualified options are to be granted at an exercise price of not less than 85% of the fair market value at the date of grant. Fair market values are to be determined by the board of directors. The stock option committee determines the period within which options may be exercised, but no option may be exercised more than ten years from the date of grant. The stock option committee also determines the period over which the options vest. Options are generally exercisable for seven years from the grant date and generally vest over a period of four years at a rate of 20% for years one and two and 30% for years three and four. At December 31, 1997, the Company had options outstanding to acquire 1,368,744 shares of common stock under the stock option plan and 256,794 shares available for grant.

  The stock option plan also provides for stock purchase authorizations and stock bonus awards. As of December 31, 1997, no such awards have been granted under the plan.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company adopted the 1998 Stock Incentive Plan (the "1998 Plan") in the first quarter of 1998. Under the 1998 Plan, the board of directors have the flexibility to determine the type and amount of awards to be granted to eligible participants, who must be employees of the Company or its subsidiaries. The 1998 Plan provides for grants of incentive stock options, nonqualified stock options, restricted stock awards, stock appreciation rights and restricted units. The Company has authorized and reserved for issuance an aggregate of 200,000 shares of common stock under the 1998 Plan, to be automatically increased to 1,000,000 shares of common stock upon completion of the offering. See Note 11. The aggregate number of shares of common stock that may be granted through awards under the 1998 Plan to any employee in any calendar year may not exceed 200,000 shares. No options have been granted under the 1998 Plan. The 1998 Plan will continue in effect until February 2008 unless sooner terminated.

  The Company applies the principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its plan. Accordingly, the Company recognizes deferred compensation when the exercise price of the options granted is less than the fair market value of the stock at the date of grant, as determined by the board of directors. The deferred compensation is presented as a component of equity in the accompanying balance sheets and is amortized over the periods expected to be benefited, generally the vesting period of the options.

  During 1996 and 1997, the Company granted options with exercise prices below the fair market value at the date of grant. These fair values are as follows:

                                                                          FAIR
           PERIOD                                                         VALUE
           ------                                                         -----
   August 28, 1996 through December 4, 1996.............................. $1.23
   December 5, 1996 through July 23, 1997................................  1.43
   July 24, 1997 through November 9, 1997................................  2.00
   November 10, 1997.....................................................  4.10
   December 10, 1997 through December 31, 1997...........................  5.00

  Accordingly, the Company recorded deferred compensation of $148,000 and $328,000 for options granted during the years ended December 31, 1996 and 1997, respectively. The Company amortizes deferred compensation over four years, the vesting period of the options. The Company recognized $58,000 of compensation expense related to option grants for the year ended December 31, 1997.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

  For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black Scholes option pricing model with the following assumptions:

                                              1995        1996        1997
                                           ----------- ----------- -----------
   Dividend yield......................... 0%          0%          0%
   Expected volatility.................... 70          70          65
   Risk free interest rate at the date of
    grant................................. 5.39%-7.60% 5.27%-6.69% 5.78%-6.82%
   Expected life.......................... Five years  Five years  Four years

  Using these assumptions, the fair values of the stock options granted during the years ended December 31, 1995, 1996, and 1997 are $76,000, $355,000, and
$699,000, respectively, which would be amortized over the vesting period of the options. Had compensation cost been determined consistent with the provisions of SFAS

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

No. 123, the Company's pro forma net loss and net loss per share in accordance with SFAS No. 123 for the years ended December 31, 1995, 1996, and 1997 would have been as follows (in thousands except per share amounts):

                                                      1995     1996     1997
                                                     -------  -------  -------
   Net loss:
     As reported.................................... $(8,049) $(7,879) $(4,110)
     Pro forma in accordance with SFAS No. 123......  (8,059)  (7,911)  (4,269)
   Basic and diluted net loss per share:
     As reported....................................   (6.19)   (5.74)   (2.97)
     Pro forma in accordance with SFAS No. 123......   (6.20)   (5.76)   (3.08)

  Because SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

  A summary of changes in outstanding options during the years ended December 31, 1995, 1996, and 1997 is as follows:

                                                                   WEIGHTED
                                                                   AVERAGE
                                          SHARES       PRICE    EXERCISE PRICE
                                         ---------  ----------- --------------
   December 31, 1994....................   220,326        $0.67     $0.67
     Granted............................   220,875        $0.67     $0.67
     Canceled...........................  (140,661)       $0.67     $0.67
     Exercised..........................    (6,000)       $0.67     $0.67
                                         ---------
   December 31, 1995....................   294,540        $0.67     $0.67
     Granted............................   559,830  $0.67-$1.00     $0.87
     Canceled...........................   (63,579)       $0.67     $0.67
     Exercised..........................    (4,350)       $0.67     $0.67
                                         ---------
   December 31, 1996....................   786,441  $0.67-$1.00     $0.81
     Granted............................   802,845  $1.00-$3.67     $2.96
     Canceled...........................  (203,730) $0.67-$3.67     $0.95
     Exercised..........................   (16,812) $0.67-$1.00     $0.68
                                         ---------
   December 31, 1997.................... 1,368,744  $0.67-$3.67     $2.05
                                         =========
   Vested and exercisable at December
    31, 1997............................   264,369  $0.67-$1.00     $0.73
                                         =========

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following table summarizes the exercise price range, weighted average exercise price and remaining contractual lives by year of grant for the number of options outstanding as of December 31, 1997:

                                                                    WEIGHTED
                                                                    AVERAGE
                                               EXERCISE  WEIGHTED  REMAINING
                                     NUMBER     PRICE    AVERAGE  CONTRACTUAL
            YEAR OF GRANT           OF SHARES   RANGE     PRICE   LIFE (YEARS)
            -------------           --------- ---------- -------- ------------
   1995 and prior:
     Options granted at fair
      value........................   222,765 $     0.67  $0.67       4.01
   1996:
     Options granted at fair
      value........................   134,895       0.67   0.67       5.42
     Options granted at less than
      fair value...................   249,489       1.00   1.00       5.93
   1997:
     Options granted at less than
      fair value...................   761,595  1.00-3.67   3.06       6.73
                                    ---------
       Total....................... 1,368,744  0.67-3.67   2.05       6.01
                                    =========

  The weighted average grant date fair value of options granted during the years ended December 31, 1996 and 1997 was $1.14 and $3.04, respectively.

  Subsequent to December 31, 1997, the Company granted options to acquire 182,250 shares of common stock under the 1992 Plan to certain employees at an average exercise price equal to $4.45.

9. STOCKHOLDERS' EQUITY

STOCKHOLDERS' AGREEMENT

  All owners of the Company's common stock are parties to the Company's stockholders' agreement. This agreement provides, among other things, for a right of first refusal to the Company and then to all other stockholders of the Company to purchase any selling stockholders' shares at a price equal to that agreed to by a third party. The stockholders' agreement terminates upon an initial public offering, with the exception of the registration rights of the shares covered by the agreement.

  All the holders of common stock are party to a stockholders' voting agreement dated September 1, 1995 whereby the Officer is named voting trustee and votes all common shares. As of December 31, 1997, the Officer controlled the right to vote 22.6% of the Company's outstanding voting stock, after dilution from the preferred stockholders. The stockholders' agreement naming the Officer as voting trustee terminates upon the consummation of an initial public offering (Note 11).

PREFERRED STOCK

  The Company is authorized to issue 3,500,000 shares of preferred stock. Of this authorized amount, the Company has issued and outstanding 262,500 of Series A Preferred Stock ("Series A"), 454,888 of Series B Preferred Stock ("Series B"), 428,572 of Series C Preferred Stock ("Series C"), 701,755 of Series D Preferred Stock ("Series D"), 697,675 of Series E Preferred Stock ("Series E"), and 628,809 of Series F Preferred Stock ("Series F") at December 31, 1997.

  Preferred stockholders are entitled to participate in any dividends paid to common stockholders and have the voting rights and powers of the common stockholders, as defined. Preferred stockholders receive preferential

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

distributions in the event of liquidation of the Company for $4 per share of Series A, $6.65 per share of Series B, $7 per share of Series C, $8.55 per share of Series D, $8.60 per share of Series E, and $9.60 per share of Series F, plus any unpaid declared dividends.

  Each share of preferred stock is convertible at the option of the holder at any time into the number of common shares which results from the effective conversion rate, as defined. The conversion values at December 31, 1997 are $4 for Series A, $6.65 for Series B, $7 for Series C, $8.55 for Series D, $8.60 for Series E, and $9.60 for Series F. The conversion prices at December 31, 1997 are $2.67 for Series A, $4.43 for Series B, $4.67 for Series C, $5.70 for Series D, $5.73 for Series E, $6.40 for Series F. Further, in accordance with the Company's certificate of incorporation, the preferred stock will automatically convert at the defined conversion rate if the Company consummates an initial public offering with a price per share and gross proceeds in excess of defined thresholds. The Company is in the process of obtaining waivers in regards to these thresholds and redemption rights. See
Note 12.

  Certain quantities of all series of preferred shares may be put to the Company by the preferred stockholders within 30 days following the preferred redemption dates for an amount per share equal to the conversion value of the preferred stock plus any declared but unpaid dividends. The preferred redemption dates and the applicable quantities of shares eligible for redemption, as defined in the certificate of incorporation, are as follows (dollars in thousands):

                                                   PERCENTAGE OF
                                                    OUTSTANDING     VALUE OF
                                                    REDEEMABLE       STOCK
                                                    CONVERTIBLE   ELIGIBLE FOR
                                                  PREFERRED STOCK  REDEMPTION
                                                  --------------- ------------
   Preferred redemption dates:
     September 30, 1998..........................       33.3%       $ 8,371
     September 30, 1999..........................       50.0         12,556
     September 30, 2000..........................      100.0         25,112
   Date of termination of employment of the
    Officer, as defined..........................      100.0         25,112

SERIES A

  On November 24, 1992, pursuant to a stock purchase agreement, the Company sold 250,000 shares of Series A to Greylock Limited Partnership ("Greylock") for an aggregate sum of $1,000,000. Stock issuance costs of $62,000 were incurred in connection with the sale of the preferred shares, resulting in net proceeds of $938,000. Additionally, on June 30, 1993, pursuant to a stock purchase agreement, the Company sold 12,500 shares of Series A for an aggregate sum of $50,000.

SERIES B

  On September 21, 1993, pursuant to a stock purchase agreement, the Company sold a total of 454,888 shares of Series B at a price of $6.65 per share to Greylock and additional third party investors. The aggregate proceeds from the sale of this stock totaled $3,025,000. Stock issuance costs of $30,000 were incurred in connection with the sale of the preferred shares, resulting in net proceeds of $2,995,000.

SERIES C

  On April 1, 1994, pursuant to a stock purchase agreement, the Company sold a total of 428,572 shares of Series C at a price of $7 per share to certain existing stockholders and additional third-party investors, resulting in aggregate proceeds of $3,000,000. Stock issuance costs of $16,000 were incurred, resulting in net proceeds of $2,984,000.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  On August 1, 1994, the Company sold 87,500 shares of Series C Preferred Stock to Tech Ventures for a purchase price of $7.00 per share, the same price per share as sold to the Series C investors in April 1994. Tech Ventures paid the purchase price through the delivery of a secured promissory note. The note was guaranteed by an officer of the Company who controlled Tech Ventures and is secured by the assets of an entity controlled by such officer. As of December 31, 1996 and 1997, the note was reflected as a reduction of stockholders' equity in the accompanying balance sheets. The Company was almost entirely dependent at the time on the implementation services of McCall Consulting Group, a wholly owned subsidiary of Tech Ventures who was performing substantially all of the implementation services for the Company's software. In July of 1995 at the request of and as a financial accommodation to Tech Ventures, the Company converted the 87,500 shares of Series C Preferred Stock into a warrant to purchase such shares on the same terms and conditions as set forth in the promissory note. Based on its dependency on McCall Consulting Group, the Company believed it in its best interest to maintain Tech Ventures' long-term interest in the success of the Company through a continuing equity interest. The note was amended effective July 31, 1995 so that the principal amount is due and payable only upon the exercise of the warrant. The warrant has been reflected in the statement of stockholders' deficit, with the corresponding note as a reduction of stockholders' deficit. The warrant expires on the earlier of August 1, 1999 or an initial public offering.

SERIES D

  On January 24, 1995, the Company received an advance on a pending equity financing arrangement. The Company issued promissory notes to certain existing preferred stockholders totaling $750,000 at an interest rate of 6%. In addition, the Company issued warrants to the above parties to purchase 17,544 shares of Series D at a price of $8.55 per share.

  On February 21, 1995, the Company issued 701,755 shares of Series D for $8.55 per share to certain existing preferred stockholders and additional third party investors. Of the proceeds, $750,000 was used to repay the advance on financing discussed above. Gross proceeds before stock issuance costs were $6,000,000. Stock issuance costs of $73,000 were incurred, resulting in net proceeds of $5,927,000.

  On January 5, 1996, the Company entered into an agreement with its bank to extend its old working capital line of credit. As part of the agreement, the Company granted the bank a warrant to purchase 8,201 shares of Series D convertible preferred stock at $8.55 per share. The warrant expires on January 4, 1999.

SERIES E

  On February 15, 1996, the Company issued 697,675 shares of Series E for $8.60 per share to certain existing preferred stockholders and additional third party investors. Of the proceeds, $2,000,000 was used to repay an advance on the financing received in 1995. Proceeds from the sale of this stock, before stock issuance costs, were $6,000,000. Stock issuance costs of $34,000 were incurred, resulting in net proceeds of $5,966,000.

  On March 28, 1997, the Company entered into an agreement with its bank to amend its working capital line of credit. As part of the agreement, the Company granted the bank a warrant to purchase 8,721 shares of Series E convertible preferred stock at $8.60 per share. The warrant expires on March 28, 2000.

SERIES F

  On June 5, 1997 and August 5, 1997, the Company received advances on a pending equity financing arrangement. The Company issued convertible promissory notes to certain existing preferred stockholders totaling approximately $2,000,000 and bearing interest at a rate of 8.5%. The notes were convertible upon the consummation of a private equity offering providing gross proceeds in excess of defined thresholds. In connection with the issuance of the notes, the Company issued warrants to the above parties to purchase 46,821 shares of Series F at a price of $9.60 per share. The value of the warrants of $40,000 was recorded as a debt discount and was amortized over the period in which the convertible notes were outstanding. For the year ended December 31, 1997, the Company amortized $18,000 of the discount to interest expense.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  On September 27, 1997, the Company issued 416,668 shares of Series F to third party investors for $9.60 per share. Upon issuance of Series F to the third party investors, the aforementioned convertible notes and accrued interest were converted to 212,141 shares of Series F at $9.60 per share. Gross proceeds before stock issuance costs were $6,037,000. Stock issuance costs of $50,000 were incurred, resulting in net proceeds of $5,987,000.

10. COMMITMENTS AND CONTINGENCIES

LEASES

  On March 20, 1997, the Company entered into an 85 month lease for office space beginning on June 15, 1997. The lease requires annual payments of $386,000 beginning July 1, 1997 for the first 12 month period with an increase of 3% in each 12 month period after the first year. The Company is also receiving the first month's rent free. The 3% escalation and the first month's free rent are recognized on a straight line basis over the life of the lease.

  Lease expenses relate to the lease of office space, telephone, and computer equipment. Rents charged to expense were approximately $576,000, $749,000, and $772,000 for the years ended December 31, 1995, 1996, and 1997, respectively. Aggregate future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows (in thousands):

   December 31:
     1998................................................................ $  616
     1999................................................................    501
     2000................................................................    513
     2001................................................................    526
     2002................................................................    491
   Thereafter............................................................    841
                                                                          ------
                                                                          $3,488
                                                                          ======

LETTERS OF CREDIT

  At December 31, 1997, standby letters of credit of approximately $290,000 and $210,000 had been issued in accordance with provisions under certain of the Company's lease and financing agreements. The letters of credit of $290,000 and $210,000 expire in July 1998 and August 1998, respectively.

PRODUCT LIABILITY

  As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and testing and use by current and potential customers, errors will not be found in new financial applications after commencement of commercial shipments or, if discovered, that the Company will be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in the Company's products could result in loss of or delay in the market acceptance of the Company's financial applications, and alleviating such errors and failures could require significant expenditure of capital and other resources by the Company. The consequences of such errors and failures could have a material adverse effect on the Company's business, results of operations and financial condition.

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


LITIGATION

  The Company is subject to litigation related to matters arising in the normal course of business, including product liability. As of December 31, 1997, management is not aware of any unasserted, asserted, or pending material litigation or claims against the Company.

11. SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING

  The Company is planning an initial public offering (the "Offering") of its common stock which is targeted for completion in the second quarter of 1998. There can be no assurance that the Offering will be completed.

TRANSACTIONS WITH OFFICER

  In February 1998, the Company entered into an agreement with the Officer whereby the Officer resigned as the Company's chief executive officer and as chairman, chief executive officer and manager of the Services Subsidiary. The Officer agreed to remain an employee of the Company at his current salary, including incentive compensation, until the completion of the Offering, at which time he will become a consultant to the Company for a period of one year pursuant to the terms of an independent contractor agreement. For his consulting services, the Company will pay the Officer the sum of $125,000 over the one year period, with the ability to earn an additional $100,000 in incentive compensation if certain revenue targets are met by the Company. The Officer has agreed to continue to serve on the Company's board of directors for at least six months following the termination of his employment. In recognition of past services to the Company, the termination of the voting trust discussed in Note 9, and resignations of certain positions noted above, the Company agreed to pay the Officer a lump sum of $225,000 on or before June 30, 1998 and will pay the Officer as severance an additional $75,000, payable in semi monthly installments over a one year period beginning on the effective date of the termination of his employment with the Company.

CONVERSION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

  In accordance with the Company's certificate of incorporation, all redeemable convertible preferred shares will convert to common shares on the closing date of the initial public offering if the initial public offering meets certain defined thresholds. See Note 12.

STOCK SPLIT

  On February 19, 1998, the Company's board of directors approved a three-for-two stock split on the Company's common stock to be affected in the form of a stock dividend. All share and per share data in the accompanying financial statements have been adjusted to reflect the split. The effect of the split is presented retroactively within stockholders' deficit at December 31, 1994 by transferring the par value for the additional shares issued from the additional paid-in capital account to the common and preferred stock accounts.

ACQUISITION OF MINORITY INTEREST IN THE SERVICES SUBSIDIARY

  On February 5, 1998, the Company purchased Technology Ventures' 20% ownership in the Services Subsidiary for a purchase price of $4,196,000. In exchange for the 20% interest in the Services Subsidiary, the

                      SQL FINANCIALS INTERNATIONAL, INC.
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Company issued 225,000 shares of common stock to Technology Ventures and granted Technology Ventures a warrant to purchase an additional 300,000 shares of common stock at a purchase price of $3.67 per share. The warrant expires on February 5, 2000. In addition, the Company agreed to pay Technology Ventures the sum of $1,100,000 February 5, 2000 pursuant to a nonnegotiable, noninterest-bearing subordinated promissory note (the "Note"). Technology Ventures has agreed not to sell any of its shares for a period of 180 days after the effective date of the Offering. In addition, prior to the purchase and sale, the Services Subsidiary distributed approximately $241,000 to Technology Ventures as the accumulated unpaid profits earned by the Services Subsidiary prior to February 5, 1998. The Company also agreed to pay Technology Ventures a monthly sum equal to 20% of the net profits of the Services Subsidiary until the earlier of (i) the completion of the Offering or
(ii) a sale of the Company. Any payments made to Technology Ventures for this 20% of net profits of the Services Subsidiary will be recorded by the Company as additional purchase price at the time of payment. All of the material terms of the purchase and sale were agreed to by Technology Ventures and the Company in January 1998, and the purchase and sale have been accounted for in the first quarter of 1998 based on the value of the common stock issued in such transaction at $8.00 per share at such time. In February 1998, the Services Subsidiary also paid Technology Ventures approximately $33,000 as consideration for the termination of a management services agreement entered into between the parties in March 1995, and Technology Ventures paid in full to the Services Subsidiary the remaining principal balance and all accrued interest due under its $75,000 promissory note (the "Tech Ventures Note").

  The purchase price of $4,196,000 was determined by including the following:
(i) 225,000 shares of common stock at $8.00 per share or $1,800,000, (ii) a note payable of $1,100,000 discounted for no interest at 9.0% for two years resulting in a net note payable of $934,000, (iii) cash paid of $62,000, and
(iv) a warrant valued at $1,400,000, determined using the Black Scholes Model using expected volatility of 65%, an expected term of two years, and a risk free rate of 5.5% to determine a value per share of $4.67 or a total value of $1,400,000. The Company has accounted for the transaction using the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on the fair market value at the date of acquisition. Goodwill resulting from the transaction in the amount of $4,159,000 will be amortized over 15 years. The Company will impute interest on the note payable and recognize the interest over the term of the note, two years.

12. PREFERRED STOCK CONVERSION WAIVERS

  Subsequent to December 31, 1997, the Company obtained waivers from the preferred stockholders eliminating the requirement that the initial public offering price and the gross proceeds from an initial public offering be at a defined threshold in order for the conversion of the preferred stock to be effected immediately upon an initial public offering. See Note 9.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                ASSETS
CURRENT ASSETS:
  Cash................................................................. $ 5,180
  Accounts receivable, less allowance for doubtful accounts of $498....   3,902
  Accounts receivable--related party...................................       5
  Prepaids and other current assets....................................      71
                                                                        -------
    Total current assets...............................................   9,158
                                                                        -------
PROPERTY AND EQUIPMENT:
  Furniture and equipment..............................................   3,533
  Leasehold improvements...............................................     116
                                                                        -------
    Total property and equipment.......................................   3,649
  Less accumulated depreciation........................................  (1,830)
                                                                        -------
    Property and equipment, net........................................   1,819
                                                                        -------
OTHER ASSETS:
  Intangible assets, net of accumulated amortization of $1,302.........   6,003
  Deposits and other long-term assets..................................     180
                                                                        -------
    Total other assets.................................................   6,183
                                                                        -------
    Total assets....................................................... $17,160
                                                                        =======


   The accompanying notes are an integral part of this unaudited consolidated balance sheet.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEET--(CONTINUED)

                                 MARCH 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Note payable, net of discount of $160............................... $   940
  Accounts payable and accrued liabilities............................   4,792
  Deferred revenue....................................................   5,421
  Current maturities of long-term debt................................   1,782
                                                                       -------
    Total current liabilities.........................................  12,935
NONCURRENT LIABILITIES:
  Deferred revenue....................................................   3,471
  Long-term debt, net of current maturities...........................     437
                                                                       -------
    Total liabilities.................................................  16,843
                                                                       -------
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series A, 262,500 shares issued and outstanding.....................   1,050
  Series B, 454,888 shares issued and outstanding.....................   3,025
  Series C, 428,572 shares issued and outstanding.....................   3,000
  Series D, 719,299 shares issued and outstanding.....................   6,150
  Series E, 697,675 shares issued and outstanding.....................   6,000
  Series F, 628,809 shares issued and outstanding.....................   6,037
                                                                       -------
    Total redeemable convertible preferred stock......................  25,262
                                                                       -------
STOCKHOLDERS' DEFICIT:
  Preferred stock, $1 par value; 3,500,000 shares authorized;
   3,191,743 shares of redeemable convertible preferred stock issued
   and outstanding....................................................       0
  Common stock, $.0001 par value; 9,000,000 shares authorized;
   1,715,581 shares issued ...........................................       0
  Additional paid in capital..........................................   3,367
  Accumulated deficit................................................. (28,320)
  Warrants............................................................   2,052
  Less treasury stock, at cost........................................      (2)
  Note from stockholder...............................................    (612)
  Deferred compensation...............................................  (1,430)
                                                                       -------
    Total stockholders' deficit....................................... (24,945)
                                                                       -------
    Total liabilities and stockholders' deficit....................... $17,160
                                                                       =======

   The accompanying notes are an integral part of this unaudited consolidated balance sheet.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                               QUARTERS ENDED
                                                                 MARCH 31,
                                                               ---------------
                                                                1997     1998
                                                               -------  ------
                                                                (UNAUDITED)
REVENUES:
  License fees................................................ $ 1,938  $3,630
  Services fees...............................................   1,611   3,052
  Maintenance fees............................................     897   1,599
                                                               -------  ------
    Total revenues............................................   4,446   8,281
                                                               -------  ------
COST OF REVENUES:
  License fees................................................     178     260
  Services fees...............................................   1,142   2,182
  Maintenance fees............................................     428     681
                                                               -------  ------
    Total cost of revenues....................................   1,748   3,123
                                                               -------  ------
OPERATING EXPENSES:
  Research and development....................................   1,927   1,268
  Sales and marketing.........................................   2,243   2,493
  General and administrative..................................     864   1,632
                                                               -------  ------
    Total operating expenses..................................   5,034   5,393
                                                               -------  ------
OPERATING LOSS................................................  (2,336)   (235)
INTEREST EXPENSE, net.........................................       0      30
MINORITY INTEREST.............................................     (98)    (36)
                                                               -------  ------
NET LOSS...................................................... $(2,434) $ (301)
                                                               =======  ======
BASIC AND DILUTED NET LOSS PER SHARE.......................... $ (1.77) $(0.20)
                                                               =======  ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING....................   1,376   1,539
                                                               =======  ======


  The accompanying notes are an integral part of these unaudited consolidated statements.

                       SQL FINANCIALS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                               QUARTERS ENDED
                                                                 MARCH 31,
                                                               ---------------
                                                                1997     1998
                                                               -------  ------
                                                                (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.................................................... $(2,434) $ (301)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation and amortization.............................     357     390
    Minority interest.........................................      98      36
    Amortization of debt discount.............................       0      14
    Deferred compensation.....................................      10      53
    Changes in operating assets and liabilities:
      Accounts receivable.....................................    (862)    643
      Prepaids and other current assets.......................     (28)   (201)
      Deposits and other long term assets.....................    (100)    (28)
      Accounts payable and accrued liabilities................     393    (361)
      Deferred revenue........................................     551  (1,362)
      Other noncurrent liabilities............................     (24)      8
                                                               -------  ------
        Total adjustments.....................................     395    (808)
        Net cash used in operating activities.................  (2,039) (1,109)
INVESTING ACTIVITIES:
  Purchases of property and equipment.........................    (145)   (515)
  Purchases of minority interest in subsidiary................       0     (62)
  Purchases of intangible assets..............................       0    (150)
                                                               -------  ------
        Net cash used in investing activities.................    (145)   (727)
FINANCING ACTIVITIES:
  Proceeds from issuance of redeemable convertible preferred
   stock......................................................       0     150
  Proceeds from issuance of common stock......................       1      12
  Proceeds from notes payable and short term borrowings, net..   1,146       0
  Repayments of long-term debt................................       0    (118)
  Dividends paid to holder of minority interest...............     (45)   (241)
                                                               -------  ------
        Net cash provided by (used) in financing activities...   1,102    (197)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............  (1,082) (2,033)
CASH AND CASH EQUIVALENTS, beginning of period................   3,279   7,213
                                                               -------  ------
CASH AND CASH EQUIVALENTS, end of period...................... $ 2,197  $5,180
                                                               =======  ======
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Cash paid for interest...................................... $    24  $   60
                                                               =======  ======

  The accompanying notes are an integral part of these unaudited consolidated statements.

         NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying unaudited balance sheet as of March 31, 1998, and the unaudited statements of operations and cash flows for the quarters ended March 31, 1997 and 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information and instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information in notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the unaudited financial statements for this interim period have been included. The results of the interim periods are not necessarily indicative of the results to be obtained for the year ended December 31, 1998. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere herein.

2. EARNINGS PER SHARE

  Basic and diluted net loss per share was computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," using the weighted average number of common shares outstanding. Historical basic and diluted net loss per share does not include the impact of common stock equivalents, including redeemable convertible preferred stock, as their effect would be antidilutive.

3. ACQUISITION OF MINORITY INTEREST IN THE SERVICES SUBSIDIARY

  On February 5, 1998, the Company purchased the 20% interest in SQL Financial Services, LLC (the "Services Subsidiary") from Technology Ventures, LLC ("Technology Ventures") a related party controlled by Joseph S. McCall, a director of the Company. In exchange for the 20% interest in the Services Subsidiary, the Company issued 225,000 shares of common stock to Technology Ventures and granted Technology Ventures a warrant to purchase an additional 300,000 shares of common stock at a purchase price of $3.67 per share. The warrant expires on February 5, 2000. In addition, the Company agreed to pay Technology Ventures the sum of $1,100,000 due February 5, 2000, pursuant to a non-negotiable, non-interest-bearing subordinated promissory note. Technology Ventures has agreed not to sell any of its shares for a period of 180 days after the effective date of the offering. The Company also agreed to pay Technology Ventures a monthly sum equal to 20% of the net profits of the Services Subsidiary until the earlier of (i) the completion of the Offering or
(ii) a sale of the Company. Any payments made to Technology Ventures for this 20% of net profits of the Services Subsidiary will be recorded by the Company as additional purchase price at the time of payment.

                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Balance Sheet as of March 31, 1998 was prepared as if the conversion of the redeemable convertible preferred stock into 4,787,594 shares of common stock had occurred on such date (the "Conversion").

  The following Unaudited Pro Forma Statements of Operations for the quarter ended March 31, 1998 and the year ended December 31, 1997 was prepared as if the purchase of the 20% interest in SQL Financial Services, LLC (the "Services Subsidiary") from Technology Ventures, LLC ("Technology Ventures"), a related party controlled by Joseph S. McCall, a director of the Company, was completed on January 1, 1997 (the "Acquisition"). The Acquisition included the issuance of 225,000 shares of common stock to Technology Ventures, a warrant to purchase an additional 300,000 shares of common stock at a purchase price of $3.67 per share, and a note payable of $1,100,000.

  The Unaudited Pro Forma Financial Statements are derived from the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes. In the opinion of management, all adjustments necessary to present fairly such unaudited financial information have been made. These Unaudited Pro Forma Financial Statements are provided for information purposes only and do not purport to represent what the Company's results will be for any future period. The pro forma information does not give effect to the proceeds of the Offering.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        HISTORICAL    PRO FORMA    PRO FORMA
                                      MARCH 31, 1998 ADJUSTMENTS MARCH 31, 1998
                                      -------------- ----------- --------------
               ASSETS
CURRENT ASSETS:
  Cash...............................    $ 5,180                    $ 5,180
  Accounts receivable................      3,902                      3,902
  Accounts receivable--related
   party.............................          5                          5
  Prepaids and other current assets..         71                         71
                                         -------                    -------
    Total current assets.............      9,158                      9,158
                                         -------                    -------
PROPERTY AND EQUIPMENT:
  Furniture and equipment............      3,533                      3,533
  Leasehold improvements.............        116                        116
                                         -------                    -------
    Total property and equipment.....      3,649                      3,469
  Less accumulated deprecation.......     (1,830)                    (1,830)
                                         -------                    -------
    Property and equipment, net......      1,819                      1,819
                                         -------                    -------
OTHER ASSETS:
  Intangible assets..................      6,003                      6,003
  Deposits and other long-term
   assets............................        180                        180
                                         -------                    -------
    Total other assets...............      6,183                      6,183
                                         -------                    -------
    Total assets.....................    $17,160                    $17,160
                                         =======                    =======


             See notes to unaudited pro forma financial statements

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 MARCH 31, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                      HISTORICAL    PRO FORMA      PRO FORMA
                                    MARCH 31, 1998 ADJUSTMENTS   MARCH 31, 1998
                                    -------------- -----------   --------------
   LIABILITIES AND STOCKHOLDERS'
              DEFICIT
CURRENT LIABILITIES:
  Note payable.....................    $   940                      $   940
  Accounts payable and accrued
   liabilities.....................      4,792                        4,792
  Deferred revenue.................      5,421                        5,421
  Current maturities of long-term
   debt............................      1,782                        1,782
                                       -------                      -------
    Total current liabilities......     12,935                       12,935
NONCURRENT LIABILITIES:
  Deferred revenue.................      3,471                        3,471
  Long-term debt, net of current
   maturities......................        437                          437
                                       -------                      -------
    Total liabilities..............     16,843                       16,843
                                       -------                      -------
REDEEMABLE CONVERTIBLE PREFERRED
 STOCK
  Series A, 262,500 shares issued
   and outstanding.................      1,050        (1,050)(a)          0
  Series B, 454,888 shares issued
   and outstanding.................      3,025        (3,025)(a)          0
  Series C, 428,572 shares issued
   and outstanding.................      3,000        (3,000)(a)          0
  Series D, 719,299 shares issued
   and outstanding.................      6,150        (6,150)(a)          0
  Series E, 697,675 shares issued
   and outstanding.................      6,000        (6,000)(a)          0
  Series F, 628,809 shares issued
   and outstanding.................      6,037        (6,037)(a)          0
                                       -------       -------        -------
    Total redeemable convertible
     preferred stock...............     25,262       (25,262)             0
                                       -------       -------        -------
STOCKHOLDERS' DEFICIT:
  Preferred stock, $1 par value,
   3,191,743 issued and outstanding
   at March 31, 1998, no shares
   issued and outstanding pro
   forma...........................          0                            0
  Common stock, $.0001 par value;
   1,715,581 shares issued and
   outstanding at March 31, 1998,
   6,503,175 shares issued and
   outstanding pro forma...........          0             1(a)           1
  Additional paid in capital.......      3,367        25,261(a)      28,628
  Accumulated deficit..............    (28,320)                     (28,320)
  Warrants.........................      2,052                        2,052
  Less treasury stock, at cost.....         (2)                          (2)
  Note from shareholder............       (612)                        (612)
  Deferred compensation............     (1,430)                      (1,430)
                                       -------                      -------
    Total stockholders' deficit....    (24,945)                         317
                                       -------                      -------
    Total liabilities and
     stockholders' deficit.........    $17,160                      $17,160
                                       =======                      =======

             See notes to unaudited pro forma financial statements

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE QUARTER ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                    HISTORICAL                    PRO FORMA
                                  FOR THE QUARTER              FOR THE QUARTER
                                       ENDED       PRO FORMA        ENDED
                                  MARCH 31, 1998  ADJUSTMENTS  MARCH 31, 1998
                                  --------------- -----------  ---------------
REVENUES:
  License fees...................     $3,630                       $3,630
  Services fees..................      3,052                        3,052
  Maintenance fees...............      1,599                        1,599
                                      ------                       ------
    Total revenues...............      8,281                        8,281
                                      ------                       ------
COST OF REVENUES:
  License fees...................        260                          260
  Services fees..................      2,182                        2,182
  Maintenance fees...............        681                          681
                                      ------                       ------
    Total cost of revenues.......      3,123                        3,123
                                      ------                       ------
OPERATING EXPENSES:
  Research and development.......      1,268                        1,268
  Sales and marketing............      2,493                        2,493
  General and administrative.....      1,632            23(b)       1,655
                                      ------                       ------
    Total operating expenses.....      5,393                        5,416
                                      ------                       ------
OPERATING LOSS...................       (235)                        (258)
INTEREST EXPENSE, net............         30             7(c)          37
MINORITY INTEREST................        (36)           36(d)         --
                                      ------                       ------
NET LOSS.........................     $ (301)                      $ (295)
                                      ======                       ======
BASIS AND DILUTED NET LOSS PER
 SHARE...........................     $(0.20)                      $(0.05)
                                      ======                       ======
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING.....................      1,539                        6,417
                                      ======                       ======


             See notes to unaudited pro forma financial statements

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                   HISTORICAL                     PRO FORMA
                                  FOR THE YEAR                  FOR THE YEAR
                                      ENDED        PRO FORMA        ENDED
                                DECEMBER 31, 1997 ADJUSTMENTS DECEMBER 31, 1997
                                ----------------- ----------- -----------------
REVENUES:
  License fees................       $13,506                       $13,506
  Services fees...............         7,786                         7,786
  Maintenance fees............         4,696                         4,696
                                     -------                       -------
    Total revenues............        25,988                        25,988
                                     -------                       -------
COST OF REVENUES:
  License fees................         1,205                         1,205
  Services fees...............         5,402                         5,402
  Maintenance fees............         1,973                         1,973
                                     -------                       -------
    Total cost of revenues....         8,580                         8,580
                                     -------                       -------
OPERATING EXPENSES:
  Research and development....         7,190                         7,190
  Sales and marketing.........         9,515                         9,515
  General and administrative..         4,061         277(b)          4,338
                                     -------                       -------
    Total operating expenses..        20,766                        21,043
                                     -------                       -------
OPERATING LOSS................        (3,358)                       (3,635)
INTEREST EXPENSE, net.........           274          84(c)            358
MINORITY INTEREST.............          (478)        478(d)            --
                                     -------                       -------
NET LOSS......................       $(4,110)                      $(3,993)
                                     =======                       =======
BASIC AND DILUTED NET LOSS PER
 SHARE........................       $ (2.97)                      $ (0.62)
                                     =======                       =======
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING..................         1,386                         6,399
                                     =======                       =======


             See notes to unaudited pro forma financial statements

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited pro forma balance sheet as of March 31, 1998 reflects the following as if it occurred on March 31, 1998:

    (a) the conversion of the redeemable convertible preferred stock into 4,787,594 shares of common stock on the effective date of the Offering as if the conversion had occurred on such date by transferring the value of the redeemable convertible preferred stock to additional paid in capital and common stock.

  The unaudited pro forma statement of operations for the quarter ended March 31, 1998 and the year ended December 31, 1997 reflects the Acquisition as if they occurred on January 1, 1997 and is based on the historical statements of operations, adjusted to reflect the following:

    (b) The additional amortization of goodwill, to be recognized upon the Acquisition, of $23,000 for the quarter ended March 31, 1998 and $277,000 for the year ended December 31, 1997. The purchase price of $4,196,000 was determined by including the following (i) 225,000 shares of common stock valued at $8.00 per share or $1,800,000; (ii) a note payable of $1,100,000 discounted for no interest at 9.0% for two years, resulting in a net note payable of $934,000; (iii) cash paid of $62,000, and (iv) a warrant valued at $1,400,000, determined using the Black Scholes Model using an expected volatility of 65%, and expected term of two years and a risk free rate of return of 5.5%. Goodwill in the amount of $4,159,000 will be amortized over 15 years.

    (c) the additional interest expense on the note payable of $7,000 for the quarter ended March 31, 1998 and $84,000 for the year ended December 31, 1997.

    (d) the elimination of the minority interest in the Services Subsidiary of $36,000 for the quarter ended March 31, 1998 and $478,000 for the year ended December 31, 1997.

    (e) The basic and diluted earnings per share is effected by the including the weighted average shares and the shares of common stock to be issued upon the conversion of the preferred stock upon the effective date of the Offering and the full effect of the shares issued in the Acquisition as follows (in thousands):

                                                          MARCH 31, DECEMBER 31,
                                                            1998        1997
                                                          --------- ------------
   Weighted shares.......................................   1,539      1,386
   Conversion of Preferred Stock.........................   4,788      4,788
   Effect of shares issued in Acquisition................      90        225
                                                            -----      -----
                                                            6,417      6,399
                                                            =====      =====

                   [LOGO OF S.Q.L. FINANCIALS APPEARS HERE]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been au-thorized by the Company or the Underwriters. This Prospectus does not consti-tute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction in which such an offer or so-licitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the infor-mation contained herein is correct as of any time subsequent to the date here-of.

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                               TABLE OF CONTENTS

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
Prospectus Summary........................................................   3
Risk Factors..............................................................   7
Use of Proceeds...........................................................  17
Dividend Policy...........................................................  17
Capitalization............................................................  18
Dilution..................................................................  19
Selected Consolidated Financial Data......................................  20
Management's Discussion and Analysis of Financial Conditions and Results
 of Operations............................................................  22
Business..................................................................  33
Management................................................................  44
Principal Stockholders....................................................  52
Certain Transactions......................................................  54
Description of Capital Stock..............................................  56
Shares Eligible for Future Sale...........................................  58
Underwriting..............................................................  60
Legal Matters.............................................................  62
Experts...................................................................  62
Additional Information....................................................  62
Index to Combined Financial Statements.................................... F-1

  Until June 20, 1998 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addi-tion to the obligation of dealers to deliver a Prospectus when acting as Un-derwriters and with respect to their unsold allotments or subscriptions.

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                               2,500,000 SHARES

                   [LOGO OF SQL(R) FINANCIALS APPEARS HERE]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

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                     NationsBanc Montgomery Securities LLC

                              Piper Jaffray Inc.

                                UBS Securities


                                 May 26, 1998


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